UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

TOYS “R” US, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.10 per share, of Toys “R” Us, Inc. (“Toys common stock”)

(2)	Aggregate number of securities to which transaction applies: 216,937,183 shares of Toys common stock 26,227,096 options to purchase shares of Toys common stock with exercise prices below $26.75 2,019,811 shares of restricted Toys common stock and rights to receive Toys common stock pursuant to stock unit awards

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 216,937,183 shares of Toys common stock multiplied by $26.75 per share, (B) 2,019,811 shares of restricted Toys common stock and rights to receive Toys common stock pursuant to stock unit awards multiplied by $26.75 and (C) options to purchase 26,227,096 shares of Toys common stock with exercise prices below $26.75, multiplied by $8.64 per share (which is the difference between $26.75 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001177 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$6,083,701,699

(5)	Total fee paid:

$716,051.69

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ONE GEOFFREY WAY

WAYNE, NEW JERSEY 07470

[            ], 2005

Dear Stockholder:

The board of directors of Toys “R” Us, Inc. (“Toys” or the “Company”) has unanimously approved a merger providing for the acquisition of the Company by Global Toys Acquisition, LLC, an entity owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co., L.P. and Vornado Realty Trust. If the merger is completed, you will receive $26.75 in cash, without interest, for each share of the Company’s common stock you own, unless you have properly exercised your appraisal rights.

You will be asked, at a special meeting of the Company’s stockholders, to adopt the merger agreement. The board of directors has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement and has unanimously declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company’s stockholders. The board of directors unanimously recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement.

The time, date and place of the special meeting to consider and vote upon the adoption of the merger agreement are as follows:

[            ] a.m. Eastern Time, [            ], 2005

[Address]

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK YOU OWN. BECAUSE THE ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMPANY’S OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO VOTE YOUR SHARES BY PROMPTLY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED OR USE TELEPHONE OR INTERNET VOTING PRIOR TO THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,

John H. Eyler, Jr.

Chairman of the Board, Chief Executive Officer and President

THIS PROXY STATEMENT IS DATED [            ], 2005

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT [            ], 2005.

ONE GEOFFREY WAY

WAYNE, NEW JERSEY 07470

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [    ], 2005

Dear Stockholder:

A special meeting of stockholders of Toys “R” Us, Inc., a Delaware corporation (“Toys” or the “Company”), will be held on [                 ], 2005, at [    ] a.m., Eastern Time, at [    ], for the following purposes:

1.	To consider and vote on the adoption of the Agreement and Plan of Merger dated as of March 17, 2005, by and among the Company, Global Toys Acquisition, LLC (the “Parent”), and Global Toys Acquisition Merger Sub, Inc., a wholly owned subsidiary of Parent (“Acquisition Sub”), as it may be amended from time to time, pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.10 per share, of the Company (other than shares held in the treasury of the Company or owned by Acquisition Sub, Parent or any wholly owned subsidiary of Parent or the Company and other than shares held by a stockholder who properly demands statutory appraisal rights) will be converted into the right to receive $26.75 in cash, without interest; and

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record on [                 ], 2005, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy, or submit your proxy by telephone or the Internet prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement. If you are a stockholder of record and do attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

By order of the board of directors,

Christopher K. Kay

Executive Vice President – Chief Operating Officer

    and Corporate Secretary

                 , 2005

TAB LE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	1
SUMMARY	3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	9
THE PARTIES TO THE MERGER	10
THE SPECIAL MEETING	10
Time, Place and Purpose of the Special Meeting	10
Record Date and Voting	10
Required Vote	11
Proxies; Revocation	11
Adjournments and Postponements	12
THE MERGER	12
Background of the Merger	12
Reasons for the Merger	18
Recommendation of the Company’s Board of Directors	21
Opinions of the Company’s Financial Advisors	21
Financing	34
Interests of the Company’s Directors and Executive Officers in the Merger	35
Material United States Federal Income Tax Consequences	40
Regulatory Approvals	42
Litigation	43
THE MERGER AGREEMENT	43
Effective Time	44
Structure	44
Treatment of Stock and Options	44
Exchange and Payment Procedures	45
Representations and Warranties	46
Conduct of Our Business Pending the Merger	48
Stockholders Meeting	50
No Solicitation of Transactions	50
Employee Benefits	51
Agreement to Take Further Action and to Use Reasonable Best Efforts	52
Existing Indebtedness	52
Cooperation	52
Conditions to the Merger	53
Termination	55
Fees and Expenses	56
Amendment and Waiver	56
MARKET PRICE OF THE COMPANY’S STOCK	57
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS	58
SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	58
RIGHTS OF APPRAISAL	61
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS	63
SUBMISSION OF STOCKHOLDER PROPOSALS	64
WHERE YOU CAN FIND ADDITIONAL INFORMATION	64

ANNEX A Agreement and Plan of Merger, dated as of March 17, 2005, among Global Toys Acquisition, LLC, Global Toys Acquisition Merger Sub, Inc., and Toys “R” Us, Inc.	A-1
ANNEX B Opinion of Credit Suisse First Boston	B-1
ANNEX C Opinion of Duff & Phelps, LLC	C-1
ANNEX D Section 262 of the Delaware General Corporation Law	D-1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Toys “R” Us, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Toys,” “Company,” “we,” “our,” “ours,” and “us” refer to Toys “R” Us, Inc. and references to subsidiaries of the Company exclude Toys “R” Us-Japan, Ltd.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by an entity owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC (“Bain”), Kohlberg Kravis Roberts & Co., L.P. (“KKR”), and Vornado Realty Trust (“Vornado”, and together with Bain and KKR, the “Sponsors”) pursuant to an Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”) dated as of March 17, 2005 among the Company, Global Toys Acquisition, LLC (“Parent”), and Global Toys Acquisition Merger Sub, Inc., a wholly owned subsidiary of Parent (“Acquisition Sub”). Once the merger agreement has been adopted by the Company’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Acquisition Sub will merge with and into Toys (the “merger”). Toys will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly owned subsidiary of Parent.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $26.75 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $2,675.00 in cash in exchange for your Toys shares.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at [•], on [•], at [•] Eastern Time.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement.

Q:	How does the Company’s board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. You should read “The Merger—Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by submitting your proxy via:

(1) telephone, using the toll-free number listed on each proxy card (if you are a registered stockholder, that is if you hold your stock in your name) or vote instruction card (if your shares are held in “street name, “ that is if your shares are held in the name of a broker, bank or other nominee, and your bank, broker or nominee makes voting by telephone available);

(2) the Internet, at the address provided on each proxy card (if you are a registered stockholder) or vote instruction card (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available); or

(3) mail, by marking, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Company’s Corporate Secretary in writing or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed by the end of July 2005. In order to complete the merger, we must obtain stockholder approval and satisfy the other closing conditions under the merger agreement. See “The Merger Agreement—Conditions to the Merger.”

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, Georgeson Shareholder Communications Inc., toll-free at [•]. If your broker holds your shares, you should also call your broker for additional information.

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (Page 10)

Toys “R” Us, Inc.

One Geoffrey Way

Wayne, New Jersey 07470

(973) 617-3500

Toys “R” Us, Inc. is a worldwide specialty retailer of toys, baby products and children’s apparel. At the end of the fiscal year, January 29, 2005, we operated 1,499 retail stores worldwide. These consisted of 898 locations in the United States, comprised of 681 toy stores and 217 specialty baby-juvenile stores under the name Babies “R” Us. Internationally, as of January 29, 2005, we operated, licensed, or franchised an aggregate of 601 stores. We also sell merchandise through our Internet sites at www.toysrus.com, www.babiesrus.com, www.imaginarium.com, www.sportsrus.com and www.personalizedbyrus.com. Toys “R” Us, Inc. is incorporated in the state of Delaware.

Global Toys Acquisition, LLC

2800 Sand Hill Road, Suite 200

Menlo Park, California 94025

(650) 233-6560

Parent is a Delaware limited liability company owned in equal parts by investment funds affiliated with the Sponsors. Parent was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Global Toys Acquisition Merger Sub, Inc.

2800 Sand Hill Road, Suite 200

Menlo Park, California 94025

(650) 233-6560

Acquisition Sub is a Delaware corporation and a wholly owned subsidiary of Parent. Acquisition Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Special Meeting

Time, Place and Date (Page 10)

The special meeting will be held on [•], starting at [•], Eastern Time, at [•].

Purpose (Page 10)

You will be asked to consider and vote upon adoption of the merger agreement. The merger agreement provides that Acquisition Sub will be merged with and into the Company, and each outstanding share of the Company’s common stock (other than shares held in the treasury of the Company or owned by Acquisition Sub, Parent or any wholly owned subsidiary of Parent or the Company and other than shares held by a stockholder who properly demands statutory appraisal rights) will be converted into the right to receive $26.75 in cash, without interest.

The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies.

Record Date and Voting (Page 10)

You are entitled to vote at the special meeting if you owned shares of the Company’s common stock at the close of business on [                 ], 2005, the record date for the special meeting. You will have one vote for each share of the Company’s common stock that you owned on the record date. There are [•] shares of the Company’s common stock entitled to be voted.

Vote Required (Page 11)

For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. A failure to vote your shares of the Company’s common stock or an abstention will have the same effect as a vote against the merger.

Share Ownership of Directors and Executive Officers (Page 11)

As of [            ], 2005, the directors and current executive officers of Toys owned approximately [•]% of the shares of the Company’s common stock entitled to vote at the special meeting. Each of them has advised us that they plan to vote all of their shares in favor of the adoption of the merger agreement.

Voting and Proxies (Page 11)

Any Toys stockholder of record entitled to vote may submit a proxy by telephone, the Internet or returning the enclosed proxy by mail or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

Revocability of Proxy (Page 11)

Any Toys stockholder of record who executes and returns a proxy may revoke the proxy at any time before it is voted in any one of the following three ways:

•	filing with the Company’s Corporate Secretary, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy by telephone, the Internet or mail relating to the same shares to the Company’s Corporate Secretary, at or before the special meeting; or

•	attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

When the Merger Will be Completed (Page 44)

We are working to complete the merger as soon as possible. We anticipate completing the merger by the end of July 2005, subject to adoption of the merger agreement by the Company’s stockholders and the satisfaction of the other closing conditions.

Board Recommendation (Page 21)

After careful consideration, our board of directors, by the unanimous vote of the directors:

•	has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders;

•	has approved the merger agreement, the merger and the transactions contemplated by the merger agreement; and

•	recommends that Toys’ stockholders vote “FOR” the adoption of the merger agreement.

Opinions of the Company’s Financial Advisors (Page 21 and Annex B and Annex C)

Credit Suisse First Boston delivered its opinion to the Company’s board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $26.75 in cash per share, to be received by the Company’s stockholders pursuant to the merger agreement was fair from a financial point of view to the Company’s stockholders. In addition, Duff & Phelps, LLC (“Duff & Phelps”) delivered its opinion to the Company’s board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $26.75 in cash per share to be received by the Company’s stockholders pursuant to the merger agreement was fair from a financial point of view to the Company’s stockholders.

The opinions of Credit Suisse First Boston and Duff & Phelps do not constitute a recommendation as to how any of our stockholders should vote with respect to the merger agreement. The full text of the written opinions of Credit Suisse First Boston, dated March 16, 2005, and Duff & Phelps, dated March 16, 2005, which set forth the matters considered and assumptions made in connection with such opinions, are attached as Annex B and Annex C, respectively, to this proxy statement. We recommend that you read each entire opinion carefully. Pursuant to the terms of the engagement letter with each of Credit Suisse First Boston and Duff & Phelps, the Company has agreed to pay to each of Credit Suisse First Boston and Duff & Phelps a fee. Substantially all of the fee of Credit Suisse First Boston is payable only upon consummation of the merger.

Financing (Page 34)

In connection with the execution and delivery of the merger agreement, Parent obtained commitments to provide approximately $6.2 billion in debt financing, not all of which is expected to be drawn at the completion of the merger, consisting of (1) a $2.85 billion U.S. asset-based debt facility, (2) a $2.0 billion bridge facility, (3) a $1.0 billion European bridge facility and (4) a $350 million European working capital facility. Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the commitments. In addition, Parent has obtained an aggregate of $1.2 billion in equity commitments from affiliates of the Sponsors.

Treatment of Stock Options (Page 44)

The merger agreement provides that all outstanding Company stock options (other than UK Options (as defined below)) issued pursuant to the Company’s stock option plans, whether or not vested or exercisable, will be cashed out and canceled in connection with the completion of the merger. Each option holder will receive an amount in cash, less applicable withholding taxes, without interest, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess, if any, of $26.75 over the exercise price per share of common stock subject to such option.

If the amount of such product is zero, no payment will be made.

Holders of options outstanding under the Toys “R” Us 1994 UK Executive Share Option Scheme (the “UK Option Scheme”) immediately prior to the signing of the merger agreement (the “UK Options”) have been notified that their options are fully vested and may be exercised at any time prior to the merger. If the UK Options are not exercised prior to the close of the merger, these options will expire at the later of the completion of the merger or May 30, 2005.

Treatment of Restricted Shares and Stock Units (Page 45)

The merger agreement provides that:

•	each outstanding share of our restricted stock the restrictions of which have not lapsed immediately prior to the effective time of the merger will become fully vested and will be converted into the right to receive $26.75 in cash, without interest and less applicable withholding taxes; and

•	each outstanding right to receive our common stock pursuant to a stock unit award under any of our stock plans, whether or not vested, will be canceled, and the holder of the stock unit will be entitled to receive $26.75 in cash, without interest and less applicable withholding taxes.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 35)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will have their vested and unvested stock options, restricted stock and stock unit awards cashed out and canceled in connection with the merger, meaning that they will receive cash payments for each share of common stock subject to such option equal to the excess, if any, of $26.75 per share over the exercise price per share of their options, without interest and less applicable withholding taxes, and they will receive $26.75 per share for their restricted stock and stock unit awards, without interest and less applicable withholding taxes;

•	each of our current executive officers, other than our chief executive officer, is eligible to receive a success bonus equal to two times his or her annual salary if he or she is still employed by us when the merger occurs;

•	each of our current executive officers has, and certain former executive officers have, a retention agreement that provides certain severance payments and benefits in the case of his or her termination of employment under certain circumstances and, in addition, in the event any benefit received by the executive officer gives rise to an excise tax for the executive officer, the executive officer is also entitled to a “gross-up” payment in an amount that would place the executive officer in the same after-tax position that he or she would have been in if no excise tax had applied;

•	at the completion of the merger, the Company will terminate all its non-qualified deferred compensation plans, including the supplemental executive retirement plan and any other non-qualified deferred compensation plans in which our executive officers or directors participate, and will cause all accounts thereunder to be distributed to participants; also, at the end of the year, the Company will make a cash payment to supplemental executive retirement plan participants equal to the normal contribution that would have been made for the current year under that plan; and

•	the merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger as well as insurance coverage covering his or her service to the Company as a director or officer.

Material United States Federal Income Tax Consequences (Page 40)

If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of the Company’s common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.

Procedure for Receiving Merger Consideration (Page 45)

As soon as practicable after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Toys stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions (Page 50)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a superior proposal.

Conditions to the Merger (Page 53)

Before we can complete the merger, a number of conditions must be satisfied. These include:

•	the receipt of Company stockholder approval;

•	the absence of governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing;

•	the absence of actions or suits instituted by a governmental authority seeking to prohibit or challenging the completion of the merger;

•	clearance under antitrust and competition laws;

•	absence of a material adverse effect; and

•	the receipt by us, Parent or Acquisition Sub of the proceeds from the debt financing.

Termination of the Merger Agreement (Page 55)

Toys, Parent and Acquisition Sub may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Toys have adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

•	by either Parent or the Company if:

•	the closing has not occurred on or before September 15, 2005 (in certain specified circumstances such date may be extended by either Parent or us until October 31, 2005);

•	a final, non-appealable governmental order prohibits the merger;

•	the Company stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof;

•	there is a material breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied;

•	by Parent, if our board of directors withdraws, modifies or changes its recommendation or approval of the transactions contemplated by the merger agreement in a manner adverse to Parent or recommends or approves an acquisition proposal other than the transactions contemplated by the merger agreement; or

•	by the Company, prior to the special meeting, if we receive a superior proposal in accordance with the terms of the merger agreement, but only after we have provided Parent a three business day period to revise the terms and conditions of the merger agreement and paid the termination fee described below.

Termination Fees and Expenses (Page 56)

Under certain circumstances, in connection with the termination of the merger agreement, the Company will be required to pay Parent up to $247.5 million in termination fees and expenses.

Market Price of Toys Stock (Page 57)

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “TOY.” On March 16, 2005, which was the last trading day before we announced the merger, the Company’s common stock closed at $24.77 per share. On [                    ], 2005, which was the last trading day before this proxy statement was printed, the Company’s common stock closed at $[•] per share.

Rights of Appraisal (Page 61 and Annex D)

Delaware law provides you with appraisal rights in the merger. This means that, if you comply with the procedures for perfecting appraisal rights provided for under Delaware law, you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the special meeting and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of Section 262 of the General Corporation Law of the State of Delaware (“DGCL”) is attached to this proxy statement as Annex D.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of store closings and restructurings, anticipated domestic or international development, our proposed merger, future financings, and other goals and targets. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	competition in the retail industry;

•	seasonality of our business;

•	changes in consumer preferences and consumer spending patterns;

•	general economic conditions in the United States and other countries in which we conduct our business;

•	the timing and receipt of approvals for the proposed merger;

•	our ability to implement our strategy;

•	availability of adequate financing;

•	our dependence on key vendors for our merchandise;

•	domestic and international events affecting the delivery of toys and other products to our stores;

•	economic, political and other developments associated with our international operations;

•	existence of adverse litigation; and

•	risks, uncertainties and factors set forth in our reports and documents filed with the United States Securities and Exchange Commission (which reports and documents should be read in conjunction with this proxy statement).

We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

THE PARTIES TO THE MERGER

Toys “R” Us, Inc.

Toys “R” Us, Inc. is a worldwide specialty retailer of toys, baby products and children’s apparel. At the end of the fiscal year, January 29, 2005, we operated 1,499 retail stores worldwide. These consisted of 898 locations in the United States, comprised of 681 toy stores and 217 specialty baby-juvenile stores under the name Babies “R” Us. Internationally, as of January 29, 2005, we operated, licensed, or franchised an aggregate of 601 stores. We also sell merchandise through our Internet sites at www.toysrus.com, www.babiesrus.com, www.imaginarium.com, www.sportsrus.com and www.personalizedbyrus.com. Toys “R” Us, Inc. is incorporated in the state of Delaware with its principal executive offices at One Geoffrey Way, Wayne, New Jersey 07470. The Company’s telephone number is (973) 617-3500.

Global Toys Acquisition, LLC

Parent is a Delaware limited liability company with its principal executive offices at 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. Parent’s telephone number is (650) 233-6560. Parent is owned in equal parts by investment funds affiliated with the Sponsors. Parent was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Global Toys Acquisition Merger Sub, Inc.

Acquisition Sub is a Delaware corporation and a wholly owned subsidiary of Parent. Acquisition Sub’s principal executive offices are located at 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025 and its telephone number is (650) 233-6560. Acquisition Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Acquisition Sub will merge with and into us. The Company will survive the merger and Acquisition Sub will cease to exist.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [•], starting at [•], Eastern Time, at [•] or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the merger agreement. Our stockholders must adopt the merger agreement for the merger to occur. If the stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on [                          ], 2005.

Record Date and Voting

The holders of record of the Company’s common stock as of the close of business on [                          ], 2005 the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [•] shares of the Company’s common stock outstanding.

The holders of a majority of the outstanding shares of the Company’s common stock on the record date represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of the Company’s common stock held in treasury by the

Company or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Each outstanding share of the Company’s common stock on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding on the record date. In order for your shares of the Company’s common stock to be included in the vote, if you are a stockholder of record, you must submit a proxy by telephone or the Internet or return the enclosed proxy card by mail or vote in person at the special meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the NYSE, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of such proposals. Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because adoption of the merger agreement requires the affirmative vote of a majority of the shares of the Company’s common stock outstanding on the record date, failures to vote, abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” adoption of the merger agreement.

As of [                          ], 2005, the directors and current executive officers of Toys beneficially owned, in the aggregate, [•] shares of the Company’s common stock, or approximately [•]% of the outstanding shares of the Company’s common stock. The directors and current executive officers have informed Toys that they intend to vote all of their shares of the Company’s common stock “FOR” the adoption of the merger agreement.

Proxies; Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If no instructions are indicated on your proxy card, your shares of the Company’s common stock will be voted “FOR” the adoption of the merger agreement.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Corporate Secretary in writing, submit a proxy by telephone, the Internet or mail dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Toys does not expect that any matter other than the adoption of the merger agreement will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Toys will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Toys may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Toys will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Toys has retained Georgeson Shareholder Communications Inc. to assist it in the solicitation of proxies for the special meeting and will pay Georgeson Shareholder Communications Inc. a fee of approximately $7,500, plus reimbursement of out-of-pocket expenses.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. If a quorum exists, then a majority of the votes cast by holders of shares of the Company’s common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Alternatively, if no quorum exists, then the chairman or a majority in interest of the stockholders present at the special meeting may adjourn the special meeting. Any signed proxies received by the Company will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” adoption of the merger agreement will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

THE MERGER

Background of the Merger

Over the past few years, the Company’s performance and prospects have been adversely impacted by significant developments in the retail toy industry. Discount and mass merchandisers who have greater financial resources and lower operating expenses have driven down pricing and reduced profit margins for other players in the retail toy industry. Additionally, the Company’s toy sales have been negatively impacted by changing consumer habits, including “age compression,” which is the acceleration of children abandoning traditional toy categories at increasingly younger ages for cell phones, DVD players, CD players, MP3 devices and other electronic devices.

As a result of these trends and the performance of the U.S. toy stores in the 2003 holiday season, the Company decided to conduct a thorough strategic evaluation of all of its worldwide assets and operations to determine the optimal configuration and uses of its resources. The Company announced this decision publicly in January 2004. Following the announcement, the Company selected Credit Suisse First Boston as its financial advisor. After the Company retained Credit Suisse First Boston, the Company’s management and Credit Suisse First Boston commenced a review of the Company and its businesses.

Throughout the strategic evaluation, the board of directors of the Company and the executive committee of the board of directors met regularly and consulted with the Company’s management, Credit Suisse First Boston, Simpson Thacher & Bartlett LLP, which had been retained as counsel to the Company in connection with the strategic evaluation, Skadden Arps, Slate, Meagher & Flom LLP (“Skadden Arps”), which had been retained as counsel to represent the board of directors in connection with the strategic evaluation, and Alston & Bird LLP, which had been retained as counsel to the Company with respect to employee benefits matters. Duff & Phelps was also initially retained by the Company to provide solvency advice and was later requested to provide a fairness opinion to the board of directors. Early in the process in 2004, in connection with the strategic evaluation, the Company also consulted with DJM Asset Management, which had been previously retained by the Company to provide real estate valuations in conjunction with the disposition of the entire real estate portfolio of the Kids “R” Us business and Alix Partners with respect to potential contemplated cost reductions throughout the Company. During the course of the process, the board of directors held 15 meetings and the executive committee of the board of directors held 19 meetings to discuss the strategic alternatives available to the Company. In general, the executive committee of the board of directors (a standing committee of the board that predated the strategic evaluation) met between meetings of the board of directors to address matters relating to the strategic evaluation that arose in the interim and to assist in setting the framework for presenting matters to the board of directors at its next meeting. After the board of directors retained Skadden Arps as counsel for the board of directors, Skadden Arps attended every meeting of the board of directors and the executive committee.

At its meetings held on March 2, May 12, June 1, June 2, June 29 and July 13, 2004, the board of directors received updates as to the ongoing progress of the strategic evaluation and discussed the strategic issues facing the Company and the strategic alternatives available to the Company. During the course of these meetings, representatives of Skadden Arps reviewed for the directors their legal duties in connection with the exploration of strategic alternatives and discussed legal issues related to such exploration. The board of directors and the executive committee over the course of this series of meetings reviewed management’s assessment of the Company’s current position, including, among other matters, the Company’s strategic plan, financial results and prospects, and the increased competition in the retail toy industry. At the meetings of the board of directors and of the executive committee, representatives of Credit Suisse First Boston discussed various financial analyses relating to the Company and each of its business segments. Representatives of Credit Suisse First Boston also addressed the alternatives of a potential sale of the entire Company and an initial public offering of 100% of the capital stock of a newly formed entity to operate the Babies “R” Us business. After taking into account the advice of management and Credit Suisse First Boston, the strategic alternatives that appeared to the board of directors as having the most promise consisted of (1) continuing to operate all of the retail divisions as a single corporate entity, but eliminating a substantial number of toys stores and substantially decreasing expenses, (2) a spin-off or an initial public offering of 20% of the capital stock of a newly formed entity to operate the Babies “R” Us business, (3) a spin-off or an initial public offering of the capital stock of a newly formed entity to operate the Babies “R” Us business and subsequent sale of the domestic and international toys business (“global toys”) in whole or in pieces and (4) operation of the Babies “R” Us business as the Company’s sole retail division and the sale of the global toys business in whole or in pieces. The board of directors discussed these alternatives and management and Credit Suisse First Boston responded to questions from the board of directors. A spin-off of the global toys business was also discussed as another potential strategic alternative but the board of directors, after taking into account the advice of management and Credit Suisse First Boston, did not view a spin-off of the global toys business as an attractive alternative. By the time of the July 13th meeting, a tentative consensus of the board of directors had begun to coalesce around the strategic alternative of a spin-off of the Babies “R” Us business and the continuation of the global toys business in light of the benefits of separating the two businesses based upon, among other reasons, unlocking the higher growth potential of the Babies “R” Us business. The board of directors did not make any decision on any particular alternative, however, and deferred further consideration of the matter until the meeting of August 10, 2004.

On July 19, 2004, the Company received a letter from a group led by financial sponsors (the “initial bidding group”) expressing interest in acquiring the global toys business of the Company, subject to conducting due diligence. According to this letter, the proposed transaction would permit the stockholders of the Company to receive the cash proceeds from the sale of the global toys business and would preserve for the stockholders any future upside benefit arising from the equity ownership of the Babies “R” Us business. On July 22, 2004, the executive committee held a meeting to review the initial bidding group’s proposal as well as verbal inquiries received by Credit Suisse First Boston from another financial sponsor (the “second bidder”). The executive committee considered possible responses to the foregoing proposal and authorized Credit Suisse First Boston to pursue discussions with the initial bidding group. On July 26, 2004, representatives of Credit Suisse First Boston met with representatives of the initial bidding group to further discuss its proposal. At a meeting of the board of directors held on July 27, 2004, Credit Suisse First Boston updated the board of directors on the initial bidding group’s proposal as well as on verbal inquiries received from the second bidder. The board of directors discussed a potential sale of the global toys business, combined with a distribution of all or a substantial portion of the proceeds of the sale to the Company’s stockholders and retention of the Babies “R” Us business. Credit Suisse First Boston and management responded to questions from the board of directors. After July 2004, another financial sponsor joined the second bidder and one financial sponsor dropped out of the initial bidding group.

At a meeting of the board of directors on August 10, 2004, management and Credit Suisse First Boston further updated the board of directors on their work to date in exploring the strategic alternatives that had been discussed at the prior meetings of the board of directors. A representative of Skadden Arps reviewed for the board of directors its legal duties in connection with the exploration of strategic alternatives. Representatives of Credit Suisse First Boston reviewed financial matters relating to separating the businesses or continuing with the businesses operating as a single entity. Financial analyses reviewed by Credit Suisse First Boston with the board of directors indicated that the separation of the Babies “R” Us business from the global toys business and/or the sale of one business or both businesses separately or together would reasonably be expected to generate higher gross aggregate values than the operation of the businesses as currently constituted within the Company. A representative of Simpson Thacher & Bartlett advised the board of directors on the key legal issues regarding the separation of the businesses, including the sale of the global toys business and a spin-off of the Babies “R” Us business. Management discussed with the board of directors the liquidation values of the global toys business and advised the board of directors with respect to issues relating to a spin-off of the Babies “R” Us business. Management also reviewed for the board of directors the risks and opportunities relating to maintaining the status quo and certain other strategic alternatives. The board of directors also received a presentation and advice from Alix Partners related to potential cost reductions. Credit Suisse First Boston, Simpson Thacher & Bartlett, Skadden Arps, Alix Partners and management responded to questions from the board of directors. After discussion, the board of directors authorized management to pursue the separation of the global toys business and Babies “R” Us business. In order to achieve this result, management was authorized by the board of directors to pursue simultaneously the sale of the global toys business and the spin-off of the Babies “R” Us business as alternative possibilities.

On August 11, 2004, the Company announced to the public that it had decided to pursue the separation of the global toys business and the Babies “R” Us business. The Company also announced that it was exploring, among other actions, the possible sale of the global toys business and the possible spin-off of the Babies “R” Us business.

Management, with the assistance of Credit Suisse First Boston, then began preparing a confidential information memorandum describing the global toys business for potential use in future discussions with interested parties. Representatives of Credit Suisse First Boston compiled a list of prospective financial and strategic buyers to be contacted directly by Credit Suisse First Boston regarding their potential interest in a possible transaction.

At the direction of the Company, Credit Suisse First Boston commenced contacting these potential buyers and identified additional parties which were also contacted as part of the ongoing process. Initial contacts were made with senior executives or representatives of 29 parties and consisted of a brief discussion of the Company’s possible interest in engaging in a sale of the global toys business and an inquiry as to whether the potential party would be interested in receiving further information.

At the meeting of the board of directors on September 20, 2004, management and representatives of Credit Suisse First Boston provided the board of directors with an update regarding the ongoing sale process with respect to the global toys business and on the Company’s work on a potential spin-off of the Babies “R” Us business.

On October 26, 2004, in order to facilitate the potential separation of the global toys business and the Babies “R” Us business, the Company purchased all of the outstanding shares of SB Toys, Inc. for an aggregate of $42 million in cash from Softbank Capital Partners (and its affiliates) and other investors. The investors in SB Toys, Inc. had the potential to be an obstacle to the separation of the Company’s Internet toys and Internet babies businesses. At the time of the purchase, SB Toys, Inc. held a minority interest in Toysrus.com, LLC, the Company’s Internet toys business. One of the Company’s directors is affiliated with Blackstone Group Holdings L.P., an investor in SB Toys, Inc., which received $430,769 for its shares of SB Toys, Inc. The transaction was approved by a special committee of the board of directors consisting of members who did not have any ownership interests in Toysrus.com, LLC or Toysrus.com, Inc., an equity holder of Toysrus.com, LLC. Based on the special committee’s recommendation, the Company did not offer to repurchase any of the ownership interests in Toysrus.com, Inc. held by current and former employees, officers, directors and consultants of the Company and its affiliates.

With the assistance of Simpson Thacher & Bartlett, the Company negotiated and entered into confidentiality and standstill agreements with 25 parties for the purpose of facilitating the delivery of confidential information regarding the global toys business to the parties who expressed an interest in receiving such information. As part of that process, the Company entered into confidentiality and standstill agreements with each of the Sponsors in October 2004. Beginning on October 4, 2004, the confidential information memorandum on the global toys business was sent by Credit Suisse First Boston to all parties which had entered into confidentiality and standstill agreements. Beginning on October 12, 2004 Credit Suisse First Boston sent letters to such parties inviting preliminary indications of interest by November 2, 2004.

On November 2, 2004, the Company received preliminary indications of interest from six groups for the acquisition of all of the global toys business and from three parties for the acquisition of the international operations of the global toys business. The groups expressing an interest in all of the global toys business were KKR, a bidding group consisting of Bain and Vornado (“Bain/Vornado”), the initial bidding group, the second bidder and two other parties.

At the meeting of the board of directors on November 18, 2004, management and representatives of Credit Suisse First Boston and Simpson Thacher & Bartlett provided the board of directors with an update regarding the ongoing sale process and the preliminary indications of interest with respect to the global toys business that had been received. A representative of Simpson Thacher & Bartlett reviewed for the board of directors the proposed transaction structure and the material legal considerations relating to the sale of the global toys business. After discussion, the board of directors authorized management to continue with the process for the sale of the global toys business and to focus its energies on that process rather than a spin-off of the Babies “R” Us business. In that regard, the board of directors noted the strength of the preliminary indications of interest for the global toys business and the benefits of focusing management’s resources on the process for the sale of the global toys business.

After the receipt of preliminary indications of interest, representatives of the six groups which had submitted preliminary indications of interest on all of the global toys business conducted due diligence investigations of the global toys business. In addition, between November 2004 and January 2005, the Company made management presentations to such parties. During this period, the parties other than KKR, Bain/Vornado, the initial bidding group and the second bidding group dropped out of the process.

Initial drafts of the bid contracts prepared by Simpson Thacher & Bartlett were circulated to the four bidding groups on December 15, 2004. On or about January 11, 2005, the four bidding groups submitted their initial comments on the draft bid contracts.

On January 7, 2005, on behalf of the Company, Credit Suisse First Boston sent to the four bidding groups a letter outlining the procedures for submitting a final bid for the global toys business by February 17, 2005. On February 4, 2005, revised drafts of the bid contracts were circulated to the four bidding groups.

At the meeting of the board of directors on January 21, 2005, management and representatives of Credit Suisse First Boston and Simpson Thacher & Bartlett provided the board of directors with another update regarding the ongoing sale process, and Simpson Thacher & Bartlett reviewed the various issues relating to the contracts designed to separate the Company’s businesses. The board of directors, recognizing the fluidity of the transaction and that developments in the sale process might evolve rapidly, specifically authorized the executive committee to make decisions with respect to the sale process.

On or about February 17, 2005, the Company received final bids for the global toys business (including further comments on the bid contracts) from the four bidding groups. In addition, the initial bidding group proposed an unsolicited offer to purchase the entire Company for $23.25 per share in cash, subject to due diligence on the Babies “R” Us business. Bain/Vornado also expressed an interest in acquiring the entire Company but did not specify price or other terms.

On February 21, 2005, a meeting of the executive committee of the board of directors was convened to review the terms of the proposals that were submitted by the four bidding groups. Representatives of Credit Suisse First Boston reviewed financial aspects of the bids and analyzed valuation matters relating to the Babies “R” Us business to be retained by the Company’s stockholders. A representative of Simpson Thacher & Bartlett then reviewed for the executive committee the material legal terms and conditions proposed by the four bidding groups. The executive committee discussed the attractiveness of the four bids for the global toys business and that the initial bidding group’s proposal to acquire the entire Company did not provide a sufficiently compelling value relative to the value of the proposals for the global toys business. The executive committee also expressed concerns relating to the Company allowing the initial bidding group to conduct due diligence on Babies “R” Us and the potential disruption if, at this stage of the bidding process, other bidders were informed that the Company was considering bids for the entire Company. The executive committee discussed that at some point both the price and certainty associated with a bid for the entire Company might justify such potential disruption to the existing process. Accordingly, the executive committee authorized the representatives of Credit Suisse First Boston and Simpson Thacher & Bartlett to negotiate further with all four bidding groups.

Between February 22 and February 25, 2005, representatives of Credit Suisse First Boston and Simpson Thacher & Bartlett contacted the four bidding groups and their advisors to clarify the material terms reflected in their proposals and to identify aspects of their proposals which raised issues for the Company. Each of the bidding groups was requested to improve both the price and the non-financial terms and conditions of its proposal. On or about March 1, 2005, each of the four bidding groups resubmitted a bid for the global toys business and improved the price and non-financial terms and conditions of its proposal. The initial bidding group again submitted a proposal to purchase the entire Company, but this time the proposal was for $24.00 per share, subject to limited due diligence on the Babies “R” Us business, or $23.25 per share, subject to no due diligence. On March 3, 2005, an executive committee meeting was held at which representatives of Credit Suisse First Boston and Simpson Thacher & Bartlett updated the executive committee as to recent developments in the sale process. The executive committee reiterated the authorization to the Company’s representatives that had been provided at the executive committee meeting on February 21, 2005 to continue to negotiate further with all four bidding groups. The consensus of the executive committee by the end of the meeting was not to allow the initial bidding group to conduct additional due diligence relating to a bid for the entire Company at that time. Following that meeting, the initial bidding group informed Credit Suisse First Boston that it could possibly submit a higher offer to purchase the entire Company.

On March 7, 2005, a meeting of the board of directors was convened. Representatives of Credit Suisse First Boston outlined for the board of directors a summary of the ongoing sale process that had been conducted since the meeting of the board of directors at the end of January. Credit Suisse First Boston then reviewed for the board of directors the bids that had been received by the Company and analyzed financial aspects of the bids for the global toys business. Representatives of Simpson Thacher & Bartlett also provided for the board of directors a detailed comparison of the material legal terms of the four proposals, including the commitment letters submitted by the bidding groups. The board of directors discussed the proposals and posed questions to Credit Suisse First Boston and Simpson Thacher & Bartlett. Based on these presentations and discussions, the board of directors authorized Credit Suisse First Boston and Simpson Thacher & Bartlett to continue pursuing the various strategic alternatives, including a transaction with KKR and the initial bidding group for the sale of the global toys business. The consensus of the board of directors was that the value of the pending proposal from the initial bidding group with respect to the sale of the entire Company was not sufficiently compelling relative to the value that could be achieved for stockholders pursuant to the sale of the global toys business (combined with a distribution of all or a substantial portion of the proceeds of such sale to the Company’s stockholders and the retention of the equity in the Babies “R” Us business). The board of directors also discussed, however, that it would entertain proposals for the entire Company from all of the bidding groups if the initial bidding group submitted a proposal for the entire Company that included improved terms with respect to both price and certainty of closing. In that regard, the board of directors discussed the risks and benefits of continuing to pursue the process that had been initiated in August 2004 beyond the next scheduled meeting of the board of directors of March 16, 2005 in light of the additional time that might be needed to accommodate a process for a bid for the entire Company.

On the evening of March 7, 2005, the initial bidding group submitted a revised proposal for the entire Company of $25.25 per share, which proposal was not subject to further due diligence on the Babies “R” Us business. The initial bidding group also increased its bid for the global toys business. On March 8, 2005, in accordance with the discussions of the board of directors at the March 7 meeting of the board of directors and based on the initial bidding group’s subsequent increased proposal of $25.25 per share for the entire Company, representatives of Credit Suisse First Boston informed the other three bidding groups that an offer for the entire Company had been received and requested that each of the other three bidding groups, if interested, submit preliminary indications of interest with respect to the entire Company by March 11, 2005. Representatives of Credit Suisse First Boston informed each bidding group that, if a favorable indication of interest was submitted for the acquisition of the entire Company, such bidding group would be granted limited due diligence on the Babies “R” Us business prior to the final bid date.

On March 9, 2005, in response to a request from Credit Suisse First Boston, the initial bidding group submitted a draft merger agreement and financing commitment letters with respect to its proposal to acquire the entire Company. Thereafter, representatives of the initial bidding group orally suggested to Credit Suisse First Boston that it might be willing to increase its proposed bid for the entire Company by possibly as much as a $1.00 per share. On March 11, 2005, the initial bidding group indicated that its previous offer of $25.25 per share would only be open for several additional hours unless the Company entered into an exclusivity agreement with the initial bidding group. The Company did not enter into an exclusivity agreement with the initial bidding group and the initial bidding group did not withdraw its offer of $25.25 per share. Between March 7 and March 16, 2005, Simpson Thacher & Bartlett continued to have discussions with the initial bidding group on certain aspects of the draft merger agreement with respect to the proposal for the entire Company as well as on certain aspects of the bid contracts for the sale of the global toys business.

On March 11, 2005, the Sponsors informed representatives of Credit Suisse First Boston of their desire to work together to submit a proposal to acquire the entire Company. Later that day, representatives of the Sponsors informed representatives of Credit Suisse First Boston that, subject to certain due diligence on the Babies “R” Us business, they were prepared to submit a proposal of $26.50 per share or higher for the entire Company for the March 16th meeting of the board of directors.

On March 11, 2005, representatives of Credit Suisse First Boston informed the Sponsors and the initial bidding group that the Company was seeking to be in a position to approve a transaction either for the entire Company or for the global toys business at the meeting of the board of directors scheduled for March 16, 2005.

On March 12, 2005, Simpson Thacher & Bartlett sent to outside legal counsel for the Sponsors a draft of a merger agreement for the sale of the entire Company. Between March 12 and March 16, 2005, representatives of Simpson Thacher & Bartlett and the outside legal counsel for the Sponsors had numerous discussions relating to the terms of the merger agreement. During this period, the Sponsors and the initial bidding group were provided with due diligence information on the Babies “R” Us business. During this period, Credit Suisse First Boston also requested that the Sponsors and the initial bidding group submit their best and final proposals before the next scheduled meeting of the board of directors on March 16, 2005.

On the morning of March 16, 2005, the Sponsors submitted a definitive proposal to acquire the entire Company for approximately $6.6 billion of aggregate equity value or $27.00 per share, subject to certain assumptions including those with respect to the Company’s capitalization. Later that day, after additional information provided by the Company to the Sponsors resulted in the Sponsors coming to the understanding that the number of fully diluted shares was slightly higher than they had assumed based on the information they had been previously provided, the proposed price was adjusted to $26.75 per share to reflect such higher number of shares. The aggregate equity value of the proposal of approximately $6.6 billion was, however, not reduced. The initial bidding group did not submit an improved proposal, but reiterated its prior offer.

On the morning of March 16, 2005, the board of directors met to consider and review the strategic alternatives, including the offer for the entire Company submitted by the Sponsors. A representative of Skadden Arps reviewed for the board of directors its fiduciary and other legal duties. Credit Suisse First Boston reviewed and analyzed, among other matters, the financial aspects of the proposals for the entire Company from the Sponsors and the initial bidding group and the leading proposals for the global toys business. Duff & Phelps reviewed its financial analyses of the Company for the board of directors. Representatives of Simpson Thacher & Bartlett reviewed for the board of directors in detail the terms of the merger agreement and other legal aspects of the proposal by the Sponsors. Management and the advisors responded to numerous questions from the board of directors. The board of directors discussed, among other matters, the risks and benefits of selling the entire Company and compared the entire Company transaction, taking into account the information and analyses provided for the board of directors, with the values anticipated to be obtained for stockholders in connection with the proposals for the global toys business. There was a recess in the meeting of the board of directors and the meeting was set to continue that evening.

During the course of the day on March 16, 2005, the management of the Company, the Sponsors and counsel for the parties negotiated substantially all of the remaining terms of the merger agreement.

Later that evening the meeting of the board of directors was re-convened to consider whether to approve the proposed transaction. Representatives of Simpson Thacher & Bartlett updated the board of directors on changes in the definitive documentation since the previous review by the board of directors. Each of Credit Suisse First Boston and Duff & Phelps delivered its oral opinion, confirmed by delivery of a written opinion dated March 16, 2005 to the effect that, as of such date and subject to the assumptions made, matters considered and limitations on the review undertaken, the $26.75 per share merger consideration to be received by the holders of the Company’s common stock was fair from a financial point of view to such holders. Following additional discussion and deliberation, the board of directors approved the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that the stockholders of the Company vote to adopt the merger agreement.

On March 17, 2005, the merger agreement was executed by the Company, Parent and Acquisition Sub. Prior to the opening of trading on the New York Stock Exchange that day, the Company issued a press release announcing the execution of the merger agreement.

Reasons for the Merger

In reaching its decision to approve the merger agreement and the merger and the other transactions contemplated by the merger agreement and to recommend that the Company’s stockholders vote to adopt the merger agreement, the board of directors of the Company consulted with management and its legal, financial and other outside advisors. The board of directors considered a number of factors and potential benefits of the merger including, without limitation, the following:

•	the price being paid for each share of the Company’s common stock in the transaction represents a substantial premium to historic trading prices, including (1) a premium of over 123% over the closing sale price of $12.02 on the New York Stock Exchange on January 7, 2004 (the trading day immediately prior to the date on which the Company announced it was exploring strategic alternatives) and (2) a premium of over 63% over the closing sale price of $16.42 on the New York Stock Exchange on August 10, 2004 (the trading day immediately prior to the date on which the Company announced it was exploring a sale of the global toys business);

•	the opinion dated March 16, 2005 of Credit Suisse First Boston that, subject to the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, the per share consideration to be received by the Company’s stockholders was, as of such date, fair from a financial point of view to such stockholders (the full text of the written opinion of Credit Suisse First Boston is attached as Annex B to this proxy statement, and stockholders are urged to and should read the written opinion carefully and in its entirety);

•	the opinion dated March 16, 2005 of Duff & Phelps that, subject to the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, the per share consideration to be received by the Company’s stockholders was, as of such date, fair from a financial point of view to such stockholders (without giving effect to any impact of the merger on any particular stockholder other than in its capacity as a stockholder) (the full text of the written opinion of Duff & Phelps is attached as Annex C to this proxy statement, and stockholders are urged to and should read the written opinion carefully and in its entirety);

•	the financial aspects of the proposals received from Parent and the other bidding groups with respect to the sale of the entire Company and the sale of the global toys business;

•	the price proposed by Parent represented the highest price that the Company had received for the acquisition of the entire Company;

•	the price proposed by Parent exceeded both (1) the sum of (a) the value attributable to the global toys business as indicated by the highest offer for that business, (b) the value attributable to Toys “R” Us Japan, and (c) the value attributable to the Babies “R” Us business as indicated by the high end of the valuation range for “Babies “R” Us (without reflecting a control premium) indicated by Credit Suisse First Boston’s financial analyses and (2) the value of the entire Company that Duff & Phelps derived from adding (a) the high end of the valuation range for the global toys business, (b) the value attributable to Toys “R” Us Japan and (c) the high end of the valuation range for the Babies “R” Us business;

•	the possible alternatives to the sale of the Company, including continuing to operate the Company on a stand-alone basis or the sale of the global toys business together with operating the Babies “R” Us business on a stand-alone basis, and the risks associated with such alternatives, each of which the board of directors determined not to pursue in light of its belief that the sale of the entire Company to Parent maximized stockholder value and represented the best transaction reasonably available to stockholders;

•	the potential disadvantages of a sale of the global toys business compared to the sale of the entire Company, including the additional time that would potentially be required to close the global toys transaction, the potential tax liability to the Company from the sale of the global toys business, the complexity of separating the two businesses and the loss of cost synergies from operating the two businesses together;

•	the Company’s business, current financial condition and results of operation and future prospects and the belief of the board of directors that the consideration to be received by the Company’s stockholders in the transaction exceeds the Company’s intrinsic value based on the board of directors’ familiarity with such matters and the presentations of the Company’s financial advisors;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the fact that the Company conducted an extensive process for the acquisition of the global toys business involving 29 parties and sent confidential information to 25 parties that resulted in four definitive proposals to acquire the global toys business and two definitive proposals to acquire the entire Company;

•	the recent evaluation by the board of directors of the Company’s strategic plan and projections and the risks and benefits related to achieving those projections and the goals of that plan, compared to the risks and benefits of the merger;

•	the debt commitment letters obtained by Parent indicated a strong commitment on the part of the lenders with few conditions that would permit the lenders to terminate their commitment;

•	the limited number and nature of the conditions to Parent’s obligation to consummate the merger and the limited risk of non-satisfaction of these conditions;

•	the provisions of the merger agreement that allow the Company, under certain circumstances, to furnish information to and conduct negotiations with third parties;

•	the board of directors’ understanding that both the $247.5 million termination fee (and the circumstances when such fee is payable) and the requirement to reimburse Parent for certain expenses, up to a limit of $30 million, in the event that the merger agreement is terminated because the Company’s stockholders fail to adopt the merger agreement, were reasonable in light of the benefits of the merger, the auction process conducted by Credit Suisse First Boston and commercial practice;

•	the provisions of the merger agreement that allow the board of directors, under certain circumstances, to change its recommendation that the Company’s stockholders vote in favor of the adoption of the merger agreement;

•	the other terms of the merger agreement, including the ability of the board of directors to terminate the merger agreement in order to accept a superior proposal (subject to paying Parent the $247.5 million termination fee); and

•	the ability of the Company’s stockholders to exercise appraisal rights.

The board of directors also considered and balanced against the potential benefits of the merger a number of potentially adverse factors concerning the merger including, without limitation, the following:

•	the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by the debt commitment letters is not obtained;

•	the opportunities for growth and the potential for increased stockholder value if the Company were to stay independent or if Babies “R” Us were to remain independent in connection with a sale of the global toys business;

•	the interests of the Company’s executive officers and directors in the merger (see “Interests of the Company’s Directors and Executive Officers in the Merger”);

•	the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•	the requirement to pay Parent a $247.5 million termination fee in order for the board of directors to accept a superior proposal;

•	the requirement of the Company to reimburse Parent for up to $30 million of its expenses incurred in connection with the proposed merger if the Company’s stockholders do not adopt the merger agreement and the merger;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of management and employee disruption associated with the merger.

After taking into account all of the factors set forth above, as well as others, the board of directors agreed that the benefits of the merger outweigh the risks and that the merger agreement and the merger are advisable and fair and in the best interests of the Company and its stockholders. The board of directors has approved the merger agreement and the merger and recommends that the Company’s stockholders vote to adopt the merger agreement at the special meeting.

The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.

Recommendation of the Company’s Board of Directors

After careful consideration, the Company’s board of directors, by unanimous vote:

•	has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders;

•	has approved the merger, the merger agreement and the transactions contemplated by the merger agreement; and

•	recommends that Toys’ stockholders vote “FOR” the adoption of the merger agreement.

Opinions of the Company’s Financial Advisors

Opinion of Credit Suisse First Boston

Credit Suisse First Boston has acted as financial advisor to the Company in connection with the merger. The Company selected Credit Suisse First Boston based upon Credit Suisse First Boston’s experience, reputation and familiarity with the business sector in which the Company conducts its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In connection with Credit Suisse First Boston’s engagement, the board of directors of the Company requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of the Company’s common stock, of the merger consideration to be received by those stockholders pursuant to the merger. On March 16, 2005, at a meeting of the board of directors held to evaluate the merger, Credit Suisse First Boston delivered to the board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 16, 2005, to the effect that, as of that date and based upon and subject to the matters described in its opinion, the merger consideration to be received pursuant to the merger was fair, from a financial point of view, to the holders of the Company’s common stock.

The full text of Credit Suisse First Boston’s written opinion to the board of directors, dated March 16, 2005, which sets forth the procedures followed, assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement. Holders of the Company’s common stock are encouraged to read this opinion carefully and in its entirety. Credit Suisse First Boston’s opinion was provided to the board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of the Company’s common stock, does not address any other aspect of the merger or any related transactions and does not constitute a recommendation to any Company stockholder as to any matter relating to the merger or any related transactions, including how such stockholder should vote or act. The summary of Credit Suisse First Boston’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Credit Suisse First Boston:

•	reviewed a draft, dated March 16, 2005, of the merger agreement;

•	reviewed publicly available business and financial information relating to the Company;

•	reviewed other information relating to the Company, including financial forecasts, that were provided to or discussed with Credit Suisse First Boston by the Company;

•	discussed the business and prospects of the Company with the Company’s management;

•	considered financial and stock market data of the Company and compared those data with similar data for other publicly held companies in businesses similar to the Company;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had recently been effected; and

•	considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts for the Company, Credit Suisse First Boston was advised by the management of the Company, and assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company.

Credit Suisse First Boston assumed, with the consent of the board of directors, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the merger that would be material to its analyses. Credit Suisse First Boston also assumed, with the consent of the board of directors, that the final executed merger agreement did not differ in any material respect from the draft merger agreement reviewed by Credit Suisse First Boston and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Credit Suisse First Boston’s opinion addresses only the fairness, from a financial point of view, to the holders of the Company’s common stock of the merger consideration and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse First Boston’s opinion was necessarily based upon information made available to it as of the date thereof and upon financial, economic, market and other conditions as they existed and could be evaluated on the date thereof. Credit Suisse First Boston’s opinion did not address the merits of the merger or any related transactions as compared to alternative transactions or strategies that might be available to the Company, nor did it address the underlying decision of the Company to proceed with the merger.

In preparing its opinion to the board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse First Boston arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to the Company, its business or the proposed transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse First Boston’s analyses are inherently subject to substantial uncertainty.

Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the board of directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the board of directors or the Company’s management with respect to the transaction or the merger consideration. Although Credit Suisse First Boston evaluated the merger consideration from a financial point of view, it was not requested to, and did not, determine or recommend the specific consideration to be paid in the transaction.

Analyses Performed in Connection with the Preparation of the Fairness Opinion by Credit Suisse First Boston

The following is a summary of the material financial analyses Credit Suisse First Boston presented to the board of directors on March 16, 2005 in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

Discounted Cash Flow Analysis. A discounted cash flow analysis is generally used to calculate a valuation range for a company by calculating the present value of the cash flows expected to be generated by the company. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions, the cost of capital, and other appropriate factors.

Financial forecasts for the Company, including with respect to earnings before interest, taxes, depreciation and amortization (which is referred to as EBITDA), for fiscal years 2005 through 2009, were based on internal estimates of the Company’s management. Credit Suisse First Boston calculated ranges of estimated terminal values for the Company by multiplying fiscal year 2009 estimated EBITDA by selected multiples ranging from 5.5x to 7.0x (based on analyses of trading multiples of selected public companies). The estimated after-tax free cash flows and terminal values were then discounted to present value using discount rates of 10.0% to 12.0% (based on analyses of weighted average costs of capital for selected public companies). Using the ranges of EBITDA terminal multiples and discount rates identified above, Credit Suisse First Boston then estimated a range of enterprise values for the Company by (i) adding the present values of estimated after-tax free cash flows for fiscal years 2005 through 2009 and the present value of the estimated terminal values (value of future cash flow from an asset at a particular point in time in the future) as of 2009 and (ii) then adjusting such amount to reflect the Company’s interest in Toys “R” Us Japan. Thereafter, Credit Suisse First Boston calculated a range of per share equity values by making certain adjustments, including adjustments to reflect the Company’s net debt (total debt minus cash), in order to derive an implied equity reference range for the Company and then dividing those amounts by the number of fully diluted shares of the Company. Credit Suisse First Boston then compared this implied per share equity reference range against the per share merger consideration. This analysis indicated the following implied per share equity reference range for the Company, as compared to the per share merger consideration of $26.75:

Implied Per Share Equity Reference Range For Toys “R” Us, Inc.	Per Share Merger Consideration
$19.60 – $25.58	$26.75

Selected Public Companies Analysis. In order to assess how the public market values shares of common stock of similar publicly traded companies, Credit Suisse First Boston reviewed market values and certain trading multiples relating to the following selected publicly held companies which Credit Suisse First Boston deemed comparable to the Company:

Barnes & Noble

Bed, Bath & Beyond

Best Buy

Blockbuster

Borders

Carrefour

Dick’s

Dixons

Guitar Center

Hornbach Holdings

Kesa Electricals

Linens ‘n Things

Lowe’s

Michaels

Modelo Continente

Office Depot

O’Reilly Automotive

Petco

PETsMART

Staples

Credit Suisse First Boston compared the market values and certain trading multiples relating to the selected publicly held companies with the market values and trading multiples relating to the Company.

Multiples were based on closing stock prices as of March 15, 2005. Estimated data for the selected companies were based on publicly available research analysts’ estimates. Credit Suisse First Boston compared, among comparable companies, adjusted market values, calculated as public equity value plus net debt, as multiples of fiscal years 2004 and 2005 estimated EBITDA. Credit Suisse First Boston also compared, among comparable companies, equity values per share as multiples of fiscal years 2004 and 2005 estimated earnings per share, commonly referred to as P/E. The range of market trading multiples of the comparable companies is set forth below:

Metric	Comparable Companies Range of Multiples
Adjusted Market Value/2004 EBITDA	5.3x – 13.1x
Adjusted Market Value/2005 EBITDA	4.3x – 10.4x
Price/2004 Earnings	12.0x – 25.7x
Price/2005 Earnings	11.5x – 22.3x

Credit Suisse First Boston applied ranges of selected multiples of those financial and operating data derived from the selected companies to comparable data for the Company in order to derive an implied enterprise value reference range for the Company. Thereafter, Credit Suisse First Boston calculated a range of per share equity values by making certain adjustments, including adjustments to reflect the Company’s net debt, in order to derive an implied equity reference range for the Company and then dividing those amounts by the number of fully diluted shares of the Company. Credit Suisse First Boston then compared this implied per share equity reference range against the per share merger consideration. This analysis indicated the following implied per share equity reference range for the Company, as compared to the per share merger consideration of $26.75:

Implied Per Share Equity Reference Range For Toys “R” Us, Inc.	Per Share Merger Consideration
$16.35 – $20.98	$26.75

Credit Suisse First Boston noted that the enterprise value reference range that it had derived for the Company implied a multiple range of adjusted market value divided by 2004 EBITDA of 5.5x to 7.0x.

Although the comparable companies in this analysis were compared to the Company for purposes of this analysis, Credit Suisse First Boston noted that no company utilized in this analysis is identical to the Company because of, among other factors, differences between the business mix, regulatory environment, operations and other characteristics of the Company and the comparable companies. In evaluating the comparable companies in selecting the multiple ranges it used in its analysis, Credit Suisse First Boston necessarily made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Selected Acquisitions Analysis. Using publicly available information, Credit Suisse First Boston reviewed information relating to the following selected acquisitions and announced offers to acquire, which Credit Suisse First Boston deemed relevant to arriving at its opinion:

ACQUIROR	TARGET
Highfields Capital Management	Circuit City
Apax Partners	Woolworths
Movie Gallery	Hollywood Entertainment
Travis Perkins	Wickes Limited
Kmart	Sears
Cerberus, Sun Capital and Lubert-Adler/Klaff	Mervyn’s
KKR	Vendex
Circuit City	InterTan
CompUSA	Good Guys
Boise Cascade	OfficeMax
Gart Sports	Sports Authority
GUS Plc	Homebase
Dixons Plc	UniEuro
Kingfisher	Castorama
Advance Auto Parts	Discount Auto Parts
Tweeter	Sound Advice
Gart Sports	Oshman’s
Luxottica	Sunglass Hut
Permira	Homebase
Bain Capital	KB Toys
Best Buy Co. Inc.	Musicland Stores
Focus Do It All	Great Mills
Leonard Green & TPG Partners	Petco
Focus Do It All	Wickes Plc
Homestyle Group Plc	Harveys Furnishing
May Department Stores	David’s Bridal
Grupo Sanborns	CompUSA
Barnes & Noble	Funco

ACQUIROR	TARGET
Barnes & Noble	Babbage’s
Freeman, Spogli	Galyan’s
Lowe’s	Eagle Hardware
Toys “R” Us	Baby Superstore
Staples	Office Depot
Consolidated Stores	KB Toys (Melville)

Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Estimated data for the Company were based on internal estimates of the Company’s management. Credit Suisse First Boston compared enterprise values (equity value plus net debt) in the selected transactions as multiples of latest 12 months sales, EBITDA and earnings before interest and taxes (which is referred to as EBIT). The analysis indicated the following multiples:

Metric	Comparable Transaction Median
Enterprise Value as Multiple of:
Last twelve months net sales	0.1x – 2.0x
Last twelve months EBITDA	3.9x – 19.8x
Last twelve months EBIT	5.8x – 37.6x

Credit Suisse First Boston believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the proposed merger because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial condition and prospects of the Company and the businesses, operations and financial condition of the companies included in the comparable transaction analysis. Credit Suisse First Boston believed that the appropriate use of a comparable transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the proposed merger.

Based on the foregoing, Credit Suisse First Boston applied ranges of selected multiples of those financial and operating data derived from the selected transactions to corresponding financial data of the Company in order to derive an implied enterprise reference range for the Company. Thereafter, Credit Suisse First Boston calculated a range of per share equity values by making certain adjustments, including adjustments to reflect the Company’s net debt, in order to derive an implied equity reference range for the Company and then dividing those amounts by the number of fully diluted shares of the Company. Credit Suisse First Boston then compared this implied per share equity reference range against the per share merger consideration. This analysis indicated the following implied per share equity reference range for the Company, as compared to the per share merger consideration of $26.75:

Implied Per Share Equity Reference Range For Toys “R” Us, Inc.	Per Share Merger Consideration
$19.32 – $27.04	$26.75

Credit Suisse First Boston noted that the enterprise value reference range for the Company that it had derived implied a transaction value to last twelve months EBITDA of 6.5x to 9.0x.

Other Analyses Performed by Credit Suisse First Boston

At the request of the board of directors, Credit Suisse First Boston also presented to the board of directors certain other analyses regarding alternative transactions including the sale of global toys and the retention by the Company of the Babies “R” Us business. Credit Suisse First Boston’s opinion addressed only the fairness from a financial point of view of the per share merger consideration and did not address the merits of a potential transaction involving the disposition of the global toys business as compared to alternative transactions or strategies that may be available to the Company, including the merger. Credit Suisse First Boston assumed for the purpose of its analysis that, consistent with the proposals received from the two highest bidders among the four bidding groups, any disposition of the global toys business would not include the Company’s 48% equity interest in Toys “R” Us Japan or the Babies “R” Us business, each of which would be retained by the Company (collectively, the “global toys transaction”).

Credit Suisse First Boston estimated that the two highest bids received from the four bidding groups, as adjusted to account for the assumption of debt and certain other adjustments, indicated proceeds to the Company from the global toys divestiture of $14.27 to $14.44 per share.

Credit Suisse First Boston also performed certain analyses of the Babies “R” Us business. Credit Suisse First Boston performed a discounted cash flow analysis, which was based upon internal estimated EBITDA forecasts provided by the Company’s management for fiscal years 2005 through 2009 for the Babies “R” Us business as a stand-alone entity. Credit Suisse First Boston calculated ranges of estimated terminal values for the Babies “R” Us business by multiplying fiscal year 2009 estimated EBITDA by selected multiples ranging from 7.0x to 9.0x (based on analyses of trading multiples of selected public companies). The estimated after-tax free cash flows and terminal values were then discounted to present value using discount rates of 10.5% to 12.0% (based on analyses of weighted average costs of capital for selected public companies). Using the ranges of EBITDA terminal multiples and discount rates identified above, Credit Suisse First Boston estimated a range of enterprise values for the Babies “R” Us business by adding the present values of estimated after-tax cash flows for fiscal years 2005 through 2009 and the present value of the estimated terminal values as of 2009. Thereafter, certain adjustments, including adjustments to reflect the Babies “R” Us business’ projected stand-alone corporate overhead, based upon estimates provided by management of the Company, were then made in order to derive an implied equity reference range for the Babies “R” Us business.

Credit Suisse First Boston also performed a selected public companies analysis with respect to the Babies “R” Us business. Using publicly available information with respect to comparable companies, Credit Suisse First Boston reviewed market values and certain trading multiples of certain of the publicly held companies that were used for Credit Suisse First Boston’s selected public companies analysis of the Company that were considered similar to the Babies “R” Us business based on information provided by the Company with respect to the Babies “R” Us business as identified below:

Bed, Bath & Beyond

Best Buy

Dick’s

Guitar Center

Linens ‘n Things

Lowes

Michaels

O’Reilly Automotive

Petco

PETsMART

Staples

Multiples were based on closing stock prices as of March 15, 2005. Estimated data for the selected companies were based on publicly available research analysts’ estimates. Credit Suisse First Boston compared, among the comparable companies, adjusted market values, calculated as public equity value plus net debt, as multiples of fiscal years 2004 and 2005 estimated EBITDA. Credit Suisse First Boston also compared, among the comparable companies, P/E multiples for fiscal years 2004 and 2005. The range of market trading multiples of the comparable companies is set forth below:

Metric	Comparable Companies Range of Multiples
Adjusted Market Value/2004 EBITDA	5.3x – 13.1x
Adjusted Market Value/2005 EBITDA	4.3x – 10.4x
Price/2004 Earnings	17.0x – 25.7x
Price/2005 Earnings	14.4x – 22.3x

Credit Suisse First Boston then applied ranges of selected multiples to corresponding data of the Company, in order to derive an implied enterprise value reference range for the Babies “R” Us business.

Based upon the discounted cash flow and selected public companies analyses of Babies “R” Us described above, Credit Suisse First Boston derived an equity valuation range for the Babies “R” Us business (on a fully distributed basis) per share of $7.76 to $10.13. Credit Suisse First Boston noted that the equity valuation it derived for the Babies “R” Us business implied a multiple range of adjusted market value divided by 2005 EBITDA of 7.2x to 9.5x.

Credit Suisse First Boston also examined, among other things, the trading price range of the stock of Toys “R” Us Japan during the one-year period prior to March 16, 2005, and based on such review, arrived at a range of $1.11 to $1.41 for the Company’s interest in Toys “R” Us Japan.

By subtracting the estimated range of expenses that would be required for the Company to consummate the separation of the global toys business from the Babies “R” Us business, as provided by management of the Company from the range of equity values indicated by its analysis of the global toys transaction, Credit Suisse First Boston estimated an implied equity valuation range of the global toys transaction per share of the Company of $23.00 to $25.76 as compared to the per share merger consideration of $26.75.

The Company has agreed to pay Credit Suisse First Boston a fee of $35 million for its financial advisory services in connection with the transactions, of which substantially all is contingent upon consummation of the merger. The Company also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including the fees and expenses of its outside legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Credit Suisse First Boston and its affiliates in the past have provided, are currently providing and may in the future provide investment banking and other financial services to the Company, Parent and Parent’s affiliates (including the Sponsors and their respective affiliates), for which services Credit Suisse First Boston and its affiliates have received, and expect to receive, compensation. Credit Suisse First Boston is a full service securities firm, engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse First Boston and its affiliates may acquire, hold or sell, for its or its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and Parent’s affiliates (including the Sponsors and their respective affiliates), as well as provide investment banking and other financial services to such companies. In addition, funds managed by Credit Suisse First Boston or one or more of its affiliates have investments in funds managed or advised by one or more affiliates of the Sponsors.

Opinion of Duff & Phelps, LLC

Duff & Phelps LLC, a Chicago based investment banking and financial advisory firm, served as independent financial advisor to the Company’s board of directors. The Company selected Duff & Phelps based upon Duff & Phelps’s reputation, expertise and experience in preparing fairness opinions, business valuations and solvency opinions. On March 16, 2005, Duff & Phelps rendered its oral opinion to the board of directors, which was subsequently confirmed in a written opinion that, subject to the limitations, exceptions, assumptions and verifications set forth therein, as of March 16, 2005, the proposed merger consideration of $26.75 in cash per share to be received by the Company’s stockholders pursuant to the merger agreement was fair to the Company’s stockholders from a financial point of view (without giving effect to any impact of the proposed merger on any particular stockholder other than in its capacity as a stockholder).

Founded in 1932, Duff & Phelps is one of the leading middle market investment banking and independent financial advisory firms in the United States. Duff & Phelps has significant expertise and experience in fairness opinions, business valuations, solvency opinions, structuring ESOP/ERISA transactions, buy-side and sell-side merger and acquisition advisory services, and intangible asset and intellectual property valuations. Headquartered in Chicago, Duff & Phelps has offices in Los Angeles, New York, San Francisco, Seattle, and Atlanta. Each year, Duff & Phelps renders approximately 400 opinions, including fairness opinions, business valuation opinions, solvency opinions, tax-related financial opinions, and other financial opinions.

The full text of the written opinion of Duff & Phelps, dated March 16, 2005, which sets forth, among other things, assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the opinion, is attached as Annex C to this proxy statement. Stockholders are urged to read the opinion carefully and in its entirety. The Duff & Phelps opinion is directed to the Company’s board of directors, addresses only the fairness, from a financial point of view, of the consideration to be received by the Company’s stockholders in the merger and does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote at the special meeting. The opinion was only one of many factors taken into consideration by the board of directors in making its determination to approve the merger.

The following is a summary of the material analyses performed by Duff & Phelps in connection with rendering its opinion. This summary is not a complete description of all analyses performed by Duff & Phelps. The opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinion.

While this summary describes the analysis and factors that Duff & Phelps deemed material in its presentation and opinion to the board of directors, it does not purport to be a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or a summary description.

In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Duff & Phelps in its analyses and no one single method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps, therefore, is based on all analyses and factors taken, as a whole, and also on application of Duff & Phelps’s own experience and judgment. The opinion does not address the relative merits of the merger and any other transactions or business strategies considered by the board of directors as alternatives to the merger, or the effect of any other business combination in which Toys “R” Us might engage.

In connection with preparing the opinion, Duff & Phelps made such reviews, analyses and inquiries as Duff & Phelps deemed necessary and appropriate under the circumstances. Duff & Phelps’s due diligence included, but was not limited to, the following items:

•	Conducted meetings and numerous follow-up discussions with the senior management team of the Company;

•	Reviewed the Company’s audited financial statements and Securities and Exchange Commission filings, including the annual reports on Form 10-K for the fiscal years ended on or about January 31, 2002 through 2004 and quarterly reports on Form 10-Q for the nine months ended October 31, 2003 and 2004;

•	Reviewed the Company’s unaudited, internally prepared consolidating financial statements for the fiscal year ended on or about January 31, 2005;

•	Reviewed financial projections prepared by management, including those for the Company on a consolidated basis for the fiscal years 2005 through 2007 and for each of the Babies “R” Us business and the global toys business on a standalone basis for the fiscal years 2005 through 2009;

•	Reviewed other operating and financial information provided by Company management;

•	Reviewed minutes of the Company’s board of directors meetings held during the preceding two years;

•	Reviewed a draft, dated March 16, 2005, of the merger agreement;

•	Reviewed confidential offering memoranda for each of the U.S. and international toy retailing operations, prepared by Credit Suisse First Boston, dated October 2004;

•	Analyzed the historical trading price and trading volume of the Company’s common stock; and

•	Reviewed certain other relevant, publicly available information, including economic, industry and investment information.

In performing its analyses, Duff & Phelps made numerous assumptions with respect to the industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party to the merger agreement or Duff & Phelps. Duff & Phelps also assumed that all of the conditions precedent required to implement the merger will be satisfied or waived and that the merger will be completed in accordance with the merger agreement. In rendering the opinion, Duff & Phelps relied upon the fact that the Company and the board of directors have each been advised by counsel as to all legal matters with respect to the proposed merger. Duff & Phelps did not make and assumed no responsibility to make any representation, or render any opinion, as to any legal matter.

In its review and analysis, and in arriving at its opinion, Duff & Phelps:

•	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not attempt to independently verify such information,

•	assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same,

•	assumed that the final version of all documents reviewed by Duff & Phelps in draft form, including the merger agreement, conform in all material respects to the drafts reviewed; and

•	assumed that information supplied and representations made by Company management were substantially accurate regarding the Company and the proposed merger.

Furthermore Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s specific assets or liabilities (contingent or otherwise). Duff & Phelps’s opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s creditworthiness or otherwise as tax advice or as accounting advice.

The Duff & Phelps opinion is necessarily based upon market, economic, financial and other conditions as they existed on and that could be evaluated as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Duff & Phelps opinion, and that Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date of its opinion.

Summary of Financial Analyses by Duff & Phelps

As part of its analysis to determine whether the $26.75 per share cash consideration to be received by the Company’s public common stockholders in the merger transaction was fair, from a financial point of view, to the public common stockholders, Duff & Phelps took into consideration whether the $26.75 per share consideration to be received by the public common stockholders was not less than the fair market value of the Company on a per share basis by estimating the fair market value of the Company.

Duff & Phelps estimated the fair market value of the Company by separately estimating the fair market value of its two principal business units. Duff & Phelps used this approach due to the two business units having significantly different growth and margin attributes. Duff & Phelps concluded that prospective acquirors of the Company would examine the business in this manner to determine the fair market value of the Company. In that regard, Duff & Phelps used generally accepted valuation techniques including, a discounted cash flow analysis, comparable public company analysis and comparable transaction analysis, as described below, to calculate a range of enterprise values that were then adjusted to calculate a summary range of per share equity values.

Duff & Phelps also used valuation techniques, including a discounted cash flow analysis and comparable company analysis, to estimate the fair market value of the Company on a consolidated single entity basis. This analysis of the entire Company resulted in ranges of enterprise values that were lower than the ranges of enterprise values derived from estimating the fair market value of the Company’s two principal business units separately.

Discounted Cash Flow Analysis

Duff & Phelps performed discounted cash flow analyses of the projected free cash flows of global toys and the Babies “R” Us business for fiscal years 2005 through 2009. These cash flows were based on financial forecasts and estimates provided by the Company’s management. Free cash flow is defined as cash that is available to either reinvest or to distribute to security holders.

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Duff & Phelps performed a discounted cash flow analysis by adding (1) the present value of projected free cash flows for fiscal years 2005 through 2009 to (2) the present value of the “terminal value” as of 2009. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time.

Duff & Phelps calculated ranges of estimated terminal values for the global toys business and the Babies “R” Us business by utilizing a commonly accepted perpetuity formula. Duff & Phelps’s terminal value calculation is supported by implied multiples of terminal year EBITDA and revenues. The projected free cash flows and the terminal values were then discounted to the present at a rate that reflected the relative risk associated with these cash flows, as well as the rates of return that security holders could expect to realize on alternative investment opportunities.

The foregoing analyses indicated the following ranges of enterprise values:

Global Toys Business:	$3.2 to $3.6 billion
Babies “R” Us Business:	$1.7 to $1.9 billion

Comparable Public Company Analysis

Duff & Phelps analyzed 11 companies that Duff & Phelps, based on its experience in the retail industry, considered to be broadly comparable to the Company in terms of investment risks and attributes, as well as products provided and markets served. In this analysis, Duff & Phelps reviewed valuation multiples and financial performance ratios for the comparable public companies. All 11 of the companies were used in the analysis of the global toys business and nine of the 11 companies were used in the analysis of the Babies “R” Us business. Duff & Phelps calculated a range of enterprise values for each of the global toys business and the Babies “R” Us business by multiplying the range of selected company multiples and financial performance ratios that Duff & Phelps determined was applicable to the global toys business or the Babies “R” Us business, as applicable by the estimated financial data (latest 12 months revenue, latest 12 months EBITDA, and projected EBITDA) for the global toys business or the Babies “R” Us business, as applicable.

The foregoing analyses indicated the following ranges of enterprise values:

Global Toys Business:	$3.3 to $3.5 billion
Babies “R” Us Business:	$1.6 to $2.0 billion

In the selection of the comparable companies, Duff & Phelps used multiple databases to identify publicly traded companies in the toy, juvenile apparel and specialty retail industry. These 11 companies are segmented as follows:

Global Toys Group

•	The Children’s Place Retail Stores, Inc.
•	Electronics Boutique Holding Corporation
•	Gamestop Corporation
•	Gymboree Corporation
•	Oshkosh B’Gosh, Inc.

Babies “R” Us Group

•	The Children’s Place Retail Stores, Inc.
•	Gymboree Corporation
•	Oshkosh B’Gosh, Inc.

Large Specialty Retail Group

•	Barnes & Noble, Inc.
•	Bed Bath & Beyond, Inc.
•	Best Buy Company, Inc.
•	Borders Group, Inc.
•	Dick’s Sporting Goods, Inc.
•	The Sports Authority, Inc.

Comparable Sale Transaction Analysis

Duff & Phelps utilized databases of publicly available information to search for publicly available data regarding all sale transactions announced since January 1, 2000 in which the target company had a primary Standard Industrial Classification Code of 5945 (Hobby, Toy, and Game Stores), 5651 (Family Clothing Stores), 5731 (Radio, Television, and Consumer Electronics Stores), and 5999 (Miscellaneous Shopping Stores, Not Elsewhere Classified). Duff & Phelps analyzed the implied valuation multiples paid (Enterprise Value/EBITDA and Enterprise Value/Revenue) in transactions that Duff & Phelps, based on, among other things, its experience with mergers and acquisitions transactions, deemed relevant to arriving at its opinion. Duff & Phelps then calculated ranges of enterprise values by multiplying the ranges of these multiples and representative levels of revenue and EBITDA of global toys.

The foregoing analyses indicated a range of enterprise values for the global toys business of $2.9 to $4.0 billion.

Duff & Phelps determined that the comparable sale transaction analysis was not meaningful with respect to its application to the Babies “R” Us business. Were Duff & Phelps to employ this valuation methodology in estimating the enterprise value for the Babies “R” Us business, the resulting enterprise value would be considerably lower than that estimated in the comparable public company analysis. The majority of transactions with sufficient data to calculate valuation multiples involved target companies with lower revenue growth and lower profitability margins relative to the Babies “R” Us business.

Summary of Analyses

Duff & Phelps set forth a summary value conclusion for both the global toys business and the Babies “R” Us business, of respectively, $3.2 billion to $3.6 billion and $1.6 billion to $2.0 billion derived from the foregoing discounted cash flow, comparable public company and comparable sale transactions analyses. Based on these ranges of enterprise values and after adjusting for net debt, the value of the stock of Toys “R” Us Japan and proceeds from the exercise of certain equity instruments, and then dividing these amounts by the number of fully diluted shares of the Company, the per share fair market value of the Company’s common stock was estimated by Duff & Phelps to be in the range of approximately $22.23 to $25.33. Duff & Phelps noted that the per share merger consideration was $26.75, which was above the upper end of the range implied by these analyses.

Premiums Paid Analysis

Duff & Phelps also reviewed data on premiums of merger and acquisition transactions relative to market prices of target companies prior to the announcement of such transactions for transactions announced since January 1, 2001. In order to estimate the implied premium component embedded within the merger consideration, Duff & Phelps compared the merger consideration to the price of the Company’s common stock just prior to the announcement by the Company of transaction alternatives being pursued made on August 11, 2004 (the “Announcement Date”). To isolate the implied premium component of the merger consideration, Duff & Phelps took into account the percentage change in the S&P Specialty Retail Index (excluding the Company) between the Announcement Date and March 11, 2005. On this basis, the implied premium of the cash consideration of $26.75 per share was approximately 39%, compared to premiums in the range of 14-31% for transactions involving comparable companies in the specialty retail industry selected by Duff & Phelps based on its experience in the retail industry.

Conclusion

Based on the foregoing analysis, Duff & Phelps concluded that the proposed merger consideration of $26.75 in cash per share to be received by the Company’s stockholders pursuant to the merger agreement is fair to the stockholders of the Company, from a financial point of view (without giving effect to any impact of the proposed merger on any particular stockholder other than in its capacity as a stockholder), as of the date of its opinion.

Fees and Expenses

The Duff & Phelps engagement letter with the Company provided that, for its services, Duff & Phelps was entitled to receive from the Company a fee of $650,000 due and payable as follows: $325,000 upon execution of the engagement letter and $325,000 upon notice that Duff & Phelps was prepared to deliver its opinion as to the fairness of the merger to the Company’s public stockholders. The engagement letter also provided that Duff & Phelps be reimbursed for its reasonable out-of-pocket expenses and to indemnify Duff & Phelps for its services as a financial advisor to the board of directors.

Duff & Phelps in the past has provided, is currently providing and may in the future provide services to the Company, Parent and Parent’s affiliates (including the Sponsors and their respective affiliates), for which services Duff & Phelps has received, and expects to receive, compensation.

Financing

In connection with the merger, Parent will cause approximately $6.6 billion to be paid out to the Company’s stockholders and holders of other equity interests in the Company. These payments are expected to be funded by a combination of equity contributions by affiliates of the Sponsors to Parent and debt financing. Affiliates of the Sponsors have collectively agreed to contribute, subject to the satisfaction of certain conditions, $1.2 billion of equity to Parent and the remaining funds necessary to finance the merger are expected to be obtained through Parent’s and its subsidiaries’ debt financing.

Parent has obtained equity and debt financing commitments for the transactions contemplated by the merger agreement, which are subject to customary conditions. After giving effect to contemplated draws by the subsidiaries of the Company or Parent and its affiliates under the new debt commitments, Parent currently expects total existing and new debt outstanding at closing of the merger transaction will be approximately $6 billion.

In connection with the execution and delivery of the merger agreement, Parent obtained commitments to provide approximately $6.2 billion in debt financing (not all of which is expected to be drawn at closing) consisting of (a) a $2.85 billion U.S. asset-based debt facility (the “Asset-Based Facility”), (b) a $2.0 billion bridge facility (the “U.S. Bridge Facility”), (c) a $1.0 billion European bridge facility (the “European Bridge Facility”) and (d) a $350 million European working capital facility (the “European Working Capital Facility” and, together with the European Bridge Facility, the “European Facilities”). Parent expects to use these facilities and existing debt and may use alternative financing to finance the merger.

Asset-Based Facility

The commitment to provide the Asset-Based Facility was issued by Bank of America, N.A., Banc of America Securities LLC, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. Borrowings under the Asset-Based Facility are limited by a borrowing base which is calculated periodically based on specified percentages of the value of eligible inventory, eligible credit card accounts receivable and eligible real estate (with a limit of $725 million on borrowing based on eligible real estate at closing), subject to certain reserves and other adjustments. The Asset-Based Facility will be guaranteed by certain U.S. subsidiaries of the Company and secured by a perfected first priority lien on substantially all assets of such subsidiaries, subject to various limitations and exceptions. Acquisition Sub is not required to complete mortgage documentation by closing in order to borrow up to $725 million against the value of the real estate. At or prior to closing, up to $725 million of the Asset-Based Facility may be transferred to the U.S. Bridge Facility, subject to certain conditions. The Asset-Based Facility commitments are conditioned on the merger being consummated by October 31, 2005, as well as other customary conditions including the absence of a material adverse change at the Company, the creation of security interests, the execution of satisfactory definitive documentation, receipt of at least $1.2 billion (in the aggregate) in equity or junior capital from equity investors, including affiliates of the Sponsors, receipt of certain proceeds from the U.S. Bridge Facility and the European Bridge Facility or alternate financing sources, receipt of all required consents and approvals, the absence of any material amendments or waivers to the merger agreement to the extent materially adverse to the lenders which have not been approved by the lenders and the absence of any event of default.

U.S. Bridge Facility

The commitment to provide the U.S. Bridge Facility was issued by Banc of America Bridge LLC, Banc of America Securities LLC, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. The U.S. Bridge Facility will be reduced by the amount of Yen denominated debt outstanding at closing. The U.S. Bridge Facility will become obligations of certain U.S. subsidiaries of the Company and is conditioned on the merger being consummated by October 31, 2005, as well as other customary conditions including the absence of a material adverse change at the Company, the execution of satisfactory definitive documentation, receipt of at least $1.2 billion (in the aggregate) in equity or junior capital from equity investors, including affiliates of the

Sponsors, receipt of certain proceeds from the Asset-Based Facility and the European Bridge Facility, receipt of all required consents and approvals, the absence of any material amendments or waivers to the merger agreement to the extent materially adverse to the lenders which have not been approved by the lenders and the absence of any event of default.

European Facilities

The commitment to provide the European Facilities was issued by Deutsche Bank AG London. The European Facilities will initially be secured by a pledge of the assets (including stock) of the entities borrowing under the European Bridge Facility and, following closing, will be secured, to the extent legally possible and practicable, by a lien over substantially all of the assets of the borrowers and guarantors under the European Facilities. The European Facilities are conditioned upon the execution of the definitive documentation by October 17, 2005. Initial borrowings under the European Bridge Facility will be subject only to limited conditions including the creation of security interests, the absence of payment default under the facility, the absence of a bankruptcy at Parent, the absence of a breach by Parent under certain material negative covenants and representations, the absence of any amendments or waivers to the merger agreement which are materially adverse to the interests of, and have not been approved by, the lenders, and the absence of a breach by the Company with respect to certain undertakings in respect of the merger. Borrowings under the European Working Capital Facility will also be subject to customary conditions such as the absence of a material adverse change at the Company.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors, executive officers and former executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. The Company’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Treatment of Stock Options

As of the record date, there were approximately [•] shares of our common stock subject to stock options granted under our equity incentive plans to our current executive officers and certain former executive officers who terminated employment since the beginning of our fiscal year 2004 (“executive officers”) and our directors. Each outstanding stock option that remains unexercised as of the completion of the merger, whether or not the option is vested or exercisable, will be canceled, and, except for certain options held by employees resident in the United Kingdom, the holder of such stock option will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to the option as of the effective time of the merger, multiplied by

•	the excess, if any, of $26.75 over the exercise price per share of common stock subject to such option.

If the amount of such product is zero, no payment will be made.

Options outstanding under the UK Option Scheme must be exercised, if at all, prior to completion of the merger, or, if later, May 30, 2005. Any shares acquired upon the exercise of UK Options will be treated identically to any other shares of our common stock outstanding as of the closing of the merger. UK Options currently outstanding that are not exercised prior to the merger will expire upon the later of the completion of the merger or May 30, 2005 and be worthless following such time.

The following table summarizes the vested and unvested options with exercise prices of less than $26.75 per share held by our executive officers and directors as of March 31, 2005 and the approximate consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options, based on the weighted average exercise prices of the options:

	No. of Shares Underlying Vested and Unvested Options	Weighted Average Exercise Price of Vested and Unvested Options	Resulting Consideration
Directors:
RoAnn Costin	65,000	$19.83	$449,800
Roger N. Farah	30,000	$18.16	$257,700
Peter A. Georgescu	67,533	$15.20	$780,006
Cinda A. Hallman	10,833	$16.21	$114,180
Calvin Hill	66,000	$19.84	$456,060
Nancy Karch	34,167	$18.38	$285,978
Norman S. Matthews	81,000	$20.31	$521,640
Arthur B. Newman	71,000	$19.87	$488,480
Frank R. Noonan	2,500	$22.93	$9,550

Current Executive Officers:
Raymond L. Arthur	125,000	$13.59	$1,645,000
John Barbour	238,000	$15.13	$2,765,560
Deborah M. Derby	138,000	$13.81	$1,785,720
John H. Eyler, Jr.	2,620,000	$15.17	$30,339,600
James E. Feldt	550,943	$15.96	$5,944,675
Christopher K. Kay	472,017	$18.69	$3,804,457
Richard L. Markee	888,023	$18.72	$7,130,825

Former Executive Officers:
Francesca Brockett	177,450	$20.58	$1,094,867
John Holohan	222,425	$17.06	$2,155,298
Warren Kornblum	87,056	$18.66	$704,283
Louis Lipschitz	482,038	$20.47	$3,027,199
Elliott Wahle	118,168	$15.47	$1,332,935

Treatment of Restricted Stock and Stock Units

As of the record date, there were approximately [•] shares of our common stock represented by restricted stock and stock unit awards held by our executive officers and directors under our equity incentive plans. Under the terms of the merger agreement, all such equity awards shall become immediately vested effective as of the completion of the merger. At the effective time of the merger, any restricted stock or stock unit that is then outstanding will be canceled, and the holder of each such award will receive a cash payment of $26.75 per share, subject to any required withholding taxes.

The following table summarizes the restricted stock and stock unit awards held by our executive officers and directors as of March 31, 2005 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of such awards:

	No. of Shares of Unvested Restricted Stock	No. of Shares represented by Stock Units	Resulting Consideration
Directors:
RoAnn Costin	0	3,209	$85,841
Roger N. Farah	0	5,876	$157,183
Peter A. Georgescu	0	0	$0
Cinda A. Hallman	0	1,135	$30,361
Calvin Hill	0	3,106	$83,086
Nancy Karch	0	1,843	$49,300
Norman S. Matthews	0	6,531	$174,704
Arthur B. Newman	0	6,597	$176,470
Frank R. Noonan	0	5,956	$159,323

Current Executive Officers:
Raymond L. Arthur	48,750	0	$1,304,063
John Barbour	35,500	0	$949,625
Deborah M. Derby	35,500	0	$949,625
John H. Eyler, Jr.	340,000	0	$9,095,000
James E. Feldt	110,500	0	$2,955,875
Christopher K. Kay	45,126	0	$1,207,121
Richard L. Markee	155,626	0	$4,162,996

Former Executive Officers:
Francesca Brockett	8,855	0	$236,871
John Holohan	0	0	$0
Warren Kornblum	4,861	0	$130,032
Louis Lipschitz	0	0	$0
Elliott Wahle	0	0	$0

In addition to the above equity awards, pursuant to our Non-Employee Directors’ Stock Unit Plan, each of our non-employee directors will receive some or all of his or her compensation for service as a director during the first two quarters of the fiscal year in the form of stock units or, at the election of the director, stock options. The number of such stock units and options to be received will depend on the individual election of the director, the number of meetings he or she attends during such quarters, the board committees on which he or she serves, and the fair market value of our common stock on the dates of grant. All such stock units and options will be converted to cash payments upon completion of the merger as described above.

Retention/Severance Agreements. Each of our current executive officers has, and certain former executive officers have, retention agreements with the Company. Under each of the retention agreements, if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” (which includes in most cases, among other things, a reduction in the officer’s total target compensation or a relocation out of northeastern New Jersey, or in Mr. Eyler’s case, an adverse change in his position, authority or duties or a relocation more than 35 miles from Paramus, New Jersey), as those terms are defined in the retention agreement, after or, in some cases before, a change in control (which would include completion of the merger), the officer will be entitled to receive a lump sum amount equal to the sum of (1) two times, or, in the case of Mr. Eyler, three times, the officer’s annual base salary and annual target bonus for the year of the termination, (2) certain accrued obligations, and (3) the amount he or she would have received under certain benefit plans, including the supplemental executive retirement plan (the “SERP”), had the officer continued employment throughout the applicable severance period. If an officer becomes entitled to receive these severance amounts, the officer will also be entitled to continued coverage for a period of time under our health and dental plans (in the case of Messrs. Arthur and Barbour, and Ms. Derby, the officer will pay premiums charged to active employees for the first two years of such coverage and thereafter may elect coverage to age 65 at the cost paid by former employees; in the case of Messrs. Feldt and Markee, such coverage will be solely at the expense of the Company for the first two years and the officer may thereafter elect coverage to age 65 at the cost paid by former employees; in the case of Mr. Kay, such coverage will be solely at the Company’s expense for the first two years and he may elect coverage for one additional year at the cost paid by former employees; and Mr. Eyler may elect such coverage to age 65 at the cost charged to former employees). Such medical and dental benefits will terminate if the officer becomes entitled to medical benefits from a subsequent employer. In some cases, the officer will be entitled to continuation for two years of financial planning services and a leased automobile. Each retention agreement also contains a tax gross-up provision whereby if the officer incurs any excise tax by reason of his or her receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the officer will receive a gross-up payment in an amount that would place the officer in the same after-tax position that he or she would have been in if no excise tax had applied. As a condition to receiving any payments or benefits under the retention agreements, the current executive officers must execute a release of claims in respect of their employment with us. The retention agreements contain certain restrictive covenants, which will continue to bind certain of the executive officers after the merger, including an agreement not to disclose confidential information of the Company at any time, and covenants not to compete with the Company, solicit customers of the Company or recruit the Company’s employees during the employment term and for a period of two years following the termination of the executive’s employment.

The following table shows the amount of potential cash severance payable to our current executive officers (including a pro rata bonus for the year of termination, based on an assumed termination date of July 31, 2005, and the amount the officer would have received under the SERP had the officer continued employment throughout the applicable severance period). The table also shows the amount of cash severance payments already paid or to be accelerated upon completion of the merger to certain former executive officers under the retention agreements (including the amount the officer would have received under the SERP had the officer continued employment throughout the applicable severance period). The table also shows estimated tax gross-up payments to each such officer.

	Amount of Potential Cash Severance Payment*	Estimated Tax Gross- up Payment**
Current Executive Officers:
Raymond L. Arthur	$2,559,800	$1,905,674
John Barbour	$3,983,000	$2,648,917
Deborah M. Derby	$2,299,200	$1,718,680
John H. Eyler, Jr.	$11,303,700	$7,584,972
James E. Feldt	$3,211,300	$2,108,429
Christopher K. Kay	$3,983,000	$2,609,773
Richard L. Markee	$5,540,000	$3,620,571

Former Executive Officers:
Francesca Brocket	$2,173,800	$1,109,625
Warren Kornblum	$1,580,500	$0

*	Excludes the value of acceleration of vesting of certain benefits and the retention/success bonuses, as reported separately herein, and the value of certain continued health and other benefits and perquisites. The tax gross-up payment, where applicable, relates to the value of all such severance payments and benefits and the acceleration of certain benefits as well as the retention/success bonuses.

**	Estimates are subject to change based on the date of completion of the merger, date of the termination of the executive officer, interest rates then in effect, and certain other assumptions used in the calculation.

Retention/Success Bonuses. Each of our current executive officers, other than Mr. Eyler, is eligible to receive a retention/success bonus equal to two times his or her annual salary if he or she is still employed by us when the merger occurs. The following table shows the amount of the bonus that each such officer is eligible to receive upon the completion of the merger:

Amount of Potential Retention/Success Bonus
Raymond L. Arthur	$1,000,000
John Barbour	$1,400,000
Deborah M. Derby	$900,000
James E. Feldt	$1,250,000
Christopher K. Kay	$1,400,000
Richard L. Markee	$1,700,000

Termination of Deferred Compensation Plan and Distribution of Accounts. At the completion of the merger, the Company will terminate all of its non-qualified deferred compensation plans, including the SERP and any other non-qualified deferred compensation plans in which our executive officers or directors participate, and will cause all accounts thereunder to be distributed to participants. The Company has agreed to provide SERP participants a cash payment equal to the normal contribution that would have been made for the fiscal year ending January 28, 2006 under the SERP, provided the participant remains employed by the Company as of January 28, 2006.

The following table shows the account balances in such non-qualified deferred compensation plans of our executive officers and directors as of March 31, 2005. All account balances (to be updated as of the closing date of the merger) will vest and be distributed upon the completion of the merger.

	Unvested Account Balances	Vested Account Balances
Directors:
RoAnn Costin	$0	$542,249
Roger N. Farah	$0	$559,075
Peter A. Georgescu	$0	$87,446
Cinda A. Hallman	$0	$0
Calvin Hill	$0	$568,357
Nancy Karch	$0	$398,548
Norman S. Matthews	$0	$1,021,395
Arthur B. Newman	$0	$1,075,885
Frank R. Noonan	$0	$0

Current Executive Officers:
Raymond L. Arthur	$159,647	$0
John Barbour	$283,454	$0
Deborah M. Derby	$181,915	$0
John H. Eyler, Jr.	$0	$7,005,820
James E. Feldt	$649,275	$0
Christopher K. Kay	$1,870,434	$1,337,500
Richard L. Markee	$3,372,837	$1,525,670

Former Executive Officers:
Francesca Brockett	$830,588	$1,663,787
John Holohan	$336,381	$299,880
Warren Kornblum	$66,180	$395,623
Louis Lipschitz	$537,996	$3,026,772
Elliott Wahle	$49,006	$350,936

Amendment to Qualified Retirement Plan. The Company maintains a 401(k) savings and profit sharing plan for its employees, including its executive officers. Before the merger, that plan will be amended to provide that all participants having at least four years of service as of the completion of the merger will be fully vested in their profit sharing account balance under the plan. Since the current vesting period is five years of service, this extra year of service credit will benefit Mr. Kay, who will have between four and five years of actual service with the Company as of the completion of the merger.

Indemnification and Insurance

The merger agreement provides that, without limiting any additional rights that any employee, officer or director of the Company may have under any employment agreement, benefit plan or the Company’s certificate of incorporation or bylaws, for a period of six years after the effective time of the merger, Parent will, and will cause the surviving corporation to, indemnify and hold harmless each present (as of the effective time of the merger) and former officer or director of the Company or any of our subsidiaries against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorney’s fees and disbursements, incurred in connection with any claim arising out of actions taken by them in their capacity as officers or directors prior to the effective time of the merger or taken by them at the request of the Company or any of our subsidiaries, to the fullest extent permitted under applicable law. In this regard, the surviving corporation may be required to advance expenses to an indemnified officer or director, provided that the person to whom expenses are advanced provides an undertaking, to the extent required by Delaware law, to repay such advances if it is ultimately determined that this person is not entitled to indemnification. The surviving corporation will not settle, compromise or consent to the entry of any judgment in any action, suit, proceeding, investigation or claim under which indemnification could be sought unless such settlement, compromise or consent includes an unconditional release of the indemnified person or the indemnified person otherwise consents.

The merger agreement provides that for a period of six years after the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will continue to contain provisions with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers that are no less favorable than presently set forth in our current certificate of incorporation and bylaws.

The merger agreement provides that prior to the effective time of the merger, we will endeavor to (and if we are unable to, Parent will cause the surviving corporation to after the effective time of the merger) obtain and fully pay (up to a maximum cost of 300% of the current premium paid by us for our existing coverage in the aggregate) for “tail” insurance policies with a claims period of at least six years from the effective time of the merger from an insurance carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as our existing policies with respect to matters existing or occurring at or prior to the effective time of the merger. In addition, Parent will, and will cause the surviving corporation to, honor and perform under specified indemnification agreements entered into by the Company or any of our subsidiaries.

Material United States Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A non-U.S. holder is a person (other than a partnership) that is not a U.S. holder.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

U.S. Holders

The receipt of cash in the merger (or pursuant to the exercise of dissenters’ rights) by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock and

•	the U.S. holder’s adjusted tax basis in such common stock.

If the holding period in our common stock surrendered in the merger (or pursuant to the exercise of dissenters’ rights) is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger (or pursuant to the exercise of dissenters’ rights) unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger (or pursuant to the exercise of dissenters’ rights) by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Company’s common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger (or pursuant to the exercise of dissenters’ rights), unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

The merger requires filings with and approvals or clearances from antitrust and other regulatory authorities, including the United States, Canada, Austria and Germany.

On March 24, 2005, counsel for the investment group consisting of entities advised by or affiliated with the Sponsors contacted the professional staff of the European Commission, Directorate General for Competition, to confirm that the merger does not require approval under Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings (“ECMR”). On April 6, 2005, the staff provided confirmation that the merger as now contemplated will not require approval under the ECMR.

U.S. On April 6, 2005, the Company and Parent each filed a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “Hart-Scott-Rodino Act”), with the Federal Trade Commission and the Department of Justice. The Federal Trade Commission and the Department of Justice granted early termination of the waiting period initiated by these filings on April 15, 2005.

Austria. On April 20, 2005, Parent filed a premerger notification under Chapter 5 of the Austrian Cartel Act of 1988 (Kartellgesetz 1988, KartG) with the Vienna Court of Appeals. The Vienna Court of Appeals, acting in its role as cartel court, typically takes no more than six weeks to issue a clearance decision. Accordingly, Parent anticipates receiving the clearance decision no later than June 3, 2005.

Canada. On April 19, 2005, Parent filed a request for an Advance Ruling Certificate (“ARC”) under Section 102 of the Canadian Competition Act with the Canadian Competition Bureau. The Canadian Competition Bureau typically takes no more than a few weeks to answer ARC requests. Accordingly, Parent anticipates receiving the ARC by May 9, 2005, or shortly thereafter.

Germany. On April 15, 2005, Parent filed a premerger notification under Part 5, Chapter VII of the German Act against Restrictions of Competition of 1958 (Gesetz gegen Wettbewerbsbeschrankungen) with the German Federal Cartel Office (Bundeskartellamt). The German Cartel Office (Bundeskartellamt) granted a clearance decision on April 27, 2005.

Litigation

In March 2005, two purported class action complaints were filed by putative stockholders of Toys in the Court of Chancery in the State of Delaware in and for New Castle County against the Company and certain of its officers and directors challenging the proposed merger. The first complaint, styled Iron Workers of Western Pennsylvania Pension & Profit Plans v. Toys “R” Us, Inc. (CA No. 1212-N), was filed on March 25, 2005 and the second complaint, styled Jolly Roger Fund LP v. Toys “R” Us, Inc. (CA No. 1218-N), was filed on March 31, 2005 (collectively, the “Complaints”).

The Complaints raise substantially similar allegations on behalf of a purported class of the Company’s stockholders against the defendants for alleged breaches of fiduciary duty in connection with the approval of the merger. The Complaints allege that in determining to enter into the merger agreement, the defendants failed to take appropriate steps to obtain maximum value for stockholders and did not engage in an adequate, conflict-free, fair process to obtain maximum value for stockholders, that certain directors and officers engaged in self-dealing and suffered from conflicts of interests, and that the defendants have failed to disclose all material information concerning the value of the Company and the process leading to the merger agreement. The Complaints seek to enjoin the consummation of the merger or, alternatively, to rescind it. Plaintiffs also seek an award of damages for the alleged wrongs asserted in the Complaints.

The lawsuits are in their preliminary stages. On April 20, 2005, the cases were consolidated in the Court of Chancery in the State of Delaware in and for New Castle County. The defendants have moved to dismiss the lawsuits. The Company believes that the lawsuits are without merit and intends to defend vigorously against them.

THE ME RGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Effective Tim e

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger or such later time as provided in the certificate of merger and agreed to by Parent and the Company. The closing date will occur as soon as practicable, but in no event later than on the second business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived, or such other date as Parent and the Company may agree.

Struc ture

At the effective time of the merger, Acquisition Sub will merge with and into the Company. Toys will survive the merger and continue to exist after the merger as a wholly owned subsidiary of Parent. All of the Company’s and Acquisition Sub’s properties, assets, rights, privileges, immunities, powers and franchises, and all of their debts, liabilities, and duties, will become those of the surviving corporation.

Treatment of Stock and Options

Company Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $26.75 in cash, without interest, other than shares of Company common stock:

•	held in the Company’s treasury immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•	owned by Acquisition Sub, Parent or any wholly owned direct or indirect subsidiary of the Company, Parent or Acquisition Sub immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration; and

•	held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares shall be entitled to only such rights as are granted by Delaware law.

After the effective time of the merger, each of our outstanding stock certificates representing shares of common stock converted in the merger will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Company Stock Options

At the effective time of the merger, each outstanding option (other than a UK Option), whether or not vested or exercisable, to acquire our common stock will be canceled, and the holder of each stock option will be entitled to receive from the surviving corporation as promptly as practicable thereafter an amount in cash, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess of $26.75, if any, over the exercise price per share of common stock subject to such option.

If the amount of such product is zero, no payment will be made.

The amount of cash payable with respect to options will be reduced by the amount of any applicable taxes required to be withheld.

Holders of options outstanding under the UK Option Scheme immediately prior to the signing of the merger agreement were notified that their options are fully vested and that the options outstanding under the UK Option

Scheme may be exercised prior to the merger. We gave notice to such holders at least 70 days prior to the anticipated effective time of the merger that the UK Options will lapse, to the extent not exercised, on the later of 60 days after the date of notice or the effective time of the merger. We have taken all appropriate actions to terminate the UK Option Scheme as of the effective time of the merger and to provide that no shares of our common stock will be issued or purchased under the UK Option Scheme, or upon the purported exercise of any UK Option, from and after the effective time of the merger.

Restricted Shares and Stock Unit Awards

At the effective time of the merger, each outstanding share of our restricted stock, the restrictions of which have not lapsed immediately prior to the effective time of the merger, will become fully vested and, subject to a proper demand for appraisal rights under Delaware law, will be converted into the right to receive $26.75 in cash, without interest.

At the effective time of the merger, each outstanding right to receive our common stock pursuant to a stock unit award under any of our stock plans, whether or not vested, will be canceled, and the holder of the stock unit will be entitled to receive $26.75 in cash, without interest and less applicable withholding taxes.

Exchange and Payment Procedures

At or prior to the effective time of the merger, Parent will, or will cause the surviving corporation to, deposit in trust an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock with a bank or trust company (the “paying agent”) reasonably acceptable to us. Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

The paying agent, Parent and the surviving corporation will not be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for 180 days after the effective time of the merger, will be delivered, upon demand, to Parent. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to Parent may only look to Parent for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the paying agent, including, if necessary, the posting of a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and qualification to do business;

•	our certificate of incorporation and bylaws;

•	our capitalization, including in particular the number of shares of our common stock, stock options, warrants and purchase contracts;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	our subsidiaries;

•	the approval and recommendation by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the required vote of our stockholders in connection with the adoption of the merger agreement;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	our SEC filings since January 31, 2002, including the financial statements contained therein;

•	the absence of undisclosed liabilities;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since October 30, 2004;

•	compliance with applicable legal requirements;

•	legal proceedings and governmental orders;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	real property and tangible personal property;

•	intellectual property;

•	taxes, environmental matters and material contracts;

•	our and our subsidiaries’ top suppliers;

•	our and our subsidiaries’ insurance policies;

•	affiliate transactions;

•	the amendment of our stockholders rights plan and the inapplicability of anti-takeover statutes to the merger;

•	the receipt by us of a fairness opinion from each of Credit Suisse First Boston and Duff & Phelps; and

•	the absence of undisclosed broker’s fees.

For the purposes of the merger agreement, “material adverse effect” means any change, circumstance, event or effect that would be materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company and our subsidiaries taken as a whole.

A “material adverse effect” will not have occurred, however, as a result of any change, circumstance, event or effect resulting from:

•	changes in general economic conditions, except if such changes would reasonably be expected to have a materially disproportionate effect on our and our subsidiaries’ business, financial condition or results of operations taken as a whole relative to other industry participants;

•	the announcement of the merger agreement and the transactions contemplated by the merger agreement;

•	general changes or developments in the industries in which we or our subsidiaries operate, except if such changes or developments would reasonably be expected to have a materially disproportionate effect on our and our subsidiaries’ business, financial condition or results of operation taken as a whole relative to other industry participants;

•	any actions required under the merger agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated by the merger agreement; or

•	changes in any laws or applicable accounting regulations or principles.

You should be aware that these representations and warranties were made by the Company to Parent and Acquisition Sub, may be subject to important limitations and qualifications agreed to by Parent and Acquisition Sub, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement. See “Where You Can Find Additional Information.”

The merger agreement also contains various representations and warranties made by Parent and Acquisition Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their organization, valid existence and good standing;

•	their corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	debt and equity financing commitments;

•	the absence of undisclosed broker’s fees;

•	their lack of ownership of our common stock, including a representation and warranty that neither Parent nor Acquisition Sub is, and at no time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL; and

•	the solvency of Parent and the surviving corporation as of the effective time of the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions and unless Parent gives its prior written consent, between March 17, 2005 and the completion of the merger:

•	we and our subsidiaries will conduct business and operate our and our subsidiaries’ owned and lease real properties in the ordinary course of business; and

•	we will use reasonable best efforts to preserve substantially intact our business organization, material insurance policies, material intellectual property and goodwill, and to preserve our current relationships with suppliers, lessors, employees, customers, liaisons, licensees, distributors, wholesalers, franchisees and other persons with which we have significant business relations.

We have also agreed that during the same time period, and again subject to certain exceptions or unless Parent gives its prior written consent (which consent will not be unreasonably withheld or delayed), we and our subsidiaries will not:

•	amend or otherwise change our certificate of incorporation or bylaws or amend or grant any waiver under our stockholders rights plan;

•	issue, deliver, sell, pledge, transfer, convey, dispose of or encumber any of our or our subsidiaries’ equity interests of any class or securities convertible into or exchangeable for any such equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any of our or our subsidiaries’ equity interests, except in accordance with the terms of outstanding options, our equity security units and our stockholders rights plan or issuances by one of our wholly owned subsidiaries to its parent or to another of our wholly owned subsidiaries;

•	declare, set aside, make or pay dividends or other distribution payable in cash, stock, property or otherwise with respect to any of our or our subsidiaries’ equity interests or any options, warrants, convertible securities or other rights to acquire any of our or our subsidiaries’ equity interests, except for any dividend or distribution by one of our wholly owned subsidiaries and interest payments made by us in respect of our equity security units in accordance with their terms;

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of our or our subsidiaries’ equity interests or any options, warrants, convertible securities or other rights to acquire our or our subsidiaries’ equity interests, except the acquisition of shares tendered by current or former employees in order to pay taxes in connection with exercise of options or the lapse of restrictions on restricted stock or stock units pursuant to the terms of any of our existing stock plans;

•	redeem, repurchase, prepay, defease or otherwise acquire any of our 6.87% Notes due 2006, 6.25% Notes due 2007, 7.625% Notes due 2011, 7.875% Notes due 2013, 7.375% Notes due 2018 and 8.75% Debentures due 2021;

•	amend or grant any waiver under the purchase contract agreement with The Bank of New York or any purchase contract with respect to our equity security units;

•	acquire, lease or license from any person or sell, dispose of, encumber, lease or license any businesses, any equity interests or assets, including intellectual property (other than licenses to third parties to use intellectual property in the ordinary course of business), which are material to us and our subsidiaries taken as whole, other than purchases and sales of inventory, non-merchandise supplies, media and advertising and other assets in the ordinary course of business;

•	incur, guarantee or materially modify any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person (other than one of our subsidiaries), other than

•	in the ordinary course of business, or

•	any letter of credit entered into in the ordinary course of business not in excess of $20,000,000 in any single transaction or series of related transactions;

•	other than in the ordinary course of business, enter into, renew or materially amend any material contract;

•	authorize any material new capital expenditures which are, in the aggregate, in excess of our capital expenditure budget;

•	other than in the ordinary course of business, commence or undertake any extraordinary sales events or significant discounting of merchandise;

•	take any actions to materially change relationships in a manner adverse to us or our subsidiaries with material product vendors and suppliers;

•	lease, license, mortgage, hypothecate, pledge, sell, sublease, grant any material easement affecting and/or transfer any interest in any owned real property or any improvements thereon or on any leased real property, or materially amend, extend or terminate any real property leases;

•	except as contemplated by the merger agreement, to the extent required under any benefit plan or as required by applicable law and except in the ordinary course of business with respect to employees who are not directors or officers,

•	increase or decrease the compensation or benefits of, or pay any bonus to, any of our or our subsidiaries’ current or former directors, officers, employees or consultants,

•	take any action to fund the payment of compensation or benefits under any benefit plan, or

•	grant any awards under any benefit plan;

•	except as contemplated by the merger agreement, to the extent required under any benefit plan or as required by applicable law,

•	terminate or materially amend or modify any benefit plan,

•	exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any benefit plan,

•	materially change any actuarial or other assumption used to calculate funding obligations with respect to any benefit plan or change the manner in which such contributions to any benefit plan are made or the basis on which such contributions are determined,

•	adopt or enter into any new employee benefit plan, arrangement or employment contact, or

•	hire or terminate any officer other than termination for cause;

•	enter into affiliate transactions;

•	settle any pending or threatened litigation where the amount exceeds $2,500,000 or where the Company would be prohibited from operating as it has historically;

•	other than in the ordinary course of business, (i) make any material tax election or change any method of accounting, (ii) enter into any settlement or compromise of any material tax liability, (iii) file any amended tax return with respect to any material tax, (iv) change any annual tax accounting period, (v) enter into any closing agreement relating to any material tax or (vi) surrender any right to claim a material tax refund;

•	make any changes in accounting policies or procedures other than as required by U.S. generally accepted accounting principles consistently applied or a governmental authority; and

•	agree to take any of the actions described above.

Stockholders Meeting

The merger agreement requires us, as soon as reasonably practicable, to call, give notice of and hold a meeting of our stockholders to adopt the merger agreement. Except to the extent necessary in order to comply with its fiduciary duties under applicable law, our board of directors is required to recommend that our stockholders vote in favor of adoption of the merger agreement and to use its reasonable best efforts to have the merger agreement adopted by our stockholders.

No Solicitation of Transactions

We have agreed that we, our directors and officers and our subsidiaries will not, and we are required to use our reasonable best efforts to cause our and our subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making, submission or reaffirmation of any acquisition proposal; or

•	engage in any negotiations or discussions concerning, or provide access to our and our subsidiaries’ properties, books and records or any confidential information or data to, any person relating to an acquisition proposal or execute or enter into any agreement, understanding, letter of intent or arrangement with respect to any acquisition proposal.

An “acquisition proposal” is any proposal or offer with respect to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving us and any of our subsidiaries or any proposal or offer to acquire in any manner an equity interest representing a 20% or greater economic or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any of our subsidiaries representing 20% or more of the consolidated assets, revenues or earnings of the Company and our subsidiaries.

Except as described below, neither we nor our board of directors or any committee thereof may recommend any acquisition proposal to our stockholders or approve any agreement with respect to an acquisition proposal. Prior to adoption of the merger agreement by our stockholders, however, we or our board of directors are permitted to provide access to our properties, books and records and provide other information and data in response to a request for such information or data (if we receive an executed confidentiality agreement from the person requesting the information on terms substantially similar to those contained in the existing confidentiality agreements) or to engage in discussions or negotiations with, or provide any information to, a third party in connection with an unsolicited bona fide written acquisition proposal, if and only to the extent that before taking any of these actions:

•	our board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, that such action is necessary for our board of directors to comply with its fiduciary duties under applicable law and that the applicable acquisition proposal will result in, or could reasonably be expected to constitute or result in, a “superior proposal” from the party that made the applicable acquisition proposal; and

•	we promptly notify Parent no later than 24 hours after taking any such action.

For purposes of the merger agreement, “superior proposal” means any acquisition proposal that:

•	relates to a proposal or offer to acquire in any manner an equity interest representing a 50% or greater economic or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any of our subsidiaries representing 50% or more of the consolidated assets, revenues or earnings of the Company and our subsidiaries;

•	is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the person making the proposal; and

•	if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transactions contemplated by the merger agreement (after giving effect to any adjustments to the terms of the merger agreement committed to in writing by Parent in response to the applicable acquisition proposal).

Furthermore, if, at any time prior to the adoption of the merger agreement by our stockholders, our board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, that an unsolicited bona fide written acquisition proposal that did not otherwise result from a material breach of the provisions described in the previous paragraphs is a superior proposal and that terminating the merger agreement to accept the superior proposal and/or recommending the superior proposal to our stockholders is necessary in order for our board of directors to comply with its fiduciary duties under applicable law, we may terminate the merger agreement and/or our board of directors may approve or recommend the superior proposal to our stockholders, and immediately prior to or concurrently with the termination of the merger agreement enter into any agreement, understanding, letter of intent or arrangement with respect to such superior proposal, as applicable, but only if:

•	we give Parent prior written notice that we or our board of directors intend to terminate the merger agreement or recommend such superior proposal to our stockholders at least three business days before the action is to be taken and, during this period, we and our advisors negotiate in good faith with Parent to make such adjustments to the terms and conditions of the merger agreement so that the acquisition proposal would no longer constitute a superior proposal; and

•	in case we terminate the merger agreement, we concurrently pay to Parent the $247.5 million termination fee. See “—Termination” and “—Fees and Expenses” below.

We have also agreed:

•	to terminate immediately any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed;

•	to notify Parent within 48 hours of our receipt of an acquisition proposal, including the material terms and conditions of the acquisition proposal and the identity of the third party making the proposal;

•	to keep Parent reasonably informed of the status and material terms and conditions of any proposals or offers; and

•	to the extent we have a right to do so, to promptly request that with respect to each person who executed a confidentiality agreement with us within the 12 months prior to the date of the merger agreement in connection with that person’s consideration of an acquisition proposal that such person return or destroy all confidential information or data previously furnished to the person.

Employee Benefits

At or prior to the effective time of the merger, we will amend our 401(k) plan to provide that the profit sharing account balance of any employee who has four years of service as of the effective time of the merger will be fully vested (subject to compliance with applicable anti-discrimination rules).

At or prior to the effective time of the merger, we will cause all accounts in our deferred compensation plans (including the SERP) to become fully vested. In addition, the Company will cause the deferred compensation plans to terminate as of the effective time of the merger and will cause all account balances to be distributed within 15 days after the closing.

Furthermore, Parent will cause the surviving corporation to maintain:

•	the bonus performance targets established by the Company for the first two quarters of the fiscal year ending January 28, 2006 under the Amended and Restated Toys “R” Us, Inc. Management Incentive Plan;

•	through the end of the fiscal year ending January 28, 2006, certain specified benefit plans and benefits, or substitute plans or arrangements, that in the aggregate provide compensation and benefits that are not materially less favorable to the participants; and

•	for a period of five years after the merger, the Toys “R” Us, Inc. Split Dollar Plan and the rabbi trust known as the Grantor Trust for Toys “R” Us, Inc. Supplemental Executive Retirement Plan (the “SERP Rabbi Trust”) in effect for the benefit of current participants and will keep the SERP Rabbi Trust funded with policies of insurance on lives of such participants as in effect immediately prior to the merger or substitute policies providing a death benefit equal to the liabilities under our Split Dollar Plan.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement, including making filings under the Hart-Scott-Rodino Act and under the antitrust laws of foreign jurisdictions for which similar filings are required. If requested in writing by Parent prior to the date of this proxy statement, we have agreed to use reasonable efforts to assist Parent in separating the global toys business from the Babies “R” Us business, provided that such efforts would not reasonably be expected to have the effect of preventing or materially delaying the consummation of the transactions contemplated by the merger agreement, resulting in increased liability to our directors and officers or the directors and officers of any of our subsidiaries, or being otherwise adverse to us, any of our subsidiaries or our respective officers and directors. In addition, each party has agreed to cooperate and use reasonable best efforts to resolve any objections or suits brought by any governmental entity or private third party challenging any of the transactions contemplated by the merger agreement as being in violation of any antitrust law. Such efforts include agreeing to sell, hold separate or otherwise dispose of or conduct such party’s business in a manner which would resolve such objections or suits. However, no party is required to take any of the foregoing actions if doing so would have a material adverse effect.

Existing Indebtedness

Prior to the closing, if requested by Parent, we will commence a tender offer and consent solicitation with respect to any or all of our 6.875% Notes due 2006, 6.25% Senior Notes due 2007, 7.625% Notes due 2011, 7.875% Notes due 2013, 7.375% Notes due 2018 and 8.75% Debentures due 2021 in accordance with the terms and conditions provided by Parent to us and applicable law (collectively, the “debt tenders”). Unless we otherwise agree in writing, no debt tender will be required to close on or prior to the closing. In the event that the merger agreement is terminated, then Parent will reimburse us for any reasonable out-of-pocket costs, fees and expenses incurred by us in connection with the debt tenders and will indemnify us for any other liabilities incurred by us pursuant to the debt tenders except to the extent our actions are inconsistent with the instructions of Parent. As of the date hereof, we have not been requested to commence any such tender offer and consent solicitation, except with respect to all of our outstanding 6.25% Senior Notes due 2007.

Prior to the closing, we will purchase the premises leased pursuant to the Lease Agreement, dated September 26, 2001, between Wachovia Bank, N.A. (f/k/a First Union Development Corporation) and one of our subsidiaries (the “Synthetic Lease”). Prior to the closing, we will terminate and settle certain specified swap agreements.

Cooperation

Parent has agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to:

•	maintain in effect the financing commitments and to satisfy the conditions to obtaining the financing set forth therein;

•	enter into definitive financing agreements with respect to the debt financing as contemplated by the debt financing commitments so that the financing commitments are in effect as promptly as practicable but in no event later than the closing date; and

•	consummate the financing at or prior to the closing.

In addition, Parent has agreed to use the bridge facility contemplated by the debt financing commitments to cause the closing to occur by the thirtieth day after the special meeting to the extent the real estate secured financing contemplated by the debt financing commitments has not been finalized by such time.

If, despite Parent’s reasonable best efforts, any of the debt financing commitments or the debt financing agreements expire or are terminated prior to the closing, Parent has agreed to promptly notify us of such expiration or termination and has agreed to use reasonable best efforts to promptly arrange for alternative debt financing with terms and conditions substantially comparable to those contained in the expired or terminated commitments or agreements.

We have agreed, and have agreed to cause our subsidiaries to, provide such cooperation as may be reasonably requested by Parent in connection with the debt financing, including:

•	upon reasonable advance notice by Parent, participation in meetings, drafting sessions, due diligence sessions, management preparation sessions, “road shows” and sessions with rating agencies;

•	using reasonable best efforts to prepare business projections and financial statements for inclusion in offering memoranda, private placement memoranda, prospectuses and similar documents;

•	(i) assisting Parent with its preparation and negotiation of mortgages and granting such mortgages, (ii) assisting Parent in obtaining preliminary title policies and resolving exceptions on such title policies which are objected to by the lenders of the debt financing and (iii) with respect to some or all of the locations where we conduct business, assisting Parent with its preparation of, and negotiation related to, pledges in the equity interests of some or all of our subsidiaries, and the granting of such pledges;

•	preparing conveyance instruments necessary to transfer prior to the closing record ownership of our owned real property to the correct legal owner as of the date of the merger agreement, and effecting such transfers;

•	assisting Parent with its preparation of any necessary transfer documentation with respect to the locations where we conduct business that is required in connection with the debt financing; and

•	allowing Parent, its representatives, its lenders and its lender’s representatives access to the locations where we conduct business as may be reasonably necessary for their property level due diligence.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Stockholder Approval. The adoption of the merger agreement by our stockholders.

•	No Law or Orders. No law or order having been enacted or entered by a U.S. or state governmental authority, the European Commission, Canadian governmental authority or governmental authorities of certain material European jurisdictions, that prohibits, restrains or enjoins the completion of the merger.

•	No Proceedings. No pending action, suit, proceeding or decision instituted by any U.S. or state governmental authority, the European Commission, Canadian governmental authority or governmental authorities of certain material European jurisdictions seeking to prohibit, restrain or enjoin or challenging the completion of the merger.

•	Regulatory Approvals.

•	all waiting periods under the Hart-Scott-Rodino Act having been terminated or expired without the addition of any conditions or obligations which would, individually or in the aggregate, have a material adverse effect;

•	required approvals, to the extent a failure to obtain such approval would be a violation of law and subject the respective entity to material fines or other material consequences, pursuant to foreign antitrust laws of certain material European jurisdictions having been obtained or the waiting periods thereunder having expired without the addition of any conditions or obligations which would, individually or in the aggregate, have a material adverse effect;

•	if applicable, the European Commission confirming that the merger is compatible with the common market without attaching any conditions or obligations which would, individually or in the aggregate, have a material adverse effect; and

•	approval under the Competition Act (Canada) having been granted.

The obligations of Parent and Acquisition Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties.

•	our representations and warranties regarding certain matters relating to our capitalization must be true and correct when the merger agreement was entered into and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true only as of that date, and except where the failure of such representations and warranties to be true and correct, in the aggregate, has not resulted in, and would not reasonably be expected to result in, liability to us or the surviving corporation in excess of $25,000,000;

•	our representations and warranties regarding certain matters relating to our capitalization, our authority to execute, deliver and perform the merger agreement, our material subsidiaries, the opinions of our financial advisors and broker’s and finder’s fees related to the merger must be true and correct in all material respects when the merger agreement was entered into and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true only as of that date; and

•	all other representations and warranties made by us (disregarding all materiality qualifications) must be true and correct when the merger agreement was entered into and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true only as of that date, and except where the failure of such representations and warranties to be true and correct, has not had, and would not reasonably be expected to have, in the aggregate, a material adverse effect.

•	Compliance with Covenants. The performance, in all material respects, by us of our covenants and agreements in the merger agreement.

•	Closing Certificate. Our delivery to Parent at closing of a certificate with respect to the satisfaction of the conditions relating to our representations, warranties, covenants and agreements.

•	Absence of a Material Adverse Effect. Since March 17, 2005, the absence of any event, condition, change or development or worsening of any existing event, condition, change or development that would reasonably be expected to have a material adverse effect.

•	Financing Condition. The receipt by us, Parent or Acquisition Sub of the proceeds of the debt financing.

•	Synthetic Lease and Swaps. The termination of the Synthetic Lease and the termination of specified swap agreements.

Our obligation to complete the merger is subject to the following additional conditions:

•	Representations and Warranties. The truth and correctness in all material respects of Parent’s and Acquisition Sub’s representations and warranties when the merger agreement was entered into and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true only as of that date.

•	Compliance with Covenants. The performance, in all material respects, by Parent and Acquisition Sub of their covenants and agreements in the merger agreement.

•	Closing Certificate. The delivery at closing by Parent of a certificate with respect to the satisfaction of the conditions relating to Parent’s and Acquisition Sub’s representations, warranties, covenants and agreements.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by either Parent or the Company, if:

•	a U.S. or state governmental authority, the European Commission, Canadian governmental authority or governmental authorities of certain material European jurisdictions have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the merger and such order or other action is final and non-appealable;

•	the closing has not occurred on or before September 15, 2005, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement, where such failure constitutes a material breach of the merger agreement; provided, that if the closing conditions relating to the absence of actions or suits by governmental authorities or the obtaining of antitrust approvals have not been satisfied, then either Parent or we may unilaterally extend such date until October 31, 2005;

•	the Company stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof;

•	there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied and which has not been cured prior to the earlier of 10 business days following notice or September 15, 2005 (or October 31, 2005, if applicable);

•	by Parent, if our board of directors withdraws, modifies or changes in a manner adverse to Parent its recommendation or approval of the transactions contemplated by the merger agreement or recommends or approves an acquisition proposal other than the transactions contemplated by the merger agreement or resolves to effect any of the foregoing;

•	by the Company, prior to adoption of the merger agreement by the Company stockholders in accordance with the merger agreement, if we receive a superior proposal in accordance with the terms of the merger agreement described under “No Solicitation of Transactions” above, but only after we have provided notice to Parent regarding our intent to terminate the merger agreement and/or recommend the superior proposal and provided Parent at least a three business day period, during which time we must negotiate in good faith with Parent to make such adjustments to the terms and conditions of the merger agreement so that the superior proposal would no longer be considered as such, and only if we concurrently pay to Parent the termination fee described below under “Fees and Expenses.”

Fees and Expenses

We have agreed to reimburse Parent’s transaction expenses, up to a limit of $30 million, if either the Company or Parent terminates the merger agreement because of the failure to receive Company stockholder approval at the special meeting or any postponement or adjournment thereof.

In addition, we have agreed to pay to Parent a termination fee of $247.5 million if:

•	Parent has terminated the merger agreement due to a breach by us of our representations, warranties, covenants or agreements such that the closing conditions would not be satisfied and such breach has not been cured within the specified time, and

•	prior to the breach giving rise to Parent’s right to terminate, an acquisition proposal has been made known to us or publicly disclosed and has not been withdrawn; and

•	within 12 months after the termination, we enter into an agreement with respect to an acquisition proposal or a transaction pursuant to an acquisition proposal is completed;

•	either the Company or Parent has terminated the merger agreement because of the failure to receive Company stockholder approval, and

•	prior to the special meeting, an acquisition proposal has been made known to us or publicly disclosed and has not been withdrawn; and

•	within 12 months after the termination, we enter into an agreement with respect to an acquisition proposal or a transaction pursuant to an acquisition proposal is completed;

•	either the Company or Parent has terminated the merger agreement because the closing has not occurred on or before September 15, 2005 (or October 31, 2005, if applicable); and

•	prior to the termination date, an acquisition proposal has been made known to us or publicly disclosed and has not been withdrawn; and

•	within 12 months after the termination, we enter into an agreement with respect to an acquisition proposal or a transaction pursuant to an acquisition proposal is completed;

•	Parent has terminated the merger agreement because our board of directors has withdrawn, modified or adversely changed its recommendation of the transactions contemplated by the merger agreement or recommended or approved an acquisition proposal other than the transactions contemplated by the merger agreement or resolved to effect any of the foregoing; or

•	the Company has terminated the merger agreement in accordance with and subject to the terms of the merger agreement described under “No Solicitation of Transactions” above prior to the adoption of the merger agreement by the Company’s stockholders in accordance with the merger agreement due to the receipt by the Company of a superior proposal.

If we are obligated to pay a termination fee, any amounts previously paid to Parent as expense reimbursement will be credited toward the termination fee amount payable by us. For purposes of determining whether a termination fee is payable by us, an “acquisition proposal” is one that relates to a proposal or offer to acquire in any manner a 50% or greater economic or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any of our subsidiaries representing 50% or more of the consolidated assets, revenues or earnings of the Company and our subsidiaries.

Amendment and Waiver

Subject to applicable law, the merger agreement may be amended by the written agreement of the parties at any time prior to the closing date of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement also provides that, at any time prior to the effective time of the merger, any party may, by written agreement:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement which may be legally waived.

MARKET PRICE OF THE COMPANY’S STOCK

Our common stock is traded on the NYSE under the symbol “TOY.” The following table sets forth the high and low sales prices per share of our common stock on the NYSE for the periods indicated.

Market Information

	Common Stock
	High	Low
Fiscal Year Ended January 31, 2004
1st Quarter	$10.52	$7.70
2nd Quarter	$13.30	$10.40
3rd Quarter	$14.80	$10.84
4th Quarter	$14.85	$10.21

Fiscal Year Ended January 29, 2005
1st Quarter	$17.44	$13.88
2nd Quarter	$16.96	$12.90
3rd Quarter	$18.18	$14.81
4th Quarter	$21.39	$18.08

Fiscal Year Ending January 28, 2006
1st Quarter (through April 29, 2005)	$26.35	$21.24

The closing sale price of our common stock on the NYSE on March 16, 2005, which was the last trading day before we announced the merger, was $24.77. On [                  ], 2005, the last trading day before this proxy statement was printed, the closing price for the Company’s common stock on the NYSE was $[•]. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

We have not paid any cash dividends on our common stock. Our board of directors periodically reviews whether to pay dividends and any decision to pay dividends will depend upon our earnings, financial condition and other factors. The merger agreement provides, among other things, that we may not pay any dividends on our common stock without the consent of Parent.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

The information below is based on a review of all statements on Schedules 13D and 13G filed with the SEC, except as otherwise known by the Company. As of March 31, 2005, 219,225,970 shares of common stock of the Company were outstanding and, as of such date, these stockholders have reported the following ownership of shares of the Company’s common stock, which represents the following percent of outstanding shares of the Company’s common stock as of that date:

	Shares Beneficially Owned(1)
Stockholder Name and Address	Shares	Percent of Outstanding Shares as of March 31, 2005
Brandes Investment Partners, L.P. (2)	23,540,202	10.7%
11988 El Camino Real, Suite 500
San Diego, CA 92130

FMR Corp. (3)	11,022,580	5.0%
82 Devonshire Street
Boston, MA 02109

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Company common stock with respect to which such person has (or has the right to acquire within 60 days, i.e., by May 30, 2005 in this case) sole or shared voting power or investment power.

(2)	According to Amendment No. 5 to Schedule 13G, dated February 14, 2005, filed with the SEC by Brandes Investment Partners, L.P., an investment adviser, Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby (collectively, “Brandes”), on December 31, 2004, Brandes was the beneficial owner of 23,540,202 shares of Company common stock with shared voting power over 18,798,935 shares, sole voting power over none of the shares, shared dispositive power over all 23,540,202 shares and sole dispositive power over none of the shares. Under that filing, each of Brandes Investment Partners, Inc., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby, who are control persons of the investment adviser, disclaimed direct ownership as to all of these shares, except for an amount equal to substantially less than 1% of such shares. In addition, Brandes Worldwide Holdings, L.P. who is a control person of the investment advisor, disclaimed direct ownership to all of such shares.

(3)	According to Schedule 13G, dated February 14, 2005, filed with the SEC by FMR Corp., Edward C. Johnson III, Abigail P. Johnson, Fidelity Management & Research Company, an investment advisor, Fidelity Management Trust Company and Fidelity International Limited (collectively, “FMR”), on December 31, 2004, FMR was the beneficial owner of 11,022,580 shares of Company common stock with shared voting power over none of the shares, sole voting power over 1,247,907 of the shares, shared dispositive power over none of the shares and sole dispositive power over all 11,022,580 shares.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Directors’ and Executive Officers’ Ownership of the Company

The following table sets forth the number of shares of common stock of the Company beneficially owned, as of March 31, 2005, by our chief executive officer and the next four most highly compensated current executive officers (the “Named Executive Officers”), each director, and all directors and current executive officers as a group. The table also sets forth ownership information for these individuals regarding unvested stock options and stock units for which these individuals are not deemed to beneficially own the underlying shares of common stock. No individual director or Named Executive Officer beneficially owned in excess of one percent of the outstanding common stock, as of March 31, 2005, except for John H. Eyler, Jr. who owned 1.17% of the outstanding common stock of the Company as of March 31, 2005. The group consisting of all directors, Named Executive Officers and other executive officers beneficially owned approximately 2.4% of the outstanding shares of common stock, as of March 31, 2005.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Options Exercisable Within 60 Days	Options Not Exercisable Within 60 Days	Stock Units, Restricted Stock Units, Deferred Stock Units, and “Profit Shares”(2)
John Barbour	35,500		178,000	60,000	—
RoAnn Costin	1,500		52,500	30,000	23,480
John H. Eyler, Jr.	365,000		2,220,000	740,000	200,000
Roger N. Farah	1,000		—	30,000	26,776
James Feldt	110,500		494,471	56,472	7,057
Peter A. Georgescu	5,000		31,464	36,069	3,269
Cinda A. Hallman	5,510		—	10,833	1,039
Calvin Hill	1,000	(3)	51,000	30,000	24,353
Nancy Karch	1,500		1,389	32,778	16,742
Christopher K. Kay	62,463		383,258	88,759	102,483
Richard L. Markee	237,539	(4)	750,261	137,762	74,477
Norman S. Matthews	4,000		64,500	30,000	44,714
Arthur B. Newman	5,000		62,000	30,000	46,817
Frank R. Noonan	2,000		—	2,500	5,956
All directors and current executive officers as a group (16 persons)	922,173		4,446,843	1,420,173	577,163

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock with respect to which such person has (or has the right to acquire within 60 days, i.e., by May 30, 2005 in this case) sole or shared voting power or investment power.

(2)	Includes the following: (i) for non-employee directors, stock units and deferred stock units granted pursuant to the 1999 Toys “R” Us, Inc. Non-Employee Directors’ Stock Unit Plan and the 1990 Stock Unit Plan for Non-Employee Directors of Toys “R” Us, Inc., and (ii) for the executive officers, restricted stock, restricted stock units and “profit shares” deferred pursuant to the Toys “R” Us, Inc. Partnership Group Deferred Compensation Plan. In each case, the holder does not have (and does not have the right to acquire within 60 days) sole or shared voting power or investment power over the underlying common stock, and therefore is not deemed to be the beneficial owner of the underlying common stock. The stock units are included in the table because they represent an additional financial interest that is subject to the same market risk as the Company’s common stock.

(3)	Excludes 135 shares of common stock beneficially owned by Mr. Hill’s wife, as to which Mr. Hill disclaims beneficial ownership.

(4)	Includes 34,000 stock units that will vest and convert to shares of common stock on a one-for-one basis on or before May 30, 2005.

Directors’ and Executive Officers’ Ownership of Toysrus.com, Inc.

As of March 31, 2005, 43,514,473 shares of Toysrus.com, Inc. common stock were outstanding. As of that date, the Company owned 38,465,303 shares of common stock and 8,000,000 shares of preferred stock of Toysrus.com, Inc. The shares of preferred stock are convertible at any time into aggregate of 80,000,000 shares of common stock of Toysrus.com, Inc. Toysrus.com, Inc. owns 66.8% of Toysrus.com, LLC, the operating company for the Company’s online business. The following table sets forth the number of shares of common stock of Toysrus.com, Inc. beneficially owned, as of March 31, 2005, by each Named Executive Officer, each director and all directors and current executive officers as a group. No individual director or Named Executive Officer beneficially owned in excess of one percent of the outstanding common stock of Toysrus.com, Inc., as of March 31, 2005, except for John Barbour who owned 4.6% of the outstanding common stock of Toysrus.com, Inc. as of March 31, 2005. The group consisting of all directors and current executive officers beneficially owned approximately 8.0% of the shares of common stock of Toysrus.com, Inc., as of March 31, 2005.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Options Exercisable Within 60 Days
John Barbour	2,000,000		—
RoAnn Costin	—		10,000
John H. Eyler, Jr.	—		300,000
James E. Feldt	—		75,000
Calvin Hill	10,000		—
Christopher K. Kay	—		85,000
Richard L. Markee	75,000	(2)	—
Norman S. Matthews	20,000		—
Arthur B. Newman	20,000		—
All directors and current executive officers as a group (16 persons)	2,125,000		1,470,000

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock with respect to which such person has (or has the right to acquire within 60 days, i.e., by May 30, 2005 in this case) sole or shared voting power or investment power.

(2)	Excludes 15,000 shares owned by Mr. Markee’s two daughters. Mr. Markee disclaims beneficial ownership of these shares.

RIGHTS OF APPRAISAL

Under the DGCL, you have the right to demand appraisal in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of your common stock of the Company as determined by the Delaware Court of Chancery. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the merger agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be in writing and addressed to Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey 07470, Attention: General Counsel, before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). The demand should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of the Company’s common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of the Company’s common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders. Accordingly, it is the obligation of the Company’s stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of the Company’s common stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In determining fair value for appraisal purposes under Section 262 of the DGCL, the Chancery Court might, or might not, employ some or all of the valuation analyses utilized by the Company’s financial advisors as described in summary fashion under the heading “Opinion of the Company’s Financial Advisors.” You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), one proxy statement will be delivered to two or more stockholders who share an address, unless Toys has received contrary instructions from one or more of the stockholders. Toys will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey 07470, Attention: Investor Relations, telephone: (973) 617-3500. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Toys at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold a 2005 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2005 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2005 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in the proxy statement and form of proxy for the 2005 annual meeting pursuant to Rule 14a-8, proposals of stockholders must have been received by us no later than December 15, 2004 and must comply with Rule 14a-8. If the date of the 2005 annual meeting, if any, is changed by more than 30 days from June 2, 2005, then in order to be considered for inclusion in the Company’s proxy materials, proposals of stockholders intended to be presented at the 2005 annual meeting must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2005 annual meeting. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey 07470, Attention: Corporate Secretary.

In addition, our amended and restated by-laws provide that stockholders who own shares of at least $1,000 in current value seeking to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the annual meeting; provided, in the event that less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, notice by the stockholder to be timely must be received by the close of business on the tenth day following the date on which notice of the meeting was mailed or public disclosure was made. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street

New York, NY 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey 07470, Attention: Investor Relations. If you would like to request documents, please do so by [            ], in order to receive them before the special meeting.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

Toys Filings:	Periods:
Annual Report on Form 10-K	Year ended January 29, 2005

Current Reports on Form 8-K	Filed February 14, 2005, February 18, 2005, March 22, 2005, March 24, 2005, April 4, 2005, April 7, 2005 and April 14, 2005

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [                         ,] 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents, including the merger agreement, that are attached or filed as annexes to this proxy or are incorporated by reference into this document. These representations and warranties were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including the Company, Parent and Acquisition Sub), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the merger agreement, as statements of factual information.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

TOYS “R” US, INC.,

GLOBAL TOYS ACQUISITION, LLC,

and

GLOBAL TOYS ACQUISITION MERGER SUB, INC.

Dated as of March 17, 2005

i

ii

AGREEMENT AND PLAN OF MERGER dated as of March 17, 2005 (this “Agreement”) among Global Toys Acquisition, LLC, a Delaware limited liability company (“Parent”), Global Toys Acquisition Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”) and Toys “R” Us, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Acquisition Sub providing for the merger (the “Merger”) of Acquisition Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and conditions contained herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the Boards of Directors of Parent and Acquisition Sub have approved, and the board of directors of Acquisition Sub has declared it advisable for Acquisition Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“ABL Letter” means that certain letter, dated March 17, 2005, from Bank of America, N.A., Banc of America Securities LLC, Deutsche Bank AG Cayman Islands Branch, and Deutsche Bank Securities Inc. to Parent.

“Action” means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Bain Letter” means that certain letter, dated March 17, 2005 from Bain Capital Fund VIII, LLC to Parent.

“Bridge Letter” means that certain letter, dated March 17, 2005, from Banc of America Bridge LLC, Deutsche Bank AG New York Branch and Deutsche Bank AG Cayman Islands Branch, Banc of America Securities LLC, and Deutsche Bank Securities Inc. to Parent.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Subsidiaries” means the Subsidiaries of the Company (provided, that for the avoidance of doubt, the term “Company Subsidiaries” shall not include Toys “R” Us-Japan, Ltd.).

“Competition Act (Canada)” means the Canadian Competition Act, R.S.C. 1985, c.C-34, as amended.

“Competition Act Approval” means:

(a) the issuance of an advance ruling certificate (“ARC”) pursuant to section 102 of the Competition Act (Canada) (the “Competition Act”) by the Commissioner of Competition (the “Commissioner”); or

(b) (i) the waiting period under section 123 of the Competition Act has expired, been terminated or waived pursuant to section 113(c) of the Competition Act and (ii) the Commissioner shall have advised Parent, in writing, on terms satisfactory to Parent that he or she has no intention to file an application under Part VIII of the Competition Act in connection with the transactions contemplated by this Agreement.

“Confidentiality Agreements” means, collectively, (a) the confidentiality agreement dated October 8, 2004, between Kohlberg Kravis & Roberts & Co., L.P and the Company, (b) the confidentiality agreement dated October 6, 2004, between Bain Capital and the Company and (c) the confidentiality agreement dated October 30, 2004, between Vornado Realty LLC and the Company.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, claim, restriction, covenant, easement, right of way, title defect, adverse claim of ownership or use, transfer restriction, voting agreement, proxy or other limitation on voting rights, or other encumbrance of any kind, other than any obligation to accept returns of inventory in the ordinary course of business and other than those arising by reason of restrictions on transfers under federal, state and foreign securities laws.

“Equity Interest” means (a) with respect to a corporation, any and all classes or series of shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (c) with respect to any other Person, any other security representing any direct equity ownership or participation in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“European Letter” means that certain letter, dated March 17, 2005, from Deutsche Bank AG London to Parent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, provincial, supranational, local or foreign government, governmental, regulatory or administrative authority, self-regulatory organization, agency or commission or any court, tribunal, or judicial or arbitral body (including any political or other subdivision, department or branch of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) other indebtedness of such Person evidenced by notes, bonds or debentures, (iii) capitalized leases classified as indebtedness of such Person under GAAP, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) any obligation of such Person for the deferred purchase price of property or services (other than trade payables and other current liabilities), (vi) all obligations of such Person pursuant to or evidenced by hedging, swap or factoring arrangements or contracts or other similar instruments, (vii) all Indebtedness of another Person referred to in clauses (i) through (vi) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, or in effect guaranteed directly or indirectly, jointly or severally, by such Person through an agreement (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to or in any manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss, (viii) all Indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (ix) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptance or similar facilities issued for the account of such Person, and (x) all obligations under any acquisition agreements pursuant to which such Person is responsible for any earn-out or other contingent payments.

“Intellectual Property” means United States or foreign intellectual property, including (i) all inventions, patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including databases and related documentation), and (vi) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“KKR Letter” means that certain letter, dated March 17, 2005 from KKR Millennium Fund, Limited Partnership to Parent.

“Knowledge” means (i) with respect to Parent, the actual knowledge (without independent inquiry or investigation) of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge (without independent inquiry or investigation) of the officers of the Company listed on Schedule I hereto.

“Law” means any statute, law, ordinance, regulation, rule, code, principle of common law and equity or other requirement of law of a Governmental Authority or any Governmental Order.

“Liabilities” means any and all Indebtedness and other losses, debts, liabilities, damages, obligations, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise) relating thereto.

“Material Adverse Effect” means any change, circumstance, event or effect that would be materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, other than any change circumstance, event or effect resulting from (i) changes in general economic conditions, (ii) the announcement of this Agreement and the transactions contemplated hereby, (iii) general changes or developments in the industries in which the Company and the Company Subsidiaries operate, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated by this Agreement or (v) changes in any Laws or applicable accounting regulations or principles, unless, in the case of the foregoing clauses (i) and (iii), such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole relative to other industry participants.

“Option” means each option granted by the Company to purchase shares of Company Common Stock pursuant to any of the Stock Plans.

“Permitted Encumbrances” means: (i) liens for taxes, assessments and governmental charges or levies imposed upon the Company or a Company Subsidiary not yet due and payable or which are being contested in good faith by appropriate proceedings (provided such contests do not exceed $10 million in the aggregate) or for which reserves have been established on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (ii) Encumbrances imposed by Law which are not yet due and payable and have arisen in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company or a Company Subsidiary arising or incurred in the ordinary course of business, (v) zoning, entitlement and other land use and environmental regulations by Governmental Authorities, (vi) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to real property; provided, that in the case of clauses (v) and (vi), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, (vii) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof, (viii) any matters disclosed in title reports delivered or made available to Parent in the electronic data room prepared by the Company prior to the date of this Agreement or otherwise delivered by the Company to Parent and (ix) liens relating to any Indebtedness described in clauses (i), (ii) and (iii) of the definition of Indebtedness.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority, joint venture, limited liability company or other entity.

“Purchase Contract” as defined in the Purchase Contract Agreement.

“Purchase Contract Agreement” means the Purchase Contract Agreement dated as of May 28, 2002 between the Company and The Bank of New York, as purchase contract agent.

“Restricted Stock” means shares of Company Common Stock granted under any of the Stock Plans that are subject to restrictions on transfer and a substantial risk of forfeiture.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Site” each location where the Company or any Company Subsidiary conducts business, including all Owned Real Property and Leased Real Property.

“Stock Plans” means the following plans: (i) Amended and Restated Toys “R” Us, Inc. 2001 Stock Option and Performance Incentive Plan, (ii) Toys “R” Us, Inc. Amended and Restated 1994 Stock Option and Performance Incentive Plan, (iii) Toys “R” Us, Inc. Amended and Restated 1997 Employee Stock Option Plan, (iv) Toys “R” Us, Inc. Amended and Restated 1995 Employee Stock Option Plan, (v) Toys “R” Us, Inc. (1999) Non-Employee Directors Stock Option Plan, (vi) Toys “R” Us, Inc. 1990 Non-Employee Directors Stock Option Plan, (vii) Toys “R” Us, Inc. (1999) Non-Employee Directors Stock Unit Plan, (viii) Toys “R” Us, Inc. 1997 Non-Employee Directors Stock Unit Plan, (ix) Toys “R” Us, Inc. Amended and Restated Employee Stock Purchase Plan, and (x) Toys “R” Us 1994 UK Executive Share Option Scheme.

“Stock Unit” means a right to receive Company Common Stock pursuant to a stock unit award under any of the Stock Plans, other than the UK Option Scheme.

“Subsidiaries” of a Person means any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns (i) a right to a majority of the profits of such entity or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Tax or Taxes” means all federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, capital gains, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, goods and services, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental tax charges of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Authority” and “Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Tax Return or Tax Returns” means all returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any Tax Authority in connection with the determination, assessment or collection of Taxes.

“VNO Letter” means that certain letter, dated March 17, 2005 from Vornado Realty LP to Parent.

“Warrants” means those certain warrants to purchase Company Common Stock issued on February 24, 2000 to each of Softbank Capital Advisors Fund LP, Softbank Capital Partners LP, Softbank Technology Ventures V, LP, Softbank Technology Ventures Advisors Fund V, LP and Softbank Technology Ventures Entrepreneurs Fund V, LP.

1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
401(k) Plan	6.15(a)
Acquisition Proposal	6.5(a)
Acquisition Sub	Recitals
Agreement	Preamble
Antitrust Law	6.6(b)
Benefit Plans	4.13(a)
Board of Directors	Recitals
Certificate	3.5(b)

Term	Section
Certificate of Merger	2.2
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Board Recommendation	6.2
Company Disclosure Letter	Article IV
Company Common Stock	3.1(a)
Company Intellectual Property	4.16
Costs	6.8(a)
Council Regulation	7.1(d)
CSFB	4.22
Debt Financing	5.5
Debt Financing Commitments	5.5
Debt Tenders	6.10(a)
Deferred Compensation Plans	6.15(b)
DGCL	Recitals
Dissenting Shares	3.4(a)
DOJ	6.6(b)
Effective Time	2.2
Environmental Laws	4.17(c)
Environmental Permits	4.17(c)
Equity Financing	5.5
Equity Financing Commitment	5.5
ERISA Affiliate	4.13(c)
Excluded Shares	3.1(a)
Expenses	8.2(b)
Financing	5.5
Financing Agreements	6.11(a)
Financing Commitments	5.5
Foreign Plans	4.13(a)
Form 10-K	Article IV
FTC	6.6(b)
Indemnified Directors and Officers	6.8(a)
Leased Real Property	4.15(b)
Management Incentive Plan	6.15(c)
Material Contract	4.10(a)
Materials of Environmental Concern	4.17(c)
Merger	Recitals
Owned Real Property	4.15(a)
Parent	Preamble
Parent Disclosure Letter	Article V
Paying Agent	3.5(a)
Per Share Merger Consideration	3.1(a)
Proxy Statement	6.3(a)
Real Property Lease	4.15(b)
Representatives	6.5(a)
Requisite Stockholder Vote	4.2
Rights	4.5(a)
Rights Plan	4.5(a)
SEC	4.7
SEC Reports	4.7

Term	Section
SERP Rabbi Trust	6.15(d)
Split Dollar Plan	6.15(d)
Shares	3.1(a)
Stockholders Meeting	6.2
Superior Proposal	6.5(a)
Surviving Corporation	2.1
Swap Termination	6.10(d)
Synthetic Lease	6.10(c)
Synthetic Lease Purchase	6.10(c)
Termination Date	8.1(c)
Termination Fee	8.2(c)
UK Option Scheme	3.2(b)
UK Options	3.2(b)

ARTICLE II

MERGER

2.01. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Acquisition Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquisition Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.02. Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins, LLP, 885 Third Avenue, Suite 1000, New York, New York at 10:00 a.m., New York City time, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place or at such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and the Company, being the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

2.03. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.04. Certificate of Incorporation; By-Laws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety in the form annexed hereto as Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

(b) At the Effective Time, the by-laws of the Company shall be amended so as to read in its entirety in the form attached hereto as Exhibit B, and, as so amended shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

2.05. Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. Immediately after the Effective Time, Parent shall take the necessary actions to cause the directors of Acquisition Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

3.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or the holders of any of the following securities:

(a) Each share of Common Stock, par value $0.10 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock (“Shares”) to be canceled pursuant to Section 3.1(b) (any Shares to be so cancelled, “Excluded Shares”) and any Dissenting Shares (as defined in Section 3.4)) shall be converted into the right to receive $26.75 in cash, without interest (the “Per Share Merger Consideration”).

(b) Each Share held in the treasury of the Company, or owned by Parent, Acquisition Sub or owned by any wholly owned direct or indirect Subsidiary of the Company, Parent or Acquisition Sub, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof and no consideration shall be paid with respect thereto.

(c) Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

3.02. Treatment of Options and Other Equity Awards. Prior to the Effective Time, the Company shall take all action necessary such that:

(a) As of the Effective Time, each Option (other than a UK Option (as defined below)) that is outstanding as of immediately prior to the Effective Time, whether or not vested or exercisable, shall be cancelled and the holder thereof shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of Shares subject to such Option multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share subject to such Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment.

(b) On or shortly after the date of the execution of this Agreement, the Company shall notify the holders of Options outstanding under the Toys “R” Us 1994 UK Executive Share Option Scheme (the “UK Option Scheme”) as of immediately prior to the execution of this Agreement (“UK Options”) of the proposed Merger. Such notice will remind optionees that their UK Options are fully vested, or will become so as of April 8, 2005, and may be exercised prior to the Merger. At least 70 days prior to the anticipated Effective Time, the Company shall give notice under Rule 7 of the UK Option Scheme that the UK Options will lapse, to the extent not exercised, on the later of 60 days after the date of the notice or the Effective Time. The Company shall take appropriate action to terminate the UK Option Scheme as of the Effective Time and provide that no shares of Company Common Stock will be issued or purchased under the UK Option Scheme, or upon the purported exercise of any UK Option, from and after the Effective Time. For the avoidance of doubt, where shares of

Company Common Stock are issued on the exercise of Options, the Company shall ensure that such shares are issued by the Effective Time.

(c) As of the Effective Time, each outstanding share of Restricted Stock the restrictions of which have not lapsed immediately prior to the Effective Time shall become fully vested and, subject to Section 3.4, converted into the right to receive the Per Share Merger Consideration under Section 3.1(a).

(d) As of the Effective Time, each outstanding Stock Unit that is outstanding as of immediately prior to the Effective Time, whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Per Share Merger Consideration, less applicable Taxes, if any, required to be withheld with respect to such payment.

(e) The Company shall take all action necessary to terminate the Toys “R” Us, Inc. Amended and Restated Employee Stock Purchase Plan as soon as practicable after the date hereof, and no person shall any rights under such plan from and after such termination.

(f) Prior to the Effective Time, the Company shall take or cause to be taken all actions necessary to effectuate the foregoing treatment in this Section 3.2 to the extent such treatment is not expressly provided for by the terms of the applicable Stock Plans and related award agreements, provided that, other than as expressly set forth in this Agreement, no actions shall be taken by the Company that may cause the UK Option Scheme to cease to be approved by the UK Inland Revenue.

3.03. Adjustment of Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Per Share Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

3.04. Dissenting Shares.

(a) Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Per Share Merger Consideration without any interest thereon.

(b) The Company shall give Parent (i) prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

3.05. Payment and Exchange of Certificates.

(a) Following the date of this Agreement and in any event not less than three Business Days prior to the mailing of the Proxy Statement to the stockholders of the Company, Parent or Acquisition Sub shall designate a bank or trust company reasonably acceptable to the Company to act as Paying Agent in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent will provide to, or cause the Surviving Corporation to provide to, and shall deposit in trust with, the Paying Agent, the aggregate consideration to which stockholders of the Company become entitled under this Article III. Until used for that purpose, the funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise); provided that no such investment or losses thereon shall affect the Per Share Merger Consideration payable to former stockholders of the Company, and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the former stockholders of the Company in the amount of any such losses.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was a record holder of Company Common Stock immediately prior to the Effective Time, whose shares were converted pursuant to Article III into the right to receive the Per Share Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Common Stock (each, a “Certificate”) in order to receive payment of the Per Share Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Share Merger Consideration. When the Paying Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent shall pay to the holder of the Shares represented by the Certificate, or as otherwise directed in the letter of transmittal, the Per Share Merger Consideration with regard to each Share represented by such Certificate, less any required Tax withholdings in accordance with Section 3.5(c) below, and the Certificate shall be cancelled. No interest shall be paid or accrued on the Per Share Merger Consideration payable upon the surrender of Certificates. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the Tax has been paid or is not applicable. After the Effective Time, a Certificate shall represent only the right to receive the Per Share Merger Consideration in respect of the Shares represented by such Certificate, without any interest thereon.

(c) The Paying Agent may withhold from the sum payable to any Person as a result of the Merger, and pay to the appropriate Taxing Authorities, any amounts which the Paying Agent or the Surviving Corporation may be required (or may reasonably believe it is required) to withhold under the Code, or any provision of state, local or foreign Tax Law. Any sum which is withheld and paid to a Taxing Authority as permitted by this Section will be deemed to have been paid to the Person with regard to whom it is withheld.

(d) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration payable in respect of the Shares represented by the Certificate pursuant to this Article III.

(e) At any time which is more than 180 days after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article III (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to Parent, Persons entitled to payment in accordance with this Article III shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar Laws) for payment of the Per Share Merger Consideration upon surrender of the Certificates held by them, without any interest thereon. Any Per Share Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any Person entitled to payment under this Article III for any consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the Per Share Merger Consideration in respect of the Shares represented thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure letter delivered by the Company to Parent on or prior to the execution of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Form 10-K of the Company for the fiscal period ended January 31, 2004 (“Form 10-K”) and the Form 10-Qs and Form 8-Ks filed from the date of the filing of the Form 10-K to the date of this Agreement (other than disclosures in “Opportunities, Challenges and Risks” and “Forward Looking Statements” sections of such SEC reports and except as expressly provided in Section 4.7 of the Company Disclosure Letter), the Company hereby represents and warrants to Parent and Acquisition Sub that:

4.01. Organization. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Complete and correct copies of the certificate of incorporation and by-laws of the Company as currently in effect, have been made available to Parent, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of the provisions of its governing documents.

4.02. Authority; Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary pursuant to its governing documents or DGCL to authorize this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock (the “Requisite Stockholder Vote”)). The Board of Directors, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, (ii) determining that the terms of this Agreement are fair to and in the best interests of the Company’s stockholders and (iii) declaring the advisability of this Agreement, which, subject to Sections 6.2 and 6.5(b), resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The approval of the transactions contemplated by this Agreement by the Requisite Stockholder Vote is the only votes of the holders of any class or series of capital stock or other Equity Interests of the Company or any Company Subsidiary necessary to adopt this Agreement or approve the transactions contemplated hereby.

4.03. Non-Contravention. The execution, delivery and performance of this Agreement by the Company does not and will not (a) conflict with or violate its governing documents, (b) conflict with or violate the governing documents of any Company Subsidiary, (c) assuming that all consents, approvals and authorizations contemplated by clauses (a), (b), (c), (d), (e), (f) and (g) of Section 4.4 have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company or any of the Company Subsidiaries or by which its or any of their respective properties are bound or (d) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (b), (c) and (d) of this Section 4.3, for any such conflict, violation, breach, default, loss, right or other occurrence which would not (i) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (ii) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.04. Governmental Consents. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) state securities, takeover and “blue sky” laws, (d) the rules and regulations of the NYSE, (e) DGCL, (f) the applicable requirements of antitrust or other competition laws of other jurisdictions or investment laws relating to foreign ownership and (g) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (i) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (ii) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.05. Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 650,000,000 shares of Company Common Stock. As of the close of business on March 14, 2005 (the “Capitalization Date”), (i) 216,937,183 Shares were issued and outstanding, (ii) 83,507,613 Shares were held in the treasury of Company or by any of the Company Subsidiaries, (iii) an aggregate of 1,200,000 Shares were reserved for issuance upon or otherwise deliverable in connection with the exercise of the Warrants, (iv) an aggregate of 29,631,117 Shares were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding Options issued pursuant to the Benefit Plans and Foreign Plans and (v) 22,804,533 Shares were reserved for issuance pursuant to the Purchase Contracts that are a part of the Company’s Equity Security Units. Annex A attached to Section 4.5 of the Company Disclosure Schedule sets forth, as of the date specified thereon, a complete and accurate list of the Options granted under each Stock Plan and the exercise price of each such Option. As of the Capitalization Date, the Company has outstanding (i) Options to purchase 27,601,304 Shares, (ii) Warrants to purchase 1,200,000 Shares and (iii) Purchase Contracts to purchase 18,677,494 Shares. From the close of business on the Capitalization Date until the date of this Agreement, no Shares, Options, Warrants or Purchase Contracts have been issued except for Shares issued pursuant to the exercise of Options in accordance with their terms. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. Except for the Amended and Restated Rights Agreement, dated as of April 16, 1999, between the Company and American Stock Transfer & Trust Company, as amended by the Amendment, dated as of June 3, 2002 (as so amended, the “Rights Plan”) and the Rights (as defined in the Rights Plan) and except as set forth above, there are no outstanding shares, options, warrants, calls, stock appreciation rights, or other Equity Interests, rights or commitments or any other agreements of any character relating to dividend rights or to the sale, issuance or voting of, or the granting of rights to acquire, any shares of capital stock or voting securities of the Company, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or voting securities of the Company.

(b) Except as set forth in Section 4.5(a), (i) there are no preemptive rights of any kind which obligate the Company or any Company Subsidiary to issue or deliver any shares of capital stock or voting securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any Company Subsidiary, any shares of capital stock or voting securities of the Company and (ii) there is no agreement, contract, commitment or arrangement pursuant to which the Company or any Company Subsidiary is or may become obligated to repurchase or redeem any shares of capital stock or voting securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, any shares of capital stock or voting securities of the Company. Except for the Purchase Contracts, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the stockholders of the Company on any matter.

4.06. Company Subsidiaries. All of the outstanding Equity Interests, as applicable, of each Company Subsidiary are validly issued, fully paid and nonassessable and are owned, directly or indirectly by the Company free and clear of any Encumbrances, and none of such outstanding Equity Interests have been issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal,. There are no outstanding options, warrants, calls, stock appreciation rights, or other rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire any Equity Interests of any such Company Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any Equity Interests of any such Company Subsidiary. All options in any Company Subsidiary were issued in compliance with all federal and state corporate and securities laws. Section 4.6 of the Company Disclosure Letter sets forth each direct and indirect Company Subsidiary.

4.07. SEC Reports; Financial Information. The Company has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, supplements and amendments thereto) required to be filed by it with the Securities and Exchange Commission (“SEC”) since January 31, 2002 (collectively, with any amendments thereto, the “SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the SEC Reports contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the SEC Reports. Each of (i) the consolidated balance sheets included in the SEC Reports (including the related notes and schedules) was prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly presents, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and (ii) the related consolidated statements of earnings, cash flows and stockholders’ equity included in the SEC Reports (including any related notes and schedules) was prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly presents, in all material respects, the results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated (subject, in the case of each of clause (i) and (ii), to normal year-end audit adjustments and the absence of full footnote disclosure in the case of unaudited financial statements).

4.08. No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any Liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except Liabilities that (i) are accrued or reserved against in the most recent financial statements included in the SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the October 30, 2004, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (v) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.09. Absence of Certain Changes or Events. Since October 30, 2004, except as contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course, and, since such date, there has not been any change, event or occurrence which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, and, except as otherwise contemplated by this Agreement, neither the Company nor any Company Subsidiary has:

(a) issued, delivered, sold, pledged, transferred, conveyed, disposed of or encumbered any Equity Interests of any class or securities convertible into or exchangeable for any such Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests of the Company or any Company Subsidiary, or any other ownership interest or voting security, of the Company or any Company Subsidiary (other than (i) the issuance of the Company’s common stock (and the associated Rights) upon the exercise of stock options or in connection with other stock-based Benefits Plans outstanding on the date hereof, in each case in accordance with their present terms, (ii) issuances by a wholly owned Company Subsidiary of capital stock to such Company Subsidiary’s parent or another wholly owned Company Subsidiary, (iii) the granting of stock options or other stock based awards to acquire shares of the Company’s common stock granted under stock-based Benefit Plans outstanding on the date hereof in the ordinary course of business not in excess of the amounts set forth in Section 4.9(a) of the Company Disclosure Letter, (iv) issuances in accordance with the Rights Plan and (v) issuances in accordance with the Purchase Contract Agreement;

(b) declared, set aside, made or paid any dividend or other distribution payable in cash, stock, property or otherwise with respect to any Equity Interests or any options, warrants, convertible securities or other rights to acquire any Equity Interest (except for any dividend or distribution by a Company Subsidiary of the Company and interests payments made by the Company in respect of its Equity Security Units in accordance with their terms);

(c) (i) reclassified, combined, split, subdivided, redeemed, purchased or otherwise acquired any Equity Interests of the Company or any Company Subsidiary or any options, warrants, convertible securities or other rights to acquire any Equity Interest of the Company or any Company Subsidiary (other than the acquisition of shares tendered by employees or former employees in order to pay taxes in connection with the exercise of Options or the lapse of restrictions on Restricted Stock or Stock Units pursuant to the terms of any of the Stock Plans) or (ii) redeemed, repurchased, prepaid, defeased or otherwise acquired any of the Company’s 6.875% Notes due 2006, 6.25% Senior Notes due 2007, 7.625% Notes due 2011, 7.875% Notes due 2013, 7.375% Notes due 2018 and 8.75% Debentures due 2021;

(d) (i) acquired, leased or licensed from any Person (by merger, consolidation, acquisition of stock or assets or otherwise) or sold, disposed of, encumbered, leased or licensed (by merger, consolidation, sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, any Equity Interests therein or any assets, in each case, which are material to the Company and the Company Subsidiaries, including the Intellectual Property (other than licenses to third parties to use Intellectual Property entered into in the ordinary course), taken as a whole, other than purchases and sales of inventory, non-merchandise supplies, media and advertising and other assets in the ordinary course of business, (ii) incurred or guaranteed, or modified in any material respect, any Indebtedness or made any loans, advances or capital contributions to, or investments in, any other Person (other than a Company Subsidiary), in each case, other than (but only to the extent such Indebtedness can be repaid without prepayment or other penalties) (A) in the ordinary course of business or (B) any letter of credit entered into in the ordinary course of business and for an amount in excess of $20,000,000 in any single transaction or series of related transactions, or (iii) authorized any material new capital expenditures which are, in the aggregate, excess of the Company’s capital expenditure budget set forth on Section 6.1 of the Company Disclosure Letter;

(e) made any changes in accounting policies or procedures other than in the ordinary course of business and other than as required by GAAP or a Governmental Authority; or

(f) agreed to take any of the actions described in Sections 4.9(a) through 4.9(e).

Between October 30, 2004 and the date of this Agreement, there has been no corporate directive or authorization from the Company or, to the Knowledge of the Company, any Company Subsidiary to increase compensation payable or which could become payable to any employee of the Company or any Company Subsidiary that has been made as a result of or in contemplation of a change of control of the Company or any Company Subsidiary, and between October 30, 2004 and the date of this Agreement, there have not been any material alterations or changes in overall compensation and benefit practices of the Company or the Company Subsidiaries.

4.10. Contracts.

(a) As of the date hereof, none of the Company nor any Company Subsidiary is a party to or bound by any: (i) contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) except as contemplated by this Agreement, written material contract containing covenants of the Company or any Company Subsidiary not to compete in any line of business, industry or geographical area (other than agreements with respect to real property); (iii) written contract which creates a partnership or joint venture or similar arrangement with respect to any material business of the Company, (iv) written contract (other than purchase orders) with the top ten suppliers of non-merchandise or service providers and vendors of product or merchandise with the greatest dollar volume during the fiscal year ended January 29, 2005 (other than contracts entered into by TRU (HK) Limited and contracts with respect to operations outside the United States); (v) contract that, individually or in the aggregate, would or would reasonably be expected to prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement; (vi) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness in excess of $5,000,000; (vii) written contract (other than this Agreement) for the sale of any of its assets after the date hereof in excess of $25,000,000 (other than in the ordinary course of business); (viii) any collective bargaining or employee association agreement; (ix) written contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Company Subsidiary would be required to purchase or sell, as applicable, any Equity Interests of any Person; (x) each settlement or conciliation agreement or similar agreement with a Governmental Authority or order or consent of a Governmental Authority to which the Company or any of the Company Subsidiaries is a party involving future performance by the Company or any Company Subsidiary which is material to the Company and Company Subsidiaries taken as a whole; and (xi) any other contract (other than this Agreement, purchase orders for the purchase of inventory or real property leases)

under which the Company and the Company Subsidiaries have made payments in excess of $25,000,000 (other than in the ordinary course of business). Each such contract described in clauses (i)-(xi) is referred to herein as a “Material Contract”.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is (and, to the Company’s Knowledge, no other party is) in breach of or default under any Material Contract, (ii) neither the Company nor any Company Subsidiary has received any written notice or claim of default under any Material Contract or any written notice of an intention to, and to the Knowledge of the Company, no other party to any Material Contract intends to terminate, not renew or challenge the validity or enforceability of any Material Contract (including as a result of the execution and performance of this Agreement), (iii) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under any Material Contract, (iv) each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and the Company Subsidiaries, and to the Company’s Knowledge, of the other parties thereto, and (v) the Company and the Company Subsidiaries have performed all respective material obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder. The Company has made available to Parent true and complete copies of each Material Contract, including all material amendments thereto.

4.11. Compliance with Law and Reporting Requirements.

(a) The Company and the Company Subsidiaries are not (and have not been since October 30, 2004) in violation of any Law, and have not received any written notice of any violation of Law, in each case except for any violation or possible violation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries have, and are (and have been since October 30, 2004) in compliance with, all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Authorities required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of, or the non-compliance, with which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since the enactment of the Sarbanes-Oxley Act of 2002, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(c) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(d) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e) As of the date hereof, to the Company’s Knowledge, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting other than as disclosed in Section 4.11 of the Company Disclosure Letter. To the Company’s Knowledge, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due.

(f) None of the Company Subsidiaries is, or has at any time since January 31, 2002 been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

4.12. Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or, to the Knowledge of the Company, any officer, director or employee of the Company or any Company Subsidiary in such capacity, which would (i) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect. Neither the Company nor any Company Subsidiary is a party or subject to or in default under any Governmental Order which would (i) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened in each case regarding any accounting practices of the Company or any malfeasance by any executive officer of the Company.

4.13. Employee Compensation and Benefit Plans; ERISA.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a correct and complete list of all employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributed or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any liability (contingent or otherwise), in each case, for or to (i) any current or former employees, directors, officers or consultants of the Company or any Company Subsidiary located primarily in the United States and/or their dependents (collectively, the “Benefit Plans”), or (ii) to the extent material, any current or former employees, directors, officers or consultants of the Company or any Company Subsidiary not located primarily in the United States and/or their dependents (collectively, the “Foreign Plans”). For purposes of this Agreement, the term “plan,” when used with respect to Foreign Plans, shall mean a “scheme” or other employee benefit program or arrangement in accordance with specific country usage.

(b) All Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a), and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Benefit Plan and any related trust subject to ERISA complies in all material respects with and has been administered in substantial compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable Laws, and (D) its terms and the terms of any collective bargaining or collective labor agreements; (ii) neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority questioning or challenging such compliance; and (iii) there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course; (iv) there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan; (v) no litigation has been commenced with respect to any Benefit Plan and, to the Knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course); (vi) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in connection with any Benefit Plan; and (vii) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any governmental audit or investigation.

(c) Neither the Company nor any ERISA Affiliate of the Company (as defined below) (i) sponsors or contributes to a Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)); (ii) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (iii) has any liability, contingent or otherwise, under Title IV of ERISA with respect to a Benefit Plan, either directly or through any ERISA Affiliate; (iv) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Law); and (v) sponsors a Foreign Plan that is or is intended to be a pension plan subject to any Canadian federal or provincial pension standards legislation or to the Income Tax Act (Canada) or, sponsors a Foreign Plan that is a defined benefit pension plan intended to be registered or approved by any Governmental Authority. For purposes of this Section 4.13, “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Foreign Plan complies in all material respects with and has been administered in substantial compliance with the Laws of the applicable foreign country, (ii) each Foreign Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Authority, has been so registered or approved, (iii) all contributions to each Foreign Plan required to be made by the Company or the Company Subsidiaries through the Closing Date have been or shall be made or, if applicable, shall be accrued in accordance with country-specific accounting practices, (iv) no litigation has been commenced with respect to any Foreign Plan and, to the Knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course), and (v) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in connection with any Foreign Plan.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all reports, returns and similar documents with respect to all Benefit Plans or Foreign Plans required to be filed by the Company or any Company Subsidiary with any Governmental Authority or distributed to any Benefit Plan or Foreign Plan participant have been duly and timely filed or distributed.

(f) Section 4.13(f) of the Company Disclosure Letter discloses whether each Benefit Plan that is an employee welfare benefit plan is (i) unfunded or self-insured, (ii) funded through a “welfare benefit fund”, as such term is defined in Code Section 419(e) or other funding mechanism or (iii) insured. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any Company Subsidiary at any time. Each of the Company and the Company Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Neither the Company nor any Company Subsidiary has any material obligations for retiree health or life insurance benefits under any Benefit Plan (other than for continuation coverage under Section 4980B(f) of the Code).

(g) Except as may be required by Law, or as contemplated under this Agreement, neither the Company nor any Company Subsidiary has any plan or commitment to create any additional Benefit Plans or Foreign Plans, or to amend or modify any existing Benefit Plan or Foreign Plan in such a manner as to materially increase the cost of such Benefit Plan or Foreign Plan to the Company or any Company Subsidiary.

(h) Section 4.13(h) of the Company Disclosure Letter discloses: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former employee under any Benefit Plan or Foreign Plan; (ii) any increase in any material respect any benefit otherwise payable under any Benefit Plan or Foreign Plan; (iii)

any acceleration in any material respect of the time of payment or vesting of any such benefits under any Benefit Plan or Foreign Plan; or (iv) any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan or Foreign Plan in each case caused or triggered by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no payment or benefit which has been, will or may be made by the Company or any Company Subsidiary with respect to any current or former employee located in the United States in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby would be characterized as an “excess parachute payment” with the meaning of Section 280G(b)(1) of the Code or fail to be deductible under Section 162(m) of the Code.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Company Subsidiary has classified any individual as an “independent contractor” or similar status who, according to a Benefit Plan or Foreign Plan or applicable Law, should have been classified as an employee or of similar status. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has any material liability by reason of any individual who provides or provided services to the Company or any Company Subsidiary, in any capacity, being improperly excluded from participating in any Benefit Plan or Foreign Plan.

(j) Correct and complete copies have been delivered or made available to Parent by the Company of all Benefit Plans and Foreign Plans (including all amendments and attachments thereto); written summaries of any Benefit Plan not in writing, all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the two most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); and the most recent summary plan descriptions for the Benefit Plans and in respect of defined Benefit Plans and Foreign Plans, the most recent actuarial valuation and any subsequent valuation or funding advice (including draft valuations).

(k) Each of the Toys “R” Us, Inc. Partnership Group Deferred Compensation Plan, the Toys “R” Us, Inc. Management Deferred Compensation Plan, the Toys “R” Us, Inc. Non-Employee Directors’ Deferred Compensation Plan, and the Toys “R” Us, Inc. Supplemental Executive Retirement Plan (the “Deferred Compensation Plans”) is “fully funded” such that neither the accelerated vesting of accounts, awards, deferrals and contributions under any such plan nor the termination of any such plan, as described in Section 6.15(a) of this Agreement, will result in any funding or payment obligation or liability of the Company or any Company Subsidiary of any nature whatsoever other than that for which adequate assets have been set aside in trust by the Company or a Company Subsidiary as of the execution of this Agreement or will be set aside pursuant to deferrals and contributions made between the execution of this Agreement and the Effective Time that are consistent with past practice and the ordinary operation of such plans.

4.14. Labor Matters. There are no pending or, to the Knowledge of the Company, threatened organizational activities or demands in writing for recognition or certification by a labor organization seeking to represent employees of the Company or any Company Subsidiary. To the Knowledge of the Company, no question concerning representation exists respecting the employees of the Company and the Company Subsidiaries. To the Knowledge of the Company, no Person has applied to have the Company or any Company Subsidiary declared a related and/or common employer pursuant to any labor laws. Neither the Company nor any Company Subsidiary is a party to or bound by any contract, collective bargaining agreement or works council agreement with any labor or similar organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no charges, appeals or Actions against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened in writing, before or by the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration, the National Labor Relations Board or any other comparable Governmental Authority. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the

Company nor any Company Subsidiary has received notice during the past three years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of or affecting the Company or a Company Subsidiary and, to the Knowledge of the Company, no such investigation is in progress. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by the Company or Company Subsidiaries pursuant to any workplace safety and insurance Laws; neither the Company nor any Company Subsidiary has been reassessed in any material respect under such Laws during the past three years; there are no claims or potential claims which may affect the accident cost experience of the Company or any Company Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, occupational health and safety, pay equity, wages, hours and terms and conditions of employment. There is no labor dispute, strike or work stoppage against the Company or Company Subsidiaries pending, or to the Knowledge of the Company, threatened.

4.15. Properties.

(a) Section 4.15(a) of the Company Disclosure Letter contains a true and complete list of all real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”) and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property. Copies of title reports or policies obtained by the Company with respect to each of the Owned Real Property have previously been made available to Parent to the extent that such reports and policies are in the Company’s possession and control, as applicable.

(b) Section 4.15(b) of the Company Disclosure Letter contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which the Company or any Company Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to Parent.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of the Company Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of the Company Subsidiaries has exclusive possession of all of the Leased Real Property, other than any occupancy rights granted under the Real Property Leases.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, other than the Real Property Leases, none of the Owned Real Properties or the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Real Property Lease either by the Company or the Company Subsidiaries party thereto or, to the Company’s Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or the Company Subsidiaries thereunder.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there does not exist any pending or, to the Company’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither the Company nor the Company Subsidiaries have received any written notice of the intention of any Governmental Authority or other Person to take or use any Owned Real Property or Leased Real Property.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, the improvements constructed on the Owned Real Property and Leased Real Property are (i) insured by commercial property insurance for replacement costs, subject to self retained limits, and by commercial general liability insurance to the extent and in a manner customary in the industry for commercial general liability coverage, subject to self retained limits; and (ii) in good operating condition and repair, subject to ordinary wear and tear.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, the improvements constructed on the Owned Real Property and Leased Real Property are supplied with all utilities, including water, sewage disposal, electricity, gas, telephone and other services necessary for the operation of such improvements as currently operated, and, to the Knowledge of the Company, there is no condition which would reasonably be expected to result in the termination of the present access from any improvements to such utility services.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no portion of a Site is located on land other than land which is owned in fee or leased by the Company or any Company Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no buildings or fixtures on any Site violate any restrictive covenant.

4.16. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and the Company Subsidiaries own all right, title, and interest in, or have the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property required to operate their respective businesses as presently conducted (the “Company Intellectual Property”), (ii) Section 4.16 of the Company Disclosure Letter lists all registrations and applications for Company Intellectual Property owned by the Company and the Company Subsidiaries, and all such registrations and applications are subsisting and unexpired, (iii) as of the date hereof, (x) neither the Company nor any Company Subsidiary has received any written notice of any claims or threatened Actions alleging a violation, misappropriation or infringement of the Intellectual Property of any other Person, except for any of the foregoing that have since been resolved, (y) the operation of the business of the Company and each Company Subsidiary as currently conducted, and the Company Intellectual Property, do not violate, misappropriate or infringe the Intellectual Property of any other Person; and (z) no other Person has violated, misappropriated or infringed the Company Intellectual Property owned by the Company or any Company Subsidiary, (iv) there are no Actions pending or, to the Company’s Knowledge, threatened in writing, challenging the ownership, enforceability, validity or use of any Company Intellectual Property owned by the Company or any Company Subsidiary, and (v) the Company and the Company Subsidiaries take and have taken commercially reasonable actions to maintain and preserve their material Company Intellectual Property.

4.17. Environmental Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Company’s Knowledge, the Company and each Company Subsidiary comply and have complied with all applicable Environmental Laws (as defined below), and possess and comply, and have complied, with all applicable Environmental Permits (as defined below) required under such laws to operate as it currently operates; (ii) to the Company’s Knowledge, there are no, and there have not been any, Materials of Environmental Concern (as defined below) at any property currently or formerly owned or operated by the Company or a

Company Subsidiary, under circumstances that have resulted in or are reasonably likely to result in liability of the Company or a Company Subsidiary under any applicable Environmental Laws; (iii) neither the Company nor any Company Subsidiary has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local law, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) the reports of environmental assessments, audits and similar investigations previously made available to Parent are all such reports in the possession of the Company or, to the Company’s Knowledge, otherwise in existence and reasonably within the control of the Company, conducted since January 1, 2002 (or, to the Company’s Knowledge, conducted prior thereto) on any property currently or formerly owned or operated by the Company or any Company Subsidiary.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.17 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) For purposes of this Agreement, the following terms have the meanings assigned below:

“Environmental Laws” means all foreign, federal, state, or local statutes, common law, regulations, ordinances, codes, orders or decrees relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” means: any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act; petroleum, asbestos, lead, polychlorinated biphenyls, radon, or toxic mold; and any other substance the exposure to which would reasonably be expected, because of hazardous or toxic qualities, to result in liability under applicable Environmental Laws.

4.18. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all Tax Returns required to be filed by, or with respect to any activities of, the Company and the Company Subsidiaries prior to the date hereof have been filed (except those under valid extension), (b) as of the date hereof, all Taxes of the Company and the Company Subsidiaries have been paid or adequately provided for on the most recent financial statements included in the SEC Reports filed prior to the date hereof (unless such Taxes are being contested in good faith) other than those Taxes accrued in the ordinary course of business since October 30, 2004, (c) neither the Company nor any Company Subsidiary has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes, (d) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Company Subsidiary, (e) the Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, (f) neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company, or any Company Subsidiary) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), (g) neither the Company nor any Company Subsidiary has distributed the stock of another company in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code, (h) neither the Company nor any Company Subsidiary has engaged in any “listed transaction” for purposes of Treasury regulation sections 1.6011-4(b)(2) or 301.611-2(b)(2) and (i) none of Sections 17, 78, 79 or 80 to 80.04 of the Income Tax Act (Canada), or any equivalent provision under applicable provincial law, have applied or will apply to the Company or any Company Subsidiary at any time up to Closing. Neither the Company nor any of the Company Subsidiaries directly or indirectly operates or manages any health care facility or lodging facility (as those terms are defined in the Code).

4.19. Insurance. All insurance policies maintained by the Company and the Company Subsidiaries are listed in Section 4.19 of the Company Disclosure Letter. All such insurance policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid. Neither the Company nor any of the Company Subsidiaries is in material breach or default, and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any of the insurance policies, other than the actions contemplated by this Agreement.

4.20. Rights Plan. The Board of Directors of the Company has amended the Rights Plan so that (a) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the Rights to become exercisable, (ii) cause Parent or any of its Affiliates or Associates (as each such term is defined in the Rights Plan) to become an Acquiring Person (as such term is defined in the Rights Plan) or (iii) give rise to a Stock Acquisition Date or a Distribution Date (as each such term is defined in the Rights Plan), and (b) the Rights will expire immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent a true and complete copy of such amendment.

4.21. Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) the Company or any of the Company Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.22. Brokers. Except for Credit Suisse First Boston (“CSFB”), no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by this Agreement.

4.23. State Takeover Statutes. No “fair price”, moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the transactions contemplated by this Agreement. Assuming the accuracy of the representation and warranty set forth in Section 5.8, the action of the Board of Directors of the Company in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. The Company has delivered to Parent a true and complete copy of all resolutions of its Board of Directors relating to the applicability of such antitakeover statute or regulation to the Company or to this Agreement or the other transactions contemplated hereby.

4.24. Fairness Opinion. CSFB and Duff & Phelps, LLC has each delivered to the Board of Directors its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

4.25. Vendors. Section 4.25 of the Company Disclosure Letter sets forth a complete and accurate list of the names of the twenty suppliers with the greatest dollar volume of sales to the Company and the Company Subsidiaries during the fiscal year ended January 29, 2005, showing the approximate total purchases in dollars by the Company and the Company Subsidiaries from each such vendor during such fiscal year. Since the October

30, 2004, to the Company’s Knowledge, there has been no material adverse change in the business relationship of the Company or any Company Subsidiary with any vendor named on Section 4.26 of the Company Disclosure Letter.

4.26. Tangible Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries have legal and valid title to, or in the case of leased assets and properties, valid and subsisting leasehold interests in, all of the material tangible personal assets and properties used or held for use by the Company and the Company Subsidiaries in connection with the conduct of the business of the Company and Company Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all tangible personal property is in good condition, ordinary wear and tear excepted.

4.27. No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article IV of this Agreement, Parent acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to Parent. Except in the case of fraud or willful misrepresentation, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent or any other Person resulting from the distribution to Parent, or use by Parent of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain “data rooms”, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

(b) In connection with investigation by Parent of the Company and the Company Subsidiaries, Parent has received or may receive from the Company and/or the Company Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, Parent shall have no claim against anyone with respect thereto. Accordingly, Parent acknowledges that the Company makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as set forth on the corresponding sections of the disclosure letter delivered by Parent to the Company on or prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Acquisition Sub hereby, jointly and severally, represent and warrant to the Company that:

5.01. Organization. Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing under the laws of the state of its organization. Acquisition Sub is a direct wholly owned Subsidiary of Parent.

5.02. Authority; Enforceability. Each of Parent and Acquisition Sub has the corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Acquisition Sub of this Agreement and the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of each of Parent and Acquisition Sub. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of each of Parent and Acquisition Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

5.03. Non-Contravention. The execution, delivery and performance of this Agreement by each of Parent and Acquisition Sub does not and will not (a) conflict with or violate its certificate of incorporation or by-laws or comparable governing documents, (b) assuming that all consents, approvals and authorizations contemplated by clauses (a), (b), (c), (d), (e), (f) and (g) of Section 5.4 have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent, Acquisition Sub or any of their Subsidiaries or by which it or any of its properties are bound or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Parent, Acquisition Sub or any of their Subsidiaries is a party or by which Parent, Acquisition Sub or any of their Subsidiaries or its or any of their properties are bound, except, in the case of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not prevent or materially delay the consummation of the transactions contemplated hereby.

5.04. Governmental Consents. The execution, delivery and performance of this Agreement by each of Parent and Acquisition Sub and the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) state securities, takeover and “blue sky” laws, (d) the rules and regulations of the NYSE, (e) DGCL, (f) the applicable requirements of antitrust or other competition laws of other jurisdictions or investment laws relating to foreign ownership and (g) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

5.05. Financing. Attached hereto as Section 5.5(a) of the Parent Disclosure Letter is a true and complete copy of the ABL Letter, European Letter, and the Bridge Letter (collectively, the “Debt Financing Commitments”), pursuant to which lenders party thereto have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of, among other things, financing (i) the United States bridge loan, (ii) the United States asset based debt facility, (iii) the European real estate bridge loan, and (iv) the European asset based debt facility (the “Debt Financing”). Attached hereto as Section 5.5(b) of the Parent Disclosure Letter is a true and complete copy of the Bain Letter, the KKR Letter, and the VNO Letter (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which parties therein have committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein to purchase Equity Interests of Parent (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, together with the Company’s expected cash and cash equivalents, will be sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration (and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments) and to pay all related fees and expenses. Parent has no reason as of the date hereof to believe that any of the conditions to the Financing contemplated by the Financing Commitments within its control will not be satisfied or that the Financing will not be made available to Parent on the Closing Date.

5.06. Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub for which the Company could have any liability if the Closing does not occur.

5.07. Company Stock. Neither Parent nor Acquisition Sub is, and at no time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor Acquisition Sub owns (directly or indirectly, beneficially or of record) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

5.08. Solvency. As of the Effective Time, assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, including without limitation the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, consummation of the Debt Tenders, if any (and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments), and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent.

For the purposes of this Section 5.8 the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01. Conduct of Business Prior to the Closing. The Company covenants and agrees that, during the period from the date hereof until the Closing Date, except as contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or as required by Law, or unless Parent shall otherwise agree in writing, the business of the Company and the Company Subsidiaries (including advertising activities), and the use, operation, maintenance and repair of the Owned Real Property and the Leased Real Property, shall be conducted in the ordinary course of business, and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, material insurance policies, material Intellectual Property and goodwill, and to preserve its present relationships with suppliers, lessors, employees, customers, liaisons, licensees, distributors, wholesalers, franchisees and other Persons with which it has significant business relations. Between the date of this Agreement and the Closing Date, except as otherwise contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or as required by Law, neither the Company nor any Company

Subsidiary shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) amend or otherwise change its certificate of incorporation or by-laws (or other comparable governing documents) or amend or grant any waiver under the Rights Plan (provided that this clause (a) shall not prevent the Company’s Board of Directors from taking the action set forth in the first parenthetical in clause (ii) of the definition of “Distribution Date” set forth in the Rights Plan);

(b) issue, deliver, sell, pledge, transfer, convey, dispose of or encumber any Equity Interests of any class or securities convertible into or exchangeable for any such Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests of the Company or any Company Subsidiary, or any other ownership interest or voting security, of the Company or any Company Subsidiary (other than (i) the issuance of the Company’s common stock (and the associated Rights) upon the exercise of stock options or, to the extent set forth in Section 6.1 of the Company Disclosure Letter, in connection with other stock-based Benefits Plans outstanding on the date hereof, in each case in accordance with their present terms, (ii) issuances by a wholly owned Company Subsidiary of capital stock to such Company Subsidiary’s parent or another wholly owned Company Subsidiary, (iii) issuances in accordance with the Rights Plan, (iv) issuances in accordance with the Purchase Contract Agreement and (v) as set forth in Section 6.1 of the Company Disclosure Letter);

(c) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any Equity Interests or any options, warrants, convertible securities or other rights to acquire any Equity Interest (except for any dividend or distribution by a wholly owned Company Subsidiary and interests payments made by the Company in respect of its Equity Security Units in accordance with their terms);

(d) (i) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or any options, warrants, convertible securities or other rights to acquire any Equity Interest of the Company or any Company Subsidiary (other than the acquisition of shares tendered by employees or former employees in order to pay taxes in connection with the exercise of Options or the lapse of restrictions on Restricted Stock or Stock Units pursuant to the terms of any of the Stock Plans), (ii) redeem, repurchase, prepay, defease or otherwise acquire any of the Company’s 6.875% Notes due 2006, 6.25% Notes due 2007, 7.625% Notes due 2011, 7.875% Notes due 2013, 7.375% Notes due 2018 and 8.75% Debentures due 2021 or (iii) amend or grant any waiver under the Purchase Contract Agreement or any Purchase Contract;

(e) (i) acquire, lease or license from any Person (by merger, consolidation, acquisition of stock or assets or otherwise) or sell, dispose of, encumber, lease or license (by merger, consolidation, sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, any Equity Interests therein or any assets, including Intellectual Property (other than licenses to third parties to use Intellectual Property in the ordinary course of business), in each case, which are material to the Company and the Company Subsidiaries taken as a whole, other than purchases and sales of inventory, non-merchandise supplies, media and advertising and other assets in the ordinary course of business, (ii) incur or guarantee, or modify in any material respect, any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person (other than a Company Subsidiary), in each case, other than (but only to the extent such Indebtedness can be repaid without prepayment or other penalties) (A) in the ordinary course of business or (B) any letter of credit entered into in the ordinary course of business and for an amount in excess of $20,000,000 in any single transaction or series of related transactions, (iii) other than in the ordinary course of business, enter into, renew or amend in any material respect any contract or agreement which is or would be a Material Contract or would be material to the Company and the Company Subsidiaries taken as a whole, (iv) authorize any material new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 6.1 of the Company Disclosure Letter, (v) other than in the ordinary course of business commence or undertake any extraordinary sales events or significant discounting of merchandise, or (vi) take any actions to materially change in a manner adverse to the Company or the Company Subsidiaries, relationships with material product vendors and suppliers;

(f) lease, license, mortgage, hypothecate, pledge, sell, sublease, grant any material easement affecting and/or transfer any interest in any Owned Real Property or any improvements thereon or on any Leased Real Property, or materially amend, extend or terminate any leasehold interest in any Leased Real Property;

(g) except (i) as contemplated by this Agreement, (ii) to the extent required under any Benefit Plan or any Foreign Plan, or (iii) as required by applicable Law, (A) increase or decrease the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any Company Subsidiary (except in the ordinary course of business (including with regard to the timing and the basis upon which increases or payments are made) with respect to employees who are not directors or officers), (B) terminate or make any material amendment or modification to any existing Benefit Plan or Foreign Plan, (C) take any action to fund the payment of compensation or benefits under any Benefit Plan or Foreign Plan (except in the ordinary course of business with respect to employees who are not directors or officers), (D) exercise any discretion to accelerate the vesting or payment or any compensation or benefit under any Benefit Plan or Foreign Plan, (E) grant any awards under any Benefit Plan or Foreign Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, restricted stock units, or restricted stock) (except in the ordinary course of business with respect to employees who are not directors or officers), (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined, (G) adopt or enter into any new employee benefit plan, arrangement or employment contract or (H) hire or terminate any officer other than termination for cause;

(h) enter into any transaction, agreement, arrangement or understanding between (i) the Company or any Company Subsidiary, on the one hand, and (ii) any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(i) settle or dismiss any Action threatened against, relating to or involving the Company and any Company Subsidiary in connection with any business, asset or property of the Company and any Company Subsidiary, other than in the ordinary course of business but not, in any individual case, in excess of $2,500,000 or in a manner that would prohibit or materially restrict the Company from operating as it has historically;

(j) other than in the ordinary course of business, (i) make any material Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund; or

(k) make any changes in accounting policies or procedures other than as required by GAAP or a Governmental Authority; or

(l) agree to take any of the actions described in Sections 6.1(a) through 6.1(k).

6.02. Stockholders Meeting. As soon as reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors, and in accordance with applicable Law, shall (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”) and (ii) (A) include in the Proxy Statement the recommendation of the Board of Directors that the terms of this Agreement are fair to and in the best interest of the stockholders of the Company, declaring this Agreement advisable and that the stockholders of the Company vote in favor of the adoption of this Agreement (the “Company Board Recommendation”) and (B) use its reasonable best efforts to obtain the necessary approval of the transactions contemplated by this Agreement by the stockholders of the Company;

provided, that the Board of Directors may fail to make or may withdraw, modify or change in a manner adverse to Parent all or any portion of the Company Board Recommendation and/or may fail to use such efforts if it shall have determined in good faith, after consultation with outside counsel to the Company, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable Law.

6.03. Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall, with the assistance and approval (not to be unreasonably withheld or delayed) of Parent prepare and mail the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (as amended or supplemented, the “Proxy Statement”). Parent and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, (i) the Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and (ii) Parent will furnish to the Company the information relating to it and Acquisition Sub required by the Exchange Act to be set forth in the Proxy Statement. All of the parties hereto shall cause the Proxy Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, and (ii) the rules and regulations of the NYSE.

(b) The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to the Company or any Company Subsidiary will be deemed to have been supplied by the Company and information concerning or related to Parent or Acquisition Sub will be deemed to have been supplied by Parent. If at any time prior to the Stockholders Meeting any event or circumstances relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent and file such amendment or supplement with the SEC.

(c) The Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Parent and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent of the receipt of any comments from or other correspondence with the SEC staff with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information (and promptly deliver a copy of such comments, correspondence or request to Parent). The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC.

6.04. Access to Information.

(a) During the period from the execution of this Agreement through the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company (i) shall, and shall cause each Company Subsidiary to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting any applicable confidentiality agreement with any Person (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable the provision of reasonable access without violating such agreement), afford representatives of Parent, following notice from Parent to the Company in accordance with this Section 6.4, reasonable access during normal business hours to all properties, offices, books, contracts, commitments and records and such financial (including all working papers) and operating data of the Company and the Company Subsidiaries and all other information concerning its business, properties, personnel, vendors, landlords/sublandlords, tenants, licensees, franchisees and Representatives as Parent may reasonably request, and (ii) shall furnish to Parent (y) promptly, unaudited monthly consolidated balance sheet of the Company and the Company Subsidiaries for the month then ended and related consolidated statements of earnings, cash flows and stockholders’ equity (which the Company will use reasonable best efforts to furnish within fifteen days after the end of each month), and (z) within a reasonable time, all information (including extracts and copies of books, records, contracts and other documents including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws) concerning the operations and business of the Company or any Company Subsidiary, including access to its personnel, vendors, landlords/sublandlords, tenants, licensees, franchisees and Representatives as Parent may reasonably request. In conducting any inspection of any properties of the Company and the Company Subsidiaries, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the Company’s employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, or (ii) contact or have any discussions with any of the vendors, franchisees or licensees of the Company or the Company Subsidiaries or any of the landlords/sublandlords under any of the leases or any of the tenants/subtenants, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent, which shall not be unreasonably withheld. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct. The Company shall be entitled to have representatives present at all time during any such inspection. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or the Company Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement. The relevant parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreements.

6.05. Acquisition Proposals.

(a) The Company agrees that (i) it and its officers and directors shall not, (ii) the Company Subsidiaries and the Company Subsidiaries’ officers and directors shall not and (iii) it shall use reasonable best efforts to ensure that its and the Company Subsidiaries’ investment bankers, financial advisors, attorneys, accountants, employees, consultants or other agents, advisors or and representatives (“Representatives”) not to (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making, submission or reaffirmation of any proposal or offer with respect to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving the Company and the Company Subsidiaries (or any of them) or any proposal or offer to acquire in any manner an equity interest representing a 20% or greater economic or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any Company Subsidiary representing 20% or more of the consolidated assets, revenues or earnings of the Company and the Company Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or (B) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal or execute or enter into any agreement, understanding, letter of intent or arrangement with respect to any Acquisition Proposal (other than a confidentiality agreement described below). Subject to Section 6.5(b), neither the Company nor its Board of Directors or any committee thereof shall recommend to its stockholders any Acquisition Proposal or approve any agreement with respect to an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal (provided that neither the Company nor its Board of Directors may recommend any Acquisition Proposal unless permitted by Section 6.5(b) below and the Company may not fail to make or withdraw, modify or change in a manner adverse to Parent all or any portion of the Company Board Recommendation unless permitted by Section 6.2 (in which case Parent shall have the right to terminate this Agreement as set forth in Section 8.1(e)), and provided further that, notwithstanding anything herein to the contrary, any “stop-look-and-listen” communication by the Company or its Board of Directors to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the stockholders of the Company in connection with the making or amendment of a tender offer or exchange offer containing the substance of a “stop-look-and-listen” communication pursuant to such Rule 14d-9(f)) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Parent of, all or a portion of the Company Board of Recommendation) or (ii) prior to the adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, (A) providing access to its properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreements (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreements), or (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to taking any of the actions set forth in clauses (A) or (B) of clause (ii), (x) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable law and that such Acquisition Proposal will result in, or could reasonably be expected to constitute or result in, a Superior Proposal from the party that made the applicable Acquisition Proposal, and (y) the Company shall have informed Parent promptly following (and in no event later than 24 hours after) the taking by it of any such action. A “Superior Proposal” means an Acquisition Proposal (provided that for purposes of the definition of Superior Proposal, the term Acquisition Proposal shall have the meaning assigned above, except that references to “20% or greater” and “20% or more” shall be deemed to be references to “50% or greater” and “50% or more”, respectively) that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the Person making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreements committed to in writing by Parent in response to such Acquisition Proposal). The Company shall use its reasonable best efforts to take the necessary steps promptly to inform the Persons set forth in clauses (i), (ii) and (iii) of the first sentence of this Section 6.5(a) of the obligations undertaken in this Section 6.5.

(b) Notwithstanding anything in this Section 6.5 to the contrary, if, at any time prior to the adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a material breach of Section 6.5(a), that such proposal is a Superior Proposal and that terminating this Agreement to accept such Superior Proposal and/or recommending such Superior Proposal to the stockholders of the Company is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable law, the

Company may terminate this Agreement and/or its Board of Directors may approve or recommend such Superior Proposal to its stockholders, and immediately prior to or concurrently with the termination of this Agreement enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal, as applicable; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless concurrently with such termination pursuant to this Section 6.5(b) the Company pays to Parent the Termination Fee payable pursuant to Section 8.2(c); and provided, further, however, that the Company shall not exercise its right to terminate this Agreement and the Board of Directors shall not recommend a Superior Proposal to its stockholders pursuant to this Section 6.5(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that the Company or its Board of Directors intends to take such action with respect to a Superior Proposal, specifying in reasonable detail the material terms and conditions of the Superior Proposal, this notice to be delivered not less than three Business Days prior to the time the action is taken, and, during this three Business Day period, the Company and its advisors shall negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

(c) The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company also shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal shall return or destroy all confidential information or data heretofore furnished to any person by or on behalf of it or any of its Subsidiaries.

(d) The Company shall promptly (and in no event later than 48 hours after receipt of an Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal and set forth in reasonable detail its material terms and conditions) Parent after receipt of an Acquisition Proposal and thereafter shall keep Parent reasonably informed of the status and material terms and conditions of any proposals or offers. The Company shall make available to Parent (to the extent it has not already done so) all material non-public information made available to any Person making an Acquisition Proposal at substantially the same time as it provides it to such other Person.

6.06. Further Action; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and the Antitrust Laws of such other jurisdictions for which similar filings are required with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such other Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration, termination or waiver of the applicable waiting periods and to achieve the necessary clearance decisions under the HSR Act and such other applicable Antitrust Laws as soon as practicable.

(b) Parent, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.6(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the European

Commission, or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, European Commission or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ, the European Commission or other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, Council Regulation (EC) 139/2004, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or impeding or lessening of competition through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.6(a) and (b), if any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ, the European Commission, or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or otherwise brought under any Antitrust Law that would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Acquisition Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prohibit or materially impair or delay the consummation of the transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits; provided, however, that no party shall be required to take any such actions to resolve any such objections or suits which actions, individually or in the aggregate, would have a Material Adverse Effect. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby beyond September 15, 2005.

(d) Subject to the obligations under Section 6.6(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.6 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) so long as such party has up to then complied in all material respects with its obligations under this Section 6.6.

6.07. Resignations. To the extent requested by Parent in writing at least five Business Days prior to the Closing Date, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective immediately after the Closing, of the directors of the Company Subsidiaries designated by Parent and shall take such other action as is necessary to accomplish the foregoing.

6.08. Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee, officer or director may have under any employment agreement or Benefit Plan or under the Company’s certificate of incorporation or by laws, after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and the Company Subsidiaries (the “Indemnified Directors and Officers”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), or taken by them at the request of the Company or any Company Subsidiary, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law for a period of six years from the Effective Time. Each Indemnified Director and Officer will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten Business Days of receipt by the Surviving Corporation from the Indemnified Director or Officer of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Director or Officer hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Director or Officer from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Director or Officer otherwise consents.

(b) The certificate of incorporation and by-laws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Prior to the Effective Time, the Company shall endeavor to (and if it unable to, Parent shall cause the Surviving Corporation to after the Effective Time) obtain and fully pay (up to a maximum cost of 300% of the current annual premium paid by the Company for its existing coverage in the aggregate) for “tail” insurance policies (providing only for the Side A coverage for Indemnified Directors and Officers where the existing policies also include coverage for the Company) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies (or as otherwise set forth in Section 6.8(c) of the Company Disclosure Letter) with respect to matters existing or occurring at or prior to the Effective Time. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any Company Subsidiary set forth in Section 6.8(c) of the Company Disclosure Letter.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any Indemnified Director or Officer or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, contract or otherwise.

(f) In the event that the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets as an entirety in one or a series of related transactions to any Person(s), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or such Persons(s), as the case may be, shall assume the obligations set forth in this Section 6.8; provided that the Surviving Corporation shall not be relieved from such obligation. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.8.

6.09. Public Announcements. Each of the Company, Parent and Acquisition Sub agrees that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

6.10. Existing Indebtedness. (a) Prior to the Closing, at the written request of Parent, the Company shall commence a tender offer and consent solicitation with respect to any or all of the Company’s 6.875% Notes due 2006, 6.25% Senior Notes due 2007, 7.625% Notes due 2011, 7.875% Notes due 2013, 7.375% Notes due 2018 and 8.75% Debentures due 2021 in accordance with the written terms and conditions provided by Parent to the Company and applicable Law (collectively, the “Debt Tenders”). Unless otherwise agreed by the Company in writing, no Debt Tender shall be required to close on or prior to the Closing. In the event this Agreement is terminated pursuant to Section 8.1, then Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs, fees and expenses incurred by the Company in connection with the Debt Tenders and shall indemnify the Company for any other Liabilities incurred by the Company pursuant to the Debt Tenders except to the extent the Company’s actions are inconsistent with the instructions of the Parent.

(b) Prior to the Closing, the Company shall purchase the premises leased pursuant to the Lease Agreement, dated September 26, 2001, between First Union Development Corporation and a subsidiary of the Company pursuant to Section 20.1 of the Synthetic Lease (the “Synthetic Lease”), the Participation Agreement, and all other related documentation shall be terminated (the “Synthetic Lease Purchase”).

(c) Prior to the Closing, the Company shall terminate and settle all swap agreements set forth on Section 6.10(d) of the Company Disclosure Letter (the “Swap Termination”).

(d) Nothing in this Agreement or the Confidentiality Agreements will prohibit any of the parties to the respective Equity Commitments, as a provider of the Equity Financing, from syndicating up to 49% of their respective Equity Commitments; provided, however, that such Equity Commitments shall not be syndicated in a manner which would unreasonably be expected to delay or prevent the closing of the Merger.

6.11. Cooperation

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing Commitments and to satisfy the conditions to obtaining the Financing set forth therein (including by consummating the Equity Financing pursuant to the terms and conditions of the Equity Financing Commitment), (ii) enter into definitive financing agreements with respect to the Debt Financing as contemplated by the Debt Financing Commitments, including the related flex provisions (the “Financing Agreements”), so that the Financing Agreements are in effect as promptly as practicable but in any event no later than the Closing Date and (iii) consummate the

Financing at or prior to Closing. Parent shall agree to use the bridge facility contemplated by the Debt Financing Commitments to cause the Closing to occur by the thirtieth day after the stockholders’ meeting at which this Agreement has been adopted by the Requisite Stockholder Vote (subject to the terms and conditions of this Agreement and such bridge facility commitment to the extent the real estate secured financing contemplated by the Debt Financing Commitments has not been finalized by such time). Parent shall provide to the Company copies of all documents relating to the Debt Financing and shall keep the Company informed of the status of the financing process relating thereto. The Company shall, and shall cause the Company Subsidiaries to, provide such cooperation as may be reasonably requested by Parent in connection with the Debt Financing, including (i) upon reasonable advance notice by Parent, participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) using reasonable best efforts to prepare business projections and financial statements for inclusion in offering memoranda, private placement memoranda, prospectuses and similar documents, (iii) assisting Parent with its preparation and negotiation of mortgages, granting such mortgages, assisting Parent in obtaining preliminary title policies, resolving exceptions on such title policies which are objected to by the lenders of the Debt Financing, with respect to some or all of the Sites, assisting Parent with its preparation of, and negotiation related to, pledges in the Equity Interests of some or all of the Company Subsidiaries, and the granting of such pledges, (iv) preparing any conveyance instruments necessary to transfer prior to the Closing record ownership of the Owned Real Property to the correct legal owner as of the date of this Agreement, and effecting such transfers, (v) assisting Parent with its preparation of any necessary transfer documentation with respect to the Sites required in connection with Debt Financing, and (vi) allowing Parent and its and its lender’s representatives such access as may be reasonably necessary for their property level due diligence; provided that, the Company shall not be required to provide any such assistance which would interfere unreasonably with the business or operations of the Company and the Company Subsidiaries and provided, further, that, without the Company’s consent, which shall not unreasonably be withheld, in no event shall any property level due diligence involve environmental tests or assessments more intrusive to such properties than those tests and assessments necessary to prepare Phase I reports. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket third party costs incurred by the Company or any of the Company Subsidiaries in connection with such cooperation.

(b) If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 6.11(a), any of the Debt Financing Commitments or the Debt Financing Agreements expire or are terminated prior to the Closing, in whole or in part, for any reason, Parent shall (i) promptly notify the Company of such expiration or termination and the reasons therefor and (ii) use its reasonable best efforts (subject to the limitations set forth in Section 6.11(a) above) promptly to arrange for alternative debt financing (upon terms and conditions substantially comparable to those contained in such expired or terminated commitments or agreements, except with respect to economic terms and conditions, which shall be no less favorable than those contained in such expired or terminated commitments or agreements) to replace the financing contemplated by such expired or terminated commitments or agreements in an amount sufficient to consummate the transactions contemplated by this Agreement.

6.12. Further Action. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers (including accountants’ work papers, subject to such confidentiality restrictions as Parent’s or the Company’s accountants shall reasonably request), as may be required to consummate the transactions contemplated by this Agreement. The Company shall use reasonable efforts to assist Parent in consummating the transactions described in Section 6.12 of the Company Disclosure Letter immediately prior to the Closing (so long as the conditions set forth in Sections 7.1, 7.2 and 7.3 have been satisfied or waived) if requested in writing by Parent prior to the date of the Proxy Statement; provided, however, that in fulfilling such obligation (i) the Company shall not be required to take any action that would reasonably be expected to have the effect of (x) preventing or materially delaying the consummation of the transactions contemplated hereby (or, in any event, beyond 10 Business Days after the date of the Stockholders Meeting), (y) resulting in increased Liability to the directors and officers of the Company or any Company Subsidiary or (z)

being otherwise adverse to the Company, the Company Subsidiaries or their respective directors and officers, and (ii) in the event this Agreement is terminated pursuant to Section 8.1, then Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs, fees (including fees of the Company’s outside legal counsel and accountants) and expenses incurred by the Company and the Company Subsidiaries in complying with the last sentence of this Section 6.12 and shall indemnify the Company for any other Liabilities incurred by the Company and the Company Subsidiaries in complying with the last sentence of this Section 6.12.

6.13. Notification. During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7.1 or Section 7.2 impossible or unlikely. Each such notification shall include a certification of an officer of the Company that such notification is being delivered in accordance with this Section 6.13. No such notification shall be deemed to supplement or amend the Company Disclosure Letter for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1, Section 7.2, Section 7.3 has been satisfied.

6.14. Third Party Consents. The Company shall use reasonable best efforts to promptly obtain all authorizations, consent, approvals and waivers of, give all notices to each third party that may be necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, provided, however, that the Company shall not amend or agree to amend, or waive any material right or material economic benefit under, any Material Contract in connection with obtaining such consents, approvals and waivers without Parent’s consent, provided, further, that, in connection with obtaining such authorizations, consents, approvals and waivers, or the giving of such notices, the Company shall not incur any out of pocket costs or any other obligation or Liability unless de minimus in nature.

6.15. Employment and Employee Benefits Matters.

(a) At or prior to the Effective Time, the “TRU” Partnership Employees’ Savings and Profit Sharing Plan, as amended and restated (the “401(k) Plan”) shall be amended to provide that any participant who has at least four years of service credited for vesting purposes under the 401(k) Plan as of the Effective Time shall be fully vested in all of his or her accounts under the 401(k) Plan; provided, however, this provision shall not apply to the extent that it causes the 401(k) Plan or the trust pursuant thereto to fail to constitute a qualified plan or trust, as applicable, under Sections 401(a) and 501(a) of the Code.

(b) At or prior to the Effective Time, the Company shall cause all accounts, awards, deferrals, and contributions of any type whatsoever under each of the Toys “R” Us, Inc. Partnership Group Deferred Compensation Plan, the Toys “R” Us, Inc. Management Deferred Compensation Plan, the Toys “R” Us, Inc. Non-Employee Directors’ Deferred Compensation Plan, and the Toys “R” Us, Inc. Supplemental Executive Retirement Plan (the “Deferred Compensation Plans”) (including, without limitation, deferred profit shares issued in connection with the exercise of stock options) to be fully vested no later than the Effective Time. The Company shall cause the Deferred Compensation Plans to terminate as of the Effective Time and, as part of that termination, shall cause all accounts under the Deferred Compensation Plans to be distributed to participants thereunder (whether or not then in pay status) no later than 15 days following the Closing Date.

(c) Prior to the Effective Time, the Company’s Compensation and Organizational Development Committee shall have established performance targets for the first two quarters of the fiscal year ending January 28, 2006, under the Amended and Restated Toys “R” Us, Inc. Management Incentive Compensation Plan (the “Management Incentive Plan”) that are consistent with performance targets established under the Management Incentive Plan in prior years. From and after the Effective Time, the performance targets under the Management Incentive Plan with respect to the quarterly period during which the Closing Date occurs (and the prior quarter, to the extent the performance for such prior quarter has not been certified as of the Effective Time), shall not be changed and the committee or board responsible after the Closing Date for certifying performance for such quarter(s) shall not exercise any negative discretion to pay less than the amount earned under the applicable incentive bonus formula.

(d) As of the date of this Agreement, the Company maintains a rabbi trust known as the Grantor Trust for Toys “R” Us, Inc. Supplemental Executive Retirement Plan (the “SERP Rabbi Trust”), which holds life insurance policies in connection with the Toys “R” Us, Inc. Split Dollar Plan (the “Split Dollar Plan”). For a period of five years after the Effective Time, Parent shall cause the Company to maintain the Split Dollar Plan and the SERP Rabbi Trust in effect for the benefit of the participants in such plan as of immediately prior to the Effective Time and to keep the SERP Rabbi Trust funded with the policies of insurance on the lives of the such participants as in effect immediately prior to the Effective Time, or to substitute policies providing a death benefit equal to the liabilities under the Split Dollar Plan. In addition, Parent shall cause the Company to maintain in effect at least through the end of the fiscal year ending January 28, 2006 the Benefit Plans, Foreign Plans and benefits listed in Section 6.15(d) of the Company Disclosure Letter, as such Benefit Plans, Foreign Plans and benefits may be adjusted as provided in this Agreement, or substitute plans or arrangements that in the aggregate provide compensation or benefits that are not materially less favorable to the participants than such Benefit Plans, Foreign Plans and benefits, as adjusted. For this purpose, Parent shall recognize and cause to be given full effect and credit for any amounts paid by participants under any plan which amounts are characterized under such plan as deductibles, co-payments, or other similar features. Parent shall give effect to all benefit elections made by plan participants prior to the Effective Time. Nothing contained in this Agreement shall restrict the ability of the Company or any of its Affiliates from terminating the employment of any employee of the Company or any of the Company Subsidiaries for any reason following the Effective Time.

ARTICLE VII

CONDITIONS OF MERGER

7.01. Mutual Conditions to Effect the Merger. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) This Agreement shall have been adopted by the stockholders of the Company by the Requisite Stockholder Vote in accordance with the Company’s certificate of incorporation and the DGCL;

(b) No Law shall have been enacted, entered, promulgated or enforced and no decision shall have been taken by any United States or state Governmental Authority, the European Commission, Canadian Governmental Authority or any Governmental Authority of the jurisdictions listed in Section 7.1(b) of the Company Disclosure Letter which prohibits, restrains or enjoins the consummation of the transactions contemplated by this Agreement; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.6;

(c) No action, suit, proceeding or decision instituted by any United States or state Governmental Authority, the European Commission, Canadian Governmental Authority or any Governmental Authority of the jurisdictions listed in Section 7.1(b) of the Company Disclosure Letter shall be pending seeking to prohibit, restrain or enjoin or challenging the consummation of the transactions contemplated by this Agreement; and

(d) (i) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired without the addition of any conditions or obligations which, individually or in the aggregate, would have a Material Adverse Effect, (ii) any required approvals, to the extent a failure to obtain such approval would be a violation of Law and subject the respective entity to material fines or other material consequences, pursuant to any other foreign Antitrust Law of the jurisdictions listed in Section 7.1(b) of the Company Disclosure Letter shall have been obtained or waiting periods thereunder shall have expired without the addition of any conditions or obligations which, individually or in the aggregate, would have a Material Adverse Effect, (iii) if applicable, the European Commission shall have issued a decision under the Council Regulation (EC) 139/2004 (the “Council Regulation”) declaring the Merger compatible with the Common Market without attaching to its decision any conditions or obligations which, individually or in the aggregate, would have a Material Adverse Effect, and (iv) Competition Act Approval shall have been granted; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.6.

7.02. Conditions to Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time, of each of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Sections 4.2, 4.5(b), 4.6 (solely with respect to material Company Subsidiaries), 4.22 and 4.24 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), (ii) the representations and warranties of the Company set forth in Section 4.5(a) shall be true and correct as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except in the case of this clause (ii) where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not resulted in and would not reasonably be expected to result in, liability to the Company or to the Surviving Corporation in excess of $25,000,000 and (iii) the other representations and warranties contained in this Agreement (disregarding any Material Adverse Effect, materiality or similar qualifiers therein) shall be true and correct as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except in the case of this clause (iii) where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(b) The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; provided, that the Company’s failure to comply with the notification requirements in Section 6.13, individually, shall not cause the condition set forth in this Section 7.2(b) to fail;

(c) Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied;

(d) Since the date of this Agreement, except as set forth in Section 4.9 of the Company Disclosure Letter, there has been no event, condition, change or development, or worsening of any existing event, condition, change or development, shall have occurred that, individually or in combination with any other event, condition, change, development or worsening thereof, would reasonably be expected to have a Material Adverse Effect;

(e) The Company, Parent or Acquisition Sub shall have received the proceeds of financing described in the Debt Financing Commitments (or any replacements debt financing commitments contemplated by Section 6.11(b)); and

(f) The Synthetic Lease Purchase and the Swap Termination shall have been consummated.

7.03. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date);

(b) Each of Parent and Acquisition shall have performed in all material respects the material obligations, and complied in all material respects with the material agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.01. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of each party hereto;

(b) by Parent or the Company if any United States or state Governmental Authority, the European Commission or any Governmental Authority of the jurisdictions listed in Section 7.1(b) of the Company Disclosure Letter shall have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such decision, order, decree, ruling or other action is or shall have become final and nonappealable;

(c) by Parent or the Company if the Closing Date shall not have occurred on or before September 15, 2005 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement or required to be performed at or prior to the Closing Date has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure to perform constitutes a material breach of this Agreement; provided further that, in the event that the conditions set forth in Sections 7.1(c) or 7.1(d) above shall not have been satisfied by September 15, 2005, either Parent or the Company may unilaterally extend the Termination Date until October 31, 2005 upon written notice to the other by September 15, 2005, in which case the Termination Date shall be deemed for all purposes to be October 31, 2005;

(d) by the Company (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Acquisition Sub contained in this Agreement such that the condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied and which shall not have been cured prior to the earlier of (I) 10 business days following notice of such breach and (II) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) prior to the approval of the transactions contemplated by this Agreement by the stockholders of the Company in accordance with this Agreement, in accordance with, and subject to the terms and conditions of, Section 6.5(b);

(e) by Parent (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied and which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Acquisition Sub is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) if the Board of Directors of the Company (A) shall have withdrawn, modified or changed (it being understood and agreed that any “stop-look-

and-listen” communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer containing the substance of a “stop-look-and-listen” communication pursuant to Rule 14d-9(f), shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement) in a manner adverse to Parent its approval or recommendation of the transactions contemplated by this Agreement, or shall have resolved to effect any of the foregoing, or (B) shall have recommended to the stockholders of the Company an Acquisition Proposal other than the transactions contemplated hereunder, or shall have resolved to effect any of the foregoing; or

(f) by Parent or the Company if, upon a vote thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been have been adopted by the Requisite Stockholder Vote.

8.02. Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 4.22, 5.6, 6.4(b), 6.9, 6.11(a), 6.12 this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof.

(b) If this Agreement is terminated pursuant to Section 8.1(f), then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses (not to exceed $30,000,000 in the aggregate) for which Parent has not theretofore been reimbursed by the Company. “Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of financing sources (including those who are parties to the Financing Commitments), counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the Financing. Payment of Parent’s Expenses pursuant to this Section 8.2(b) shall be made not later than two Business Days after delivery to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of Parent (which itemization may be supplemented and updated from time to time by Parent until the ninetieth day after Parent delivers such notice of demand for payment).

(c) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $247.5 million (such amount, the “Termination Fee”) to Parent, at or prior to the time of, and as a pre-condition to the effectiveness of, termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as practicable (but in any event within two Business Days) in the case of a termination pursuant to Section 8.1(e)(ii), payable by wire transfer of same day funds.

(d) In the event that (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.1(f) and, at any time after the date of this Agreement and prior to the Stockholders Meeting, an Acquisition Proposal shall have been made known to the Company or publicly disclosed and shall not have been withdrawn prior to the Stockholders Meeting, (B) by Parent pursuant to Section 8.1(e)(i) and, at any time after the date of this Agreement and prior to the breach giving rise to Parent’s right to terminate under Section 8.1(e)(i), an Acquisition Proposal shall have been made known to the Company or publicly disclosed and shall not have been withdrawn prior to the breach giving rise to Parent’s right to terminate under Section 8.1(e)(i), or (C) by Parent or the Company pursuant to Section 8.1(c) and at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the Company or publicly disclosed and shall not have been withdrawn prior to the termination of this Agreement, and (ii) within twelve months after this termination, the Company enters into an agreement in respect of any Acquisition Proposal or a transaction pursuant to which any Acquisition Proposal is consummated, then the Company shall pay the

Termination Fee (minus the amount, if any, previously paid pursuant to Section 8.2(b)) to Parent, by wire transfer of same day funds, on the date of the agreement in respect of the Acquisition Proposal or, if earlier, consummation of the transaction in respect of the Acquisition Proposal, as may be applicable (provided, that, for purpose of this Section 8.2(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.5(a), except that the references to “20% or greater” and “20% or more” shall be deemed to be references to “50% or greater” and “50% or more,” respectively).

(e) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.2, and, in order to obtain the payment, Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.2, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with this suit, together with interest on the amount due from each date for payment until the date of the payment at the Applicable Rate in effect on the date the payment was required to be made.

8.03. Expenses. Except as otherwise specifically provided in this Agreement, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

8.04. Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after adoption of this Agreement by the stockholders of the Company and Acquisition Sub. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.05. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

9.01. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, and the other agreements and documents contemplated to be delivered in connection herewith, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and (ii) this Article IX.

9.02. Company Disclosure Letter. There may have been included in the Company Disclosure Letter and may be included elsewhere in this Agreement items which are not “material”, and such inclusion shall not be deemed to be an agreement by the Company that such items are “material” or to further define the meaning of such term for purposes of this Agreement. Disclosures included in any Section of the Company Disclosure Letter shall be considered to be made for purposes of all other Sections of the Company Disclosure Letter to the extent that the relevance of any such disclosure to any other Section of the Company Disclosure Letter is reasonably apparent from the text of such disclosure.

9.03. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.3 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

(a) if to the Company:

Toys “R” Us, Inc.

One Geoffrey Way

Wayne New Jersey

Facsimile:	(973) 617-4004
Attention:	Chief Executive Officer

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile:	(212) 455-2502
Attention:	John G. Finley, Esq. Edward J.H. Chung, Esq.

and to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile:	(212) 735-2000
Attention:	David Fox, Esq.

(b) if to Parent, Acquisition Sub or the Surviving Corporation:

c/o Kohlberg Kravis Roberts & Co.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Facsimile:	(650) 233-6553
Attention:	Michael M. Calbert

with a copy to:

Kohlberg Kravis Roberts & Co.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Facsimile:	(650) 233-6553
Attention:	Michael M. Calbert

and

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Facsimile:	(650) 463-2600
Attention:	Peter F. Kerman, Esq.

with a copy to:

Bain Capital, LLC

111 Huntington Ave., 35th Floor

Boston, MA 02199

Facsimile:	(617) 516-2010
Attention:	Josh Bekenstein Matt Levin

and

Kirkland & Ellis

Citigroup Center

153 East 53rd. Street

New York, NY 10022

Facsimile:	(212) 446-4900
Attention:	Matthew Steinmetz Lance Balk

with a copy to:

Vornado Realty Trust

888 Seventh Avenue

New York, New York 10019

Facsimile:	(212) 894-7996
Attention:	Alan J. Rice

and

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Facsimile:	(212) 558-3588
Attention:	Eric M. Krautheimer

9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.05. Entire Agreement. This Agreement, the Company Disclosure Letter and the Confidentiality Agreements, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. Subject to Section 6.10, the Company acknowledges and agrees that, from time to time prior to the Closing Date, each of the parties to the respective Equity Commitments, as a provider of the Equity Financing, may syndicate up to 49% of their respective Equity Commitments and may provide information regarding the Company and this Agreement in connection with such syndication.

9.06. Assignment. This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties (which consent may be granted or withheld in the sole discretion of such other party), except that from and after the Effective Time the Agreement may be assigned (in whole but not in part) to an Affiliate of a party hereto, or to a lender of a party as collateral for indebtedness, or in connection with a merger, consolidation, conversion or sale of all or substantially all of the assets of a party hereto, provided that the party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 9.6 shall be void.

9.07. No Third Party Beneficiaries. Except for Section 6.8, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

9.09. Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or other courts of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.3. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

9.10. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE SEPARATION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SEPARATION AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.12. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this

Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

IN WITNESS WHEREOF, the Company, Acquisition Sub and Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TOYS “R” US, INC.

By:	/s/ JOHN H. EYLER JR.
Name:	John H. Eyler Jr.
Title:	Chairman and CEO

GLOBAL TOYS ACQUISITION, LLC

By:	/s/ MICHAEL M. CALBERT
Name:	Michael M. Calbert
Title:	President

GLOBAL TOYS ACQUISITION MERGER SUB, INC.

By:	/s/ MATTHEW S. LEVIN
Name:	Matthew S. Levin
Title:	President

ANNEX B

March 16, 2005

Board of Directors

Toys “R” Us, Inc.

One Geoffrey Way

Wayne, NJ 07470-2030

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.10 per share (“Company Common Stock”), of Toys “R” Us, Inc. (the “Company”), of the Per Share Merger Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Merger Agreement, dated as of March 17, 2005 (the “Merger Agreement”), among the Company, Global Toys Acquisition, LLC (the “Parent”) and Global Toys Acquisition Merger Sub, Inc., a wholly owned subsidiary of the Parent (the “Acquisition Sub”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with the Acquisition Sub pursuant to which the Company will become a wholly owned subsidiary of the Parent and each outstanding share of Company Common Stock will be converted into the right to receive $26.75 in cash (the “Per Share Merger Consideration”).

In arriving at our opinion, we have reviewed a draft, dated March 16, 2005, of the Merger Agreement and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger that would be material to our analyses, that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us, and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Per Share Merger Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Merger.

B-1

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and in the future we may provide, investment banking and other financial services to the Company, the Parent and the Parent’s affiliates, for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Parent and the Parent’s affiliates, as well as provide investment banking and other financial services to such companies. In addition, funds managed by us or one or more of our affiliates have investments in funds managed or advised by one or more affiliates of the Parent.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such stockholders.

Very truly yours,

Credit Suisse First Boston LLC

B-2

ANNEX C

March	16, 2005

Board of Directors

Toys “R” Us, Inc.

One Geoffrey Way

Wayne NJ 07470

Ladies and Gentlemen:

Duff & Phelps, LLC (“Duff & Phelps”) has been engaged by the board of directors (the “Board of Directors”) of Toys “R” Us, Inc. (“Toys “R” Us” or the “Company”), as financial advisor to the Board of Directors of the Company, in connection with a contemplated transaction (the “Proposed Transaction”), as described below. Specifically, Duff & Phelps has been engaged to provide an opinion (the “Opinion”) as to the fairness to the shareholders of the Company, from a financial point of view, of the consideration to be received by such holders in the Proposed Transaction (without giving effect to any impacts of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder). Separately, Duff & Phelps was engaged by the Board of Directors to provide opinions as to the solvency and adequacy of capitalization of each of the primary business units (noted herein as “Babies “R” Us” and “Global Toys”) of the Company in connection with certain contemplated alternatives to the Proposed Transaction.

Description of the Proposed Transaction

The Proposed Transaction involves the acquisition of all of the outstanding capital stock of the Company by Global Toys Acquisition, LLC (“Parent”) for a cash consideration of $26.75 per share, through the merger of Global Toys Acquisition Merger Sub, Inc., (“Acquisition Sub”), a wholly owned subsidiary of Parent, with and into the Company. The specific terms of the Proposed Transaction are detailed in the Agreement and Plan of Merger among Toys “R” Us, Parent, and Acquisition Sub, dated as of March 17, 2005 (the “Merger Agreement”).

Scope of Analysis

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Our due diligence with regards to the Proposed Transaction included, but was not limited to, the items summarized below.

1.	Conducted meetings and numerous follow-up discussions with the senior management team of the Company;

2.	Reviewed the Company’s audited financial statements and SEC filings, including the annual reports on Form 10-K for the fiscal years ended on or about January 31, 2002 through 2004, and quarterly reports on Form 10-Q for the nine months ended October 31, 2003 and 2004;

3.	Reviewed the Company’s unaudited, internally prepared consolidating financial statements for the fiscal year ended on or about January 31, 2005;

Board of Directors

Toys “R” Us, Inc.

March 16, 2005

4.	Reviewed financial projections prepared by management, including those for Toys “R” Us on a consolidated basis for the fiscal years 2005 through 2007, and for each of Babies “R” Us and Global Toys on a standalone basis for the fiscal years 2005 through 2009;

5.	Reviewed other operating and financial information provided by Company management;

6.	Reviewed minutes of the Company’s Board of Director meetings held during the preceding two years;

7.	Reviewed a draft dated March 16, 2005 of the Merger Agreement;

8.	Reviewed Confidential Offering Memoranda for each of the U.S. and International Toy Retailing Operations of Toys “R” Us, prepared by Credit Suisse First Boston LLC, dated October 2004;

9.	Analyzed the historical trading price and trading volume of Toys “R” Us common stock; and

10.	Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s specific assets or liabilities (contingent or otherwise).

This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s creditworthiness or otherwise as tax advice or as accounting advice. In rendering this Opinion, Duff & Phelps relied upon the fact that the Company and the Board of Directors have each been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In preparing its forecasts, performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Duff & Phelps (i) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not attempt to independently verify such information, (ii) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same, and (iii) assumed that the final version of all documents reviewed by us in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed. Duff & Phelps’s Opinion further assumes that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. Duff & Phelps has also assumed that all of the conditions precedent required to implement the Proposed Transaction will be satisfied or waived and that the Proposed Transaction will be completed in accordance with the Merger Agreement as of March 17, 2005.

Board of Directors

Toys “R” Us, Inc.

March 16, 2005

The basis and methodology for this Opinion have been designed specifically for the express purpose of the Board of Directors and may not translate to any other purpose.

Duff & Phelps has prepared this Opinion effective as of March 16, 2005. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. This letter should not be construed as creating any fiduciary duty on Duff & Phelps’s part to any party.

It is understood that this Opinion is for the information of the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used for any other purpose without our prior written consent, except that this Opinion may be included in its entirety in any filing made by the Company in respect of the Proposed Transaction with the Securities and Exchange Commission or as otherwise required by law. In addition, this Opinion is not a recommendation as to whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration paid is the best possible attainable under any circumstances. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

You may summarize or otherwise reference the existence of this Opinion as required by law or regulation to be filed with the Securities and Exchange Commission, provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps. Said approval shall not be unreasonably withheld. Except as described above, without our prior consent, this Opinion may not be quoted or referred to, in whole or in part, in any written document.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that, as of the date hereof, the consideration to be received by the shareholders of Toys “R” Us in the Proposed Transaction is fair to such shareholders from a financial point of view (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE

STATE OF DELAWARE

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

TOYS “R” US, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS ON

            , 2005, at              a.m. EASTERN TIME

The undersigned hereby appoints JOHN H. EYLER, JR., ARTHUR B. NEWMAN and CHRISTOPHER K. KAY, jointly and severally, proxies with full power of substitution, to vote at the Special Meeting of Stockholders of TOYS “R” US, INC. to be held             , 2005 (including adjournments and postponements), with all the powers the undersigned would possess if personally present, as specified on the reverse side. The undersigned hereby revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and will be voted as directed, but if no instructions are specified and the proxy card is signed and returned, this proxy will be voted FOR the proposal to adopt the Agreement and Plan of Merger, dated as of March 17, 2005, among Toys “R” Us, Inc., Global Toys Acquisition, LLC and Global Toys Acquisition Merger Sub, Inc., as it may be amended from time to time. If any other business is properly presented at the Special Meeting, including a motion to adjourn the Special Meeting for the purpose of soliciting additional proxies, this proxy, if properly executed, will be voted by those named in this proxy at their discretion; provided, however, that a proxy voted AGAINST the adoption of the Agreement and Plan of Merger will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. As of the date of the proxy statement, the Board of Directors did not know of any other business to be presented at the Special Meeting.

(Continued and to be signed on the reverse side)

14475

SPECIAL MEETING OF STOCKHOLDERS OF

TOYS “R” US, INC.

, 2005

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x ..

FOR AGAINST ABSTAIN

1. To adopt the Agreement and Plan of Merger, dated as of March 17, 2005, among Toys “R” Us, Inc., Global Toys Acquisition, LLC and Global Toys Acquisition Merger Sub, Inc.

The Board of Directors recommends a vote FOR the proposal to adopt the Agreement and Plan of Merger, dated as of March 17, 2005, among Toys “R” Us, Inc., Global Toys Acquisition, LLC and Global Toys Acquisition Merger Sub, Inc.

Where no voting instructions are given but the proxy card is signed and returned, the shares represented by this proxy will be VOTED FOR Item 1.

Each signatory to this proxy card acknowledges receipt from the Company prior to execution of this proxy card of a Notice of Special Meeting of Stockholders and a proxy statement dated .

YOUR VOTE IS IMPORTANT!

MARK HERE IF YOU PLAN

To change the address on your account, please check the box at the right TO ATTEND THE SPECIAL MEETING. and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF

TOYS “R” US, INC.

, 2005

PROXY VOTING INSTRUCTIONS

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE—Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on ,2005.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x .

FOR AGAINST ABSTAIN

1. To adopt the Agreement and Plan of Merger, dated as of March 17, 2005, among Toys “R” Us, Inc., Global Toys Acquisition, LLC and Global Toys Acquisition Merger Sub, Inc.

The Board of Directors recommends a vote FOR the proposal to adopt the Agreement and Plan of Merger, dated as of March 17, 2005, among Toys “R” Us, Inc., Global Toys Acquisition, LLC and Global Toys Acquisition Merger Sub, Inc.

Where no voting instructions are given but the proxy card is signed and returned, the shares represented by this proxy will be VOTED FOR Item 1.

Each signatory to this proxy card acknowledges receipt from the Company prior to execution of this proxy card of a Notice of Special Meeting of Stockholders and a proxy statement dated .

YOUR VOTE IS IMPORTANT!

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

MARK HERE IF YOU PLAN

TO ATTEND THE SPECIAL MEETING.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.